Exhibit 10.31

LOAN AGREEMENT

Dated as of November 30, 2006

Between

PH FEE OWNER LLC,

and

OPBIZ, L.L.C.

collectively, as Borrower

and

COLUMN FINANCIAL, INC.,
as Lender

i

EXHIBITS:

A	—	LOAN DOCUMENTS
B	—	FORM OF ADVANCE REQUEST
C	—	FORM OF BORROWER ADVANCE CERTIFICATION
D	—	FORM OF ARCHITECT ADVANCE CERTIFICATION
E	—	FORM OF TRADE CONTRACTOR LIEN WAIVER
F	—	FORM OF TRADE CONTRACTOR PAYMENT RECEIPT
G	—	FORM OF FINAL UNCONDITIONAL LIEN WAIVER
H	—	FORM OF FINAL CONDITIONAL LIEN WAIVER
I	—	FORM OF ARCHITECT FINAL COMPLETION CERTIFICATE
J	—	FORM OF BORROWER FINAL COMPLETION CERTIFICATE
K	—	FORM OF CONSTRUCTION CONSULTANT FINAL COMPLETION
CERTIFICATE
L	—	FORM OF ARCHITECT CONSENT
M	—	FORM OF CONSTRUCTION MANAGER CONSENT
N	—	FORM OF DEVELOPER CONSENT
O	—	FORM OF ENGINEER CONSENT
P	—	FORM OF GENERAL CONTRACTOR CONSENT
Q	—	FORM OF MAJOR TRADE CONTRACTOR CONSENT
R	—	FORM OF PATRIOT ACT CERTIFICATION
S	—	FORM OF SECURITY AGREEMENT (COPYRIGHTS)
T	—	FORM OF SECURITY AGREEMENT (TRADEMARKS)

SCHEDULES:

I	—	ORGANIZATIONAL STRUCTURE CHART
II-A	—	RESORT LAND
II-B	—	HOTEL COMPONENT PREMISES
II-C	—	CASINO COMPONENT PREMISES
II-D	—	TPA COMPONENT PREMISES
II-E	—	UTILITY COMPONENT PREMISES
II-F	—	TIMESHARE PROJECT LAND
III	—	LEASES AND OCCUPANCY AGREEMENTS
IV	—	INTELLECTUAL PROPERTY COLLATERAL
V	—	BORROWER ACCOUNTS
VI	—	MATERIAL OPERATING AGREEMENTS
VII	—	OPERATING PERMITS
VIII	—	RENOVATION PROJECT PLANS AND SPECIFICATIONS
IX	—	REQUIRED REPAIRS AND REMEDIATION
X	—	POSSIBLE TIMESHARE PROJECT PARAMETERS
XI	—	PENSION PLANS AND MULTIEMPLOYER PLANS
XII	—	COLLECTIVE BARGAINING AGREEMENTS

LOAN AGREEMENT

LOAN AGREEMENT, dated as of November 30, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between PH FEE OWNER LLC, a Delaware limited liability company (“Fee Owner”), and OPBIZ, L.L.C., a Nevada limited liability company (“OpBiz” and, together with Fee Owner, individually or collectively as the context indicates, “Borrower”), each having its principal place of business at 3667 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and COLUMN FINANCIAL, INC., a Delaware corporation (together with its successors and assigns, “Lender”), having an address at 11 Madison Avenue, New York, New York 10010.

RECITALS:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.            Definitions.  For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement a long-term unsecured debt rating of at least “AA-” by S&P and “Aa3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk, and is otherwise reasonably acceptable to Lender.

“Accrual Adjustment Deposit Amount” shall have the meaning set forth in Section 7.10.

“Accrual Adjustment Reserve Account” shall have the meaning set forth in Section 7.10.

“Accrual Adjustment Reserve Funds” shall have the meaning set forth in Section 7.10.

“Accrual Adjustment Withdrawal Funds” shall have the meaning set forth in Section 7.10.

“Accrual Method” shall mean the accrual based accounting method under GAAP.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.29(b).

“Adjusted Net Operating Income” shall mean, as of the date of determination, the annualized amount of the amount obtained by subtracting Operating Expenses for the previous 6-month period ending on such date of determination from Gross Income from Operations for such period; provided that, for the purposes of the foregoing, (i) Operating Expenses shall not include amortization or federal, state and local income taxes properly deducted in determining Net Operating Income in accordance with GAAP, (ii) Operating Expenses shall include a deemed reserve for Capital Expenditures equal to three percent (3%) of Gross Income from Operations for such period (but without duplication of any amounts included in Operating Expenses), (iii) funds then on deposit in the Interest Reserve Account shall be taken into account and included in the determination of the applicable Net Operating Income, and (iv) except in connection with the determination of the Debt Service Coverage Ratio pursuant to Section 2.7, Gross Income from Operations shall not include Timeshare Project Proceeds.

“Advance” shall mean, either individually or collectively as the context indicates, the Base Loan Advance and/or any Future Funding Advance made pursuant to this Agreement.

“Advance Date” shall mean (i) with respect to the Base Loan Advance, the Closing Date, and (ii) with respect to any Future Funding Advance, any Business Day on which Borrower shall request disbursement of any Future Funding Advance in accordance with terms of this Agreement; provided that, Borrower shall not be entitled to receive any Future Funding Advance more than two (2) times in any calendar month.

“Advance Request” shall mean either (i) with respect to a Project Advance, a Project Advance Request delivered in accordance with the requirements of Section 3.1.6, or (ii) with respect to a Future Funding Advance for any other purpose permitted hereunder, a written request by Borrower to Lender with respect thereto delivered in accordance with the requirements of Section 2.1.5.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with, the specified Person, including, without limitation, any Person (a) which beneficially owns or holds, directly or indirectly, ten percent (10%) or more of (i) any class of voting stock of the specified Person, or (ii) the Equity Interests (with voting capacity) of a Person, or (b) who (i) is a director or executive officer (or individual with similar responsibilities) of the specified Person or (ii) if the Person does not have directors or executive officers, has similar responsibilities to a director or executive officer.

“Affiliated Manager” shall mean any Manager that is an Affiliate of Borrower or Guarantor

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall mean any alteration, improvement, demolition, construction or removal of all or any portion of the Improvements at the Property.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures (other than any Project) relating to the Property prepared by, or on behalf of, Borrower for the applicable Fiscal Year or other period; provided that the Annual Budget shall not include any matters included in the any Project Budget.

“Anticipated Cost Report” shall mean, with respect to any Project, a report prepared by (or on behalf of) Borrower, in form and substance reasonably approved by Lender, which indicates the Project Costs anticipated to complete such Project, after giving effect to Project Costs incurred during the previous month and projected Project Costs for such Project.

“Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3.

“Applicable Taxes” shall have the meaning set forth in Section 2.2.3(e).

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d).

“Approved Bank” shall mean a bank or other financial institution which has a minimum long term unsecured debt rating of at least “AA” by S&P and Fitch and “Aa2” by Moody’s.

“Approved Capital Expenditures” shall mean, individually or collectively as the context indicates, Capital Expenditures and any other amounts expended from time to time with respect to Alterations, repairs, replacements and/or improvements with respect to all or any portion of the Property (excluding the Timeshare Project), in each case that (a) are not paid or reimbursed to any Affiliate of Borrower, and (b) are either (i) set forth in the Approved Annual Budget, (ii) set forth in an Officer’s Certificate confirming the same and delivered to Lender in connection with any request for disbursement of funds from the General Reserve Account pursuant to Section 7.9 or (iii) otherwise approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed.

“Approved Operating Expenses” shall mean, individually or collectively as the context indicates, Operating Expenses expended from time to time with respect to the Property (excluding the Timeshare Project), in each case that (a) are not paid or reimbursed to any Affiliate of Borrower, and (b) are either (i) set forth in the Approved Annual Budget, (ii) set forth in an Officer’s Certificate confirming the same and delivered to Lender in connection with any request for disbursement of funds from the General Reserve Account pursuant to Section 7.9 or (iii) otherwise approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed.

“Architect” shall mean, subject to any applicable requirements of the Loan Documents, each of (i) Klai Juba Architects, the architect engaged by (or on behalf of) Borrower with respect to the Renovation Project on the date hereof, (ii) Casino Excitement, Inc. d/b/a Casino Lighting and Sign, the architect engaged by (or on behalf of) Borrower with respect to the facade and plaza design portions of the Renovation Project on the date hereof, (iii) any other architect engaged by (or on behalf of) Borrower with respect to any Project after the date hereof and approved by Lender in its reasonable discretion, and (iv) any successor of any of the foregoing, in each case as approved by Lender in its reasonable discretion.

“Architect Agreement” shall mean, with respect to each Architect, any agreement for architectural and related services entered into by (or on behalf of) Borrower, or any Affiliate thereof, with such Architect, in each case as approved by Lender in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Architect Consent” shall mean, with respect to each Architect, an Architect Certification and Consent Agreement executed and delivered by such Architect in favor of Lender and substantially in the form attached as Exhibit L, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Architect Final Completion Certificate” shall mean, with respect to any Project, a certificate substantially in the form of Exhibit I hereto.

“Assignment of Contracts” shall mean that certain first priority Assignment of Contracts, Operating Permits and Construction Permits, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Contracts, the Operating Permits and the Construction Permits as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time

“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Leases and Rents as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean (a) on the date hereof, that certain Manager Subordination and Cooperation Agreement, dated as of the date hereof, made by Sheraton Manager in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, (b) after the date hereof, any replacement assignment, subordination and cooperation agreement entered into pursuant to the terms hereof with any replacement Manager that is not an Affiliate of Borrower, which agreement shall be in form and substance substantially the same as the Manager Subordination and Cooperation Agreement, dated as of the date hereof, made by Sheraton Manager in favor of Lender, or otherwise reasonably satisfactory to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (c) after the date hereof, any replacement assignment, subordination and cooperation agreement entered into pursuant to the terms hereof with any replacement Manager that is an Affiliate of Borrower, which agreement shall be in Lender’s then usual and customary form and otherwise reasonably satisfactory to Lender (except that the same shall specifically provide that (i) Manager shall not be entitled to receive any management or other fees thereunder during the existence of an Event of Default, and (ii) Lender shall have the right to terminate the applicable replacement Management Agreement without cost or penalty at any time upon and during the continuance of an Event of Default), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assumed Note Rate” shall have the meaning set forth in Section 2.4.4.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which such Person colludes with, or otherwise assists such Person, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.

“Bankruptcy Code” shall mean, 11 U.S.C. § 101 et. Seq., as the same may be amended from time to time.

“Base Loan” shall mean that portion of the Loan to be made by Lender to Borrower on the date hereof pursuant to this Agreement in the principal amount equal to the Base Loan Allocation.

“Base Loan Advance” shall mean the advance of the Base Loan Amount made on the date hereof pursuant to the provisions of this Agreement.

“Base Loan Allocation” shall mean an amount equal to $759,670,000.

“Base Loan Amount” shall mean the portion of the principal amount of the Loan advanced pursuant to this Agreement on the date hereof in an amount equal to the Base Loan Allocation and evidenced by the Note.

“Basic Carrying Costs” shall mean, for any period, the sum of Taxes and Insurance Premiums.

“BH Guarantor” shall mean, individually or collectively as the context indicates, each of (i) Trophy Hunter Investments, Ltd., a Florida limited partnership, (ii) Bay Harbour 90-1, Ltd., a Florida limited partnership, and (iii) Bay Harbour Master, Ltd., a Cayman exempted company, together with their respective successors and permitted assigns.

“BHCH” shall mean BH Casino and Hospitality LLC, a Delaware limited liability company Controlled by DT Guarantor and the holder of a 40.75% direct economic interest in BH/RE.

“BHCH II” shall mean BH Casino and Hospitality II LLC, a Delaware limited liability company Controlled by DT Guarantor and the holder of a 18.5% direct economic interest in BH/RE.

“BH/RE” shall mean BH/RE, L.L.C., a Nevada limited liability company and the holder of a direct eighty-five percent (85%) interest in EquityCo.

“BH Recourse Guaranty” shall mean that certain Recourse Guaranty, dated as of the date hereof, made by each BH Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“BH/RE-Starwood Agreement” shall mean that certain Agreement, dated as of August 9, 2004, by and between Starwood NH, Sheraton, BH/RE, EquityCo, OpBiz, and, for certain purposes as described therein, Starwood, as the same may be amended, replaced, supplemented or modified from time to time in accordance with the terms hereof.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Borrower Accounts” shall mean, collectively, any and all bank and other deposit accounts owned, established, held or maintained by or on behalf of Borrower or any of its Affiliates and relating to the operation or management of the Property or any portion thereof, including (without limitation) the Collection Accounts, the Borrower Disbursement Account, the Construction Disbursement Account and any bank and other deposit accounts of any Manager or any other Person, held on behalf of or for the benefit of Borrower, each of the foregoing existing on the date hereof being identified on Schedule V, as such accounts may be transferred, replaced, supplemented or modified from time to time in accordance with the terms hereof.

“Borrower Advance Certification” shall mean the certification to be provided by Borrower in connection with any request for a Project Advance, in the form attached hereto as Exhibit C.

“Borrower Disbursement Account” shall mean an account maintained by Borrower for its own account at Property Bank and with such account number as may be designated in writing by Borrower to Lender from time to time, and into which Excess Cash Flow and other amounts are to be disbursed from time to time in accordance with, and subject to, the terms hereof.

“Borrower Final Completion Certificate” shall mean, with respect to any Project, a certificate substantially in the form of Exhibit J hereto.

“Borrower Party” shall mean, individually or collectively as the context indicates, each Borrower, TSP Owner, Guarantor and any other Affiliate of Borrower that is a party to any Loan Document.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended at, or with respect to the Property, for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions, tenant improvements, FF&E and Fixtures).

“Cash Expenses” shall mean, for any period, the Operating Expenses for the operation of the Property for such period or accrued and payable in such period, as set forth in an Approved Annual Budget to the extent that such expenses are actually incurred or accrued for such period by Borrower, less any payments into the Tax and Insurance Escrow Fund.

“Cash Management Account” shall mean that certain segregated Eligible Account established on or prior to the date hereof with Cash Management Bank entitled “PH Fee Owner LLC and OpBiz, L.L.C. Cash Management Account f/b/o Column Financial, Inc. and its successors and assigns, as secured party” with account number 327825049676 or, subject to the terms hereof, such replacement cash management account established by Borrower at any successor Cash Management Bank designated from time to time in accordance with the terms hereof.

“Cash Management Account Agreement” shall mean that certain acknowledgment and agreement, dated the date hereof, among Lender, Borrower and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean (i) on the date hereof, Key Bank N.A., so long as the same remains an Eligible Institution, (ii) after the date hereof, any successor Eligible Institution designated as Cash Management Bank from time to time in accordance with the terms hereof, or (iii) any other financial institution otherwise reasonably approved by Lender and, if a Securitization has occurred, with respect to which a Rating Agency Confirmation has been obtained.

“Casino Accounts” shall mean, collectively, (i) ‘cage’ account #4100155373 maintained by OpBiz at Property Bank, (ii) account #4100155381 maintained by OpBiz at Property Bank, and (iii) such other account established and maintained from time to time by OpBiz and reasonably approved by Lender; provided, however, that, in each case of the foregoing, any such Casino Account shall be established and maintained pursuant to, and in accordance with, all applicable Gaming Laws and shall be subject to a security interest in favor of Lender pursuant to the Loan Documents.

“Casino Component” shall mean that portion of the Property devoted to the operation of a casino gaming operation and leased by Fee Owner to OpBiz pursuant to the Casino Component Lease, including (without limitation) those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws, all of the foregoing comprising the Casino Component Premises and more particularly described and set forth in the Casino Component Lease.

“Casino Component Lease” shall mean that certain Lease Agreement, dated as of the date hereof, between Fee Owner, as lessor, and OpBiz, as lessee, pursuant to which Fee Owner has leased the Casino Component to OpBiz upon and subject to the terms set forth therein, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“Casino Component Premises” shall mean that portion of the Property described on Schedule II-C attached hereto, as the same may be adjusted from time to time after the date hereof solely to the extent required in order comply with applicable Gaming Laws.

“Casino Expansion Leases” shall mean, collectively, each lease of space comprising a portion of the Retail Mall deemed to be entered into by Retail Mall Owner, as lessor, and any Borrower, as lessee, pursuant to the terms of Section 8 of the REA Amendment Agreement, such space being referred to therein as “space G-21”, ‘space G-1A” and “space F-27”, including (without limitation) the specific terms of each such lease set forth in the REA Amendment Agreement and the general terms and provisions of the “standard lease form” referred to therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Casualty” shall mean any damage or destruction, in whole or in part, by fire or other casualty of all or any portion of the Property.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii).

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv).

“Certificate of Occupancy” shall mean, with respect to any Project, a permanent or temporary certificate of occupancy, in either case, for the portion of such Project specified in such certificate of occupancy issued by the applicable Governmental Authority pursuant to applicable Legal Requirements which permanent or temporary certificate of occupancy shall permit such portion of the Project covered thereby to be lawfully occupied and used for its intended purposes, shall be in full force and effect and, in the case of a temporary certificate of occupancy, shall permit full use and lawful occupancy of the portions of the Project covered thereby, and if such temporary certificate of occupancy shall provide for an expiration date, any Punchlist Items which must be completed in order for such temporary certificate of occupancy to be renewed or extended shall be completed no later than fifteen (15) days prior to the applicable expiration date thereof.

“Change of Control” shall mean any of the following:

(i)            with respect to either Borrower, such Borrower is no longer Controlled by either (A) DT Guarantor, or (B) two or more of (I) DT Guarantor, (II) RE Guarantor, or (II) Starwood Sponsor;

(ii)           Fee Owner shall cease to directly own 100% of all Equity Interests of, and Control, TSP Owner;

(iii)          MezzCo shall cease to directly own 100% of all Equity Interests of, and Control, OpBiz;

(iv)          MezzCo shall cease to directly own 100% of all Equity Interests of, and Control, Mezz II Borrower;

(v)           Mezz II Borrower shall cease to directly own 100% of all Equity Interests of, and Control, Mezz I Borrower;

(vi)          Mezz I Borrower shall cease to directly own 100% of all Equity Interests of, and Control, Fee Owner;

(vii)         EquityCo shall cease to own 100% of all Equity Interests of, and Control, MezzCo;

(viii)        with respect to either Borrower, any Transfer, in one or a series of transactions, of more then 49% of the direct or indirect interests in such Borrower, including (without limitation) any Transfers as a result of (A) the exercise of any rights to acquire direct or indirect interests in MezzCo or EquityCo by any MezzCo Warrantholders pursuant to the MezzCo Warrant Documents, (B) the exercise of any rights to acquire direct or indirect interests in MezzCo or EquityCo by any EquityCo Warrantholders pursuant to the EquityCo Warrant Documents, and (C) the exercise of any rights to acquire direct or indirect interests in OpBiz by any Person pursuant to the Executive Options; provided, however, that any Transfer of direct or indirect interests in each of BHCH, BHCH II, each BH Guarantor or Starwood NH shall not be included in the determination of the foregoing so long as the same shall not otherwise constitute a Change of Control hereunder;

(ix)           with respect to either Borrower, MezzCo Warrantholders, either individually or in the aggregate, shall hold more than 37.5% of the direct or indirect interests in MezzCo or MezzCo Warrantholders, either individually or in the aggregate, shall obtain Control of such Borrower pursuant to the MezzCo Warrant Documents;

(x)            with respect to either Borrower, any EquityCo Warrantholders shall obtain Control of such Borrower pursuant to the EquityCo Warrantholders Documents; or

(xi)           with respect to each BH Guarantor, such BH Guarantor shall cease to be (A) Controlled by DT Guarantor, or (B) jointly Controlled by DT Guarantor and Steven Van Dyke.

“Change Order” shall mean, with respect to any Project, any amendment, deviation, supplement, addition, deletion, revision or other modification in any respect to the Project Plan, the Plans and Specifications, the Project Budget, the Construction Schedule, the Architect Agreement, any Trade Contract, any other Construction Contract or Project Document or the Work provided for therein relating to such Project.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collateral Assignment of Timeshare Project Proceeds” shall mean that certain Collateral Assignment of Timeshare Project Proceeds, dated as of the date hereof, executed by Borrower and TSP Owner in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collection Account” shall mean, individually or collectively as the context indicates, (i) that certain segregated Eligible Account established by OpBiz with Property Bank entitled “OpBiz, L.L.C. Merchant Account f/b/o Column Financial, Inc. and its successors and assigns, as secured party” with account number 4100155381 and into which Borrower shall cause all credit card receipts to be deposited pursuant to the terms hereof, (ii) that certain segregated Eligible Account established by OpBiz with Property Bank entitled “OpBiz, L.L.C. Collection Account f/b/o Column Financial, Inc. and its successors and assigns, as secured party” with account number 4121452775 and into which Borrower shall cause all Revenue (other than credit card receipts) to be deposited pursuant to the terms hereof, excluding any amounts properly retained by Borrower as the Gaming Operating Reserve in one or more Casino Accounts in accordance with the terms hereof, and (iii) subject to the terms hereof, such replacement collection account or accounts established by Borrower at any successor Property Bank designated from time to time in accordance with the terms hereof.

“Collection Account Agreement” shall mean that certain Restricted Account Agreement, dated the date hereof, among Lender, Borrower and Property Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Comparable Standards” means (a) with respect to the Hotel Component, the standards of management, operation and maintenance of a first-class hotel of a like quality to the Paris Las Vegas Hotel and Casino located at 3655 Las Vegas Boulevard South, Las Vegas, Nevada or in the event that Lender reasonably determines that the foregoing is closed or no longer maintains substantially the same standards as it did on the date hereof, a such other hotel located in a major city of the United States that is a vacation destination center at a prime location as reasonably determined by Lender which is comparable to the Hotel Component in location, size, facilities, quality and nature, (b) with respect to the Casino Component, the standards of management, operation and maintenance of a first-class casino which is comparable to the Casino Component in location, size, facilities, quality and nature, and (c) with respect to the TPA Component, the standards of management, operation and maintenance of a first-class theater which is comparable to the TPA Component in location, size, facilities, quality and nature.

“Completion Guaranty” shall mean that certain Completion Guaranty, dated as of the date hereof, made by Guarantor in favor of Lender, relating to the Renovation Project, as the same may be amended, replaced, supplemented or modified from time to time in accordance with the terms hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Construction Consultant” shall mean Inspection & Valuation International, Inc., or such other Person as may be designated by Lender in its sole discretion from time to time as construction consultant to advise, consult and render reports to Lender concerning any Project.

“Construction Consultant Certificate” shall mean, with respect to any Project Advance Request delivered hereunder in connection with any Project, a certificate or report of the Construction Consultant relating to such proposed Project Advance based upon a site observation of such Project made by the Construction Consultant not more than thirty (30) days prior to the applicable Advance Date, in form and substance reasonably acceptable to Lender and certifying that:

(a)           Construction Consultant has received all known Plans and Specifications applicable to the Project Advance requested pursuant to the Project Advance Request, and in Construction Consultant’s reasonable professional opinion, the work performed as of the date thereof is in general accordance with the Plans and Specifications, and the Project Advance requested pursuant to the Project Advance Request is generally in accordance with the Project Budget and the Construction Schedule for such Project.

(b)           All advances requested under the Project Advance Request that are for the payment of Hard Costs have been incurred for Work and materials actually performed and delivered and consistent with the Plans and Specifications for such Project to date, except as set forth in Section 3.1.12.

(c)           No Shortfall then exists.

(d)           The Project Advance Request does not include any amounts in respect of Stored Materials or, if the Project Advance Request does include amounts in respect of Stored Materials, then certifying that the requirements of Section 3.1.12 are satisfied with respect to such Stored Materials.

(e)           To the knowledge of Construction Consultant (for which purpose it has, to the extent reasonably appropriate in its professional judgment, relied upon observations, certifications and responses of the applicable Architect and Persons employed for the construction of the Project), the construction of the Project to the date of the Advance Request has been performed in a good and workmanlike manner, in conformity with good construction and engineering practices and in compliance in all material respects with the Plans and Specifications and the Construction Schedule with respect to such Project delivered to and approved by Lender.

(f)            Construction Consultant has reviewed all Project Advance Requests made prior to the date hereof with respect to such Project and compared the invoices or other documentation supporting such advances with the Line Item category presently in effect and confirms that the total advances to date in such Line Item category do not exceed the budgeted amount for such category in any material respect.

(g)           The Project Budget for such Project fairly represents in all material respects the Project Costs that it anticipates will be incurred through the date of Substantial Completion in the aggregate and for each Line Item in accordance with the Plans and Specifications for such Project.  Construction Consultant is not aware of any material costs that will be needed to be paid or incurred by Borrower in order to cause Substantial Completion to occur on or prior to the date required under the Loan Agreement other than the Project Costs identified in the Project Budget for such Project.  With respect to the Renovation Project, Construction Consultant reasonably believes that Substantial Completion of the Renovation Project will occur on or prior to the applicable Renovation Project Substantial Completion Deadline.

(h)           Construction Consultant is not aware of any other material costs that will be needed to be paid or incurred in order to cause Final Completion of such Project to occur other than the Project Costs identified in the Project Budget with respect to such Project.

“Construction Consultant Final Completion Certificate” shall mean, with respect to any Project, a certificate substantially in the form of Exhibit K hereto.

“Construction Contract” shall mean, with respect to the any Project, collectively, any contract or agreement entered into by (or on behalf of) Borrower or any Affiliate thereof for the development, construction and equipping of such Project or any part thereof, including (without limitation) any contract or agreement entered into by any Construction Manager or General Contractor with respect to such Project and including, as the context shall require, any Architect Agreement, any Developer Agreement, any Construction Manager Agreement, any General Contractor Agreement, any Engineer Agreement, any agreement with other design professionals engaged or otherwise acting in connection with such Project or any part thereof and each Trade Contract relating to such Project or any part thereof.

“Construction Disbursement Account” shall mean an account maintained by Borrower at Property Bank for the payment of Project Costs relating to any Project and with such account number as may be designated in writing by Borrower to Lender from time to time, and into which the proceeds of any Project Advance are to be disbursed as referred to in Section 3.1.2.

“Construction Manager” shall mean, subject to any applicable requirements of the Loan Documents, each of (i) any construction manager engaged by (or on behalf of) Borrower with respect to any Project after the date hereof and approved by Lender in its reasonable discretion, and (ii) any successor of any of the foregoing, in each case as approved by Lender in its reasonable discretion.

“Construction Manager Agreement” shall mean, with respect to each Construction Manager, any agreement for construction management and related services entered into by (or on behalf of) Borrower or any Affiliate thereof with such Construction Manager, in each case as approved by Lender in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Construction Manager Consent” shall mean, with respect to any Construction Manager, a Construction Manager Certification and Consent Agreement executed and delivered by such Construction Manager in favor of Lender and substantially in the form attached as Exhibit M, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Construction Permits” shall mean, with respect to any Project, collectively, all authorizations, consents and approvals, licenses and permits given or issued by Governmental Authorities which are required for the construction and completion of such Project in accordance with all Legal Requirements, the Plans and Specifications and the other Project Documents relating to such Project, and for the performance and observance of all obligations and agreements of Borrower or any relevant Affiliate thereof contained herein.

“Construction Schedule” shall mean, with respect to any Project, a schedule for the construction and completion of such Project as a whole, in form and substance acceptable to Lender in its reasonable discretion and including (without limitation) (i) a construction progress schedule reflecting the anticipated dates of completion and the timing of disbursements of incremental amounts of specified subcategories of the Project Budget for such Project, (ii) a trade by trade breakdown of the estimated periods of commencement and completion of the specific Work to be completed in connection with such Project, and (iii) such other information as the Construction Consultant shall reasonably require.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Copyrights” shall mean, collectively, all copyrights, copyright registrations and applications for copyright registration under the laws of the United States or any other country or jurisdiction, including all recordings, supplemental registrations and derivative or collective work registrations, and all renewals and extensions thereof, in each case whether published or unpublished, now owned or existing or created or hereafter acquired or arising.

“Cost Saving” shall mean, with respect to any Project:

(i)            the difference between the amount of a Line Item in the Project Budget for such Project and the amount expended for such Line Item in the event that the component of the construction of such Project (other than interest on the Loan payable hereunder) which is the subject of such Line Item shall have been completed without the expenditure of the entire amount allocated in such Project Budget to such Line Item, and all Trade Contractors and other Persons have been paid in full for work performed and materials provided with respect to such component which is the subject of such Line Item, in each case as confirmed by Construction Consultant and reasonably verified by Lender; or

(ii)           prior to the completion of the component of the construction of such Project which is the subject of a Line Item (other than the Line Item for interest payable hereunder or any Line Item designated as “Contingency”), the amount of any Cost Saving that will be realized pursuant to clause (i) above upon completion of such component, in each case as confirmed by Construction Consultant and reasonably approved by Lender.

“Counterparty” shall mean, with respect to each Interest Rate Cap Agreement each Acceptable Counterparty that is a party thereto, and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b).

“Credit Suisse” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, either Security Instrument and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean, on any date of determination, the ratio in which (a) the numerator is Adjusted Net Operating Income for the period ending on such date of determination, and (b) the denominator is the annual interest that would be payable on the outstanding principal balance of the Loan as of such date of determination (excluding any portion of the Future Funding that has not been funded by Lender either to Borrower or into the Renovation Project Reserve Account) if the Applicable Interest Rate were equal to the Spread plus the average 12-month forward 30-day LIBOR curve as of such date of determination.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Applicable Interest Rate.

“Deficiency Cash Collateral” shall have the meaning set forth in Section 3.1.11(b)(iii).

“Deficiency Letter of Credit” shall have the meaning set forth in Section 3.1.11(b)(iii).

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

“Developer” shall mean, subject to any applicable requirements of the Loan Documents, each of (i) any developer engaged by (or on behalf of) Borrower or any Affiliate thereof with respect to any Project after the date hereof and approved by Lender in its reasonable discretion, and (ii) any successor of any of the foregoing, in each case as approved by Lender in its reasonable discretion.

“Developer Agreement” shall mean, with respect to each Developer, any agreement for development and related services entered into by (or on behalf of) Borrower or any Affiliate thereof with such Developer, in each case as approved by Lender in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Developer Consent” shall mean, with respect to any Developer, a Developer Certification and Consent Agreement executed and delivered by such Developer in favor of Lender and substantially in the form attached as Exhibit N, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Disbursement Schedule” shall mean, with respect to any Project, a schedule of the monthly projected Project Advances to be requested by Borrower throughout the applicable construction and development period pursuant to the terms hereof, in form and substance acceptable to Lender in its reasonable discretion.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, or similar offering memorandum or offering circular, or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Disqualified Transferee” shall mean any Person that is Controlled by or is under common Control with, or any Person that Controls, a Person that, (i) has (within the past ten (10) years) defaulted, or is now in default, beyond any applicable cure period, of its material obligations, under any written agreement with Lender or any Affiliate of Lender, (ii) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Lender in its reasonable discretion) to have substantial business or other affiliations with an organized crime figure; (iii) has at any time filed a voluntary petition under the Bankruptcy Code; (iv) as to which an involuntary petition has at any time been filed under the Bankruptcy Code; (v) has at any time filed an answer consenting to or acquiescing in any involuntary petition filed against it by any other person under the Bankruptcy Code; (vi) has at any time consented to or acquiesced in or joined in an application for the appointment of a custodian, receiver, trustee or examiner for itself or any of its property; (vii) has at any time made an assignment for the benefit of creditors, or has at any time admitted its insolvency or inability to pay its debts as they become due; (viii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder, or (ix) is an Embargoed Person, or is directly or indirectly owned or Controlled by an Embargoed Person or is a Person who (x) Controls a Restricted Party and (y) with respect to which a PATRIOT Act Certification has not been delivered to Lender; provided that, notwithstanding the foregoing, neither PHI nor any Affiliate thereof shall be deemed to constitute a Disqualified Transferee as a result of the occurrence of any event or the taking of any action described in clauses (iii), (iv), (v) and (vi) of this definition prior to the date hereof.

“Domain Name” shall mean any combination of words and abbreviations that represents a uniquely identifiable internet protocol address of a World Wide Web internet location.

“DSCR Sweep Period” shall mean any period (i) commencing on any day following the last day of any calendar quarter if the Debt Service Coverage Ratio, as reasonably determined by Lender, on such last day of such calendar quarter is less than or equal to 1.20, and (ii) ending on the last day of any calendar quarter if the Debt Service Coverage Ratio, as reasonably determined by Lender following such date, and on the last day of the immediately preceding calendar quarter, exceeds 1.20.  The first determination date for the purposes of determining if a DSCR Sweep Period exists shall be the date hereof.

“DT Guarantor” shall mean, Douglas Teitelbaum, an individual and the holder as of the date hereof of a fifty percent (50%) voting interest in BH/RE, in his capacity as a Guarantor hereunder, together with his successors and permitted assigns in such capacity.

“DT Recourse Guaranty” shall mean that certain Recourse Guaranty, dated as of the date hereof, made by DT Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“EBITDA” shall mean, with respect to any period, without duplication, (a) the sum of (i) Net Operating Income, (ii) Debt Service, (iii) federal, state and local income taxes deducted in determining Net Operating Income, and (iv) depreciation and amortization and other non-cash items properly deducted in determining Net Operating Income, in each case calculated in accordance with GAAP, minus (b) non-cash items properly added in determining Net Operating Income for such period calculated in accordance with GAAP.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority.  An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.34.

“Engineer” shall mean, subject to any applicable requirements of the Loan Documents, each of (i) JBA Consulting Engineers, the mechanical engineer engaged by (or on behalf of) Borrower with respect to the Renovation Project on the date hereof, (ii) Lochsa Engineering, the structural and civil engineer engaged by (or on behalf of) Borrower with respect to the Renovation Project on the date hereof, (iii) any other engineer engaged by (or on behalf of) Borrower or any Affiliate thereof with respect to any Project after the date hereof and approved by Lender in its reasonable discretion, and (iv) any successor of any of the foregoing, in each case as approved by Lender in its reasonable discretion.

“Engineer Agreement” shall mean, with respect to each Engineer, any agreement for structural, mechanical, electrical or other engineering services and related services entered into by (or on behalf of) Borrower or any Affiliate thereof with such Engineer, in each case as approved by Lender in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Engineer Consent” shall mean, with respect to each Engineer, an Engineer Certification and Consent Agreement executed and delivered by such Engineer in favor of Lender and substantially in the form attached as Exhibit O, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future laws, statutes, ordinances, rules, regulations and the like, as well as common law, of any applicable jurisdiction relating to protection of human health and safety or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health and safety, the environment or similar issues, including (without limitation) any present and future laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that (a) condition transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) require notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) impose conditions or requirements in connection with permits or other authorization for lawful activity; (d) relate to nuisance, trespass or other causes of action related to the Property, in each case to the extent related to Hazardous

Substances; or (e) relate to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property, in each case to the extent related to Hazardous Substances, and including (without limitation) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; the Oil Pollution Act, 33 U.S.C. § 2701 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Nevada Hazardous Materials law (NRS Chapter 459); the Nevada Solid Waste/Disposal of Garbage or Sewage law (NRS 444.440 to 444.650, inclusive); the Nevada Water Controls/Pollution law (NRS Chapter 445A); the Nevada Air Pollution law (NRS Chapter 445B); the Nevada Cleanup of Discharged Petroleum law (NRS 590.700 to 590.920, inclusive); the Nevada Control of Asbestos law (NRS 618.750 to 618.850, inclusive); the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.4385, inclusive); and the Nevada Artificial Water Body Development Permit law (NRS 502.390).

“Equipment” shall mean, with respect to the Property, any equipment now owned or hereafter acquired by Borrower, which is used at or in connection with the Improvements or the Property or is located thereon or therein, including (without limitation) all Gaming Equipment, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by Borrower and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Payments” shall mean payments by Borrower with respect to Project Costs for the Renovation Project from sources other than Advances hereunder or other Indebtedness.

“EquityCo” shall mean EquityCo, L.L.C., a Nevada limited liability company and the sole member of MezzCo.

“EquityCo Warrant” shall mean that certain Warrant to Purchase Membership Interests, dated as of August 31, 2004, made by BH/RE with respect to up to 2.5% of the fully diluted Equity Interests in EquityCo, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“EquityCo Warrant Documents” shall mean, individually or collectively as the context indicates, the EquityCo Warrant and any other agreements, certificates, instruments and other documents evidencing, securing or pertaining to the transactions contemplated by the foregoing, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“EquityCo Warrantholder” shall mean, individually or collectively as the context indicates, each holder from time to time of a EquityCo Warrant pursuant to the EquityCo Warrant Documents.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) which together with the Borrower or any of its Affiliates would be treated as a single employer under the provisions of Title I or Title IV of ERISA.

“Event of Default” shall have the meaning set forth in Section 8.1(a).

“Excess Cash Flow” shall have the meaning set forth in Section 2.6.4(a).

“Excess Cash Flow Sweep Period” shall mean the period commencing on the date hereof and ending on the date that the Property shall have achieved a Debt Service Coverage Ratio (assuming for this purpose that the full Loan Amount has been advanced hereunder) of at least 1.05:1.00 for a calendar quarter.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 7.7.

“Excess Cash Reserve Fund” shall have the meaning set forth in Section 7.7.

“Exchange Act” shall have the meaning set forth in Section 9.2(a).

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(f).

“Excusable Delay” shall mean either (a) with respect to any Project, any event which causes a delay in the construction of such Project or otherwise causes a delay to Substantial Completion of such Project, or (b) with respect to any other relevant obligation or covenant of Borrower hereunder, any event which causes a delay or failure to perform such obligation or covenant; provided that, in the case of either of the foregoing clauses (a) or (b):

(i)            such event is outside the reasonable control of Borrower or its Affiliates; and

(ii)           such event does not arise out of (A) the negligence or willful misconduct of Borrower or any of its Affiliates, or (B) any cause or circumstance resulting from the insolvency, bankruptcy or any lack of funds of Borrower, Guarantor, any Trade Contractor or any of their respective Affiliates;

(iii)          to the extent such event arises out of the acts, omissions, late performance and/or failure to perform by one or more of the Trade Contractors, such delay shall not exceed thirty (30) days in the aggregate and Borrower has promptly commenced and diligently and continuously pursed all reasonable action to mitigate the impact of the delay; and

(iv)          to the extent such event consists of an act of God (such as tornado, flood, hurricane and other similar events or occurrences), fires and other casualties, labor strikes, lockouts or other labor disturbances (except to the extent arising due to any acts or omissions of Borrower or its Affiliates), war, riots, insurrections or civil commotions; embargos, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the date hereof, but only to the extent caused by another act, event or condition covered by this clause (iii), sabotage, vandalism, theft, changes in applicable laws enacted after the date hereof, orders or judgments, or any similar types of events; provided, however, that in each case (A) Borrower has promptly commenced and diligently and continuously pursed all reasonable action to mitigate the impact of the delay, (B) delays resulting from the foregoing shall not exceed one hundred and seventy-five (175) days in the aggregate, and (C) the period during which an Excusable Delay exists shall commence on the date that Borrower has given Lender written notice describing in reasonable detail the event which constitutes an Excusable Delay and shall end on the date that such Excusable Delay no longer exists as reasonably determined by Lender.

“Executive Options” shall mean, collectively, the rights of certain Borrower executives to acquire Equity Interests in MezzCo in an aggregate amount with respect to the foregoing, collectively, not to exceed ten percent (10%) of the Equity Interests in MezzCo pursuant to certain employee stock option plans to be granted by MezzCo upon terms set forth in the employment agreements of each of the foregoing, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Extended Maturity Date” shall mean, upon each valid exercise of an Extension Option pursuant to Section 2.7, the then applicable maturity date of the Loan taking into account such exercise of such Extension Option.

“Extension Option” shall have the meaning set forth in Section 2.7.

“Extension Term” shall have the meaning set forth in Section 2.7.

“Extension Term Sweep Period” shall mean any period during any Extension Term in which EBITDA with respect to the Property on a trailing twelve (12) month basis, as reasonably determined by Lender, shall be less than or equal to the following on the date of determination: (A) $105,000,000, with respect to the Third Loan Year (if any), (B) $120,000,000, with respect to the Fourth Loan Year (if any), and (C) $127,500,000, with respect to the Fifth Loan Year (if any).

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e).

“Fee Owner” shall have the meaning set forth in the introductory paragraph hereto.

“FF&E” shall mean, with respect to the Property, collectively, furnishings, Fixtures and Equipment located in the guest rooms, hallways, lobbies, restaurants, lounges, meeting and banquet rooms, parking facilities, public areas or otherwise in any portion of the Property, including (without limitation) all beds, chairs, bookcases, tables, carpeting, drapes, couches, luggage carts, luggage racks, bars, bar fixtures, radios, television sets, intercom and paging equipment, electric and electronic equipment, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, stoves, ranges, refrigerators, laundry machines, tools, machinery, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, cabinets, lockers, shelving, dishwashers, garbage disposals, washer and dryers, gaming equipment and other casino equipment and all other customary hotel and casino resort equipment and other tangible property owned by Borrower, or in which Borrower has or shall have an interest, now or hereafter located at the Property and useable in connection with the present or future operation and occupancy of the Property; provided, however, that FF&E shall not include (i) fixed asset supplies, including, but not limited to, linen, china, glassware, tableware, uniforms, other hotel inventory and similar items, whether used in connection with public space or guest rooms, (ii) items owned by tenants or by third party operators, or (iii) items owned by any PH Entity and leased or licensed to Borrower pursuant to the PH License.

“FF&E Reserve Account” shall have the meaning set forth in Section 7.3.1.

“FF&E Reserve Fund” shall have the meaning set forth in Section 7.3.1.

“Fifth Loan Year” shall mean, subject to the valid exercise of the applicable Extension Option pursuant to Section 2.7, the consecutive twelve (12) month period from December 9, 2010, to and including December 9, 2011.

“Final Completion” shall mean, with respect to any Project, that (i) Substantial Completion has occurred, (ii) final receipts have been received from each Trade Contractor, (iii) the Property (or relevant portion thereof relating to such Project) has received a temporary or permanent Certificate of Occupancy from the applicable Governmental Authority, (iv) an Architect Final Completion Certificate has been delivered to Lender, in form and substance reasonably acceptable to Lender, (v) a Borrower Final Completion Certificate has been delivered to Lender, in form and substance reasonably acceptable to Lender, and (vi) a Construction Consultant Final Completion Certificate has been delivered to Lender, in form and substance reasonably acceptable to Lender.

“First Loan Year” shall mean the period from the date hereof, to and including December 9, 2007.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean, with respect to the Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Borrower which is so related to the Land and the Improvements forming part of the Property that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, gas, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Fourth Loan Year” shall mean, subject to the valid exercise of the applicable Extension Option pursuant to Section 2.7, the consecutive twelve (12) month period from December 9, 2009, to and including December 9, 2010.

“Future Funding” shall mean that portion of the Loan to be made by Lender to Borrower pursuant to this Agreement in an aggregate principal amount not to exceed the Future Funding Allocation.

“Future Funding Advance” shall mean any advance of any portion of the Future Funding Amount pursuant to this Agreement, including (without limitation) any Renovation Project Advance and any Future Project Advance.

“Future Funding Allocation” shall mean an amount equal to $60,330,000, being the maximum aggregate amount of Future Funding Advances to be made hereunder with respect to any Project or for any other purpose permitted hereunder, subject to reduction pursuant to Section 2.1.5.

“Future Funding Amount” shall mean such portion of the Future Funding as shall be advanced and outstanding from time to time (including, without limitation, any portion of the Future Funding that is advanced by Lender and deposited into any Reserve Account pursuant to the provisions hereof), in a maximum principal amount not to exceed the Future Funding Allocation and evidenced by the Note.

“Future Funding Reduction” shall have the meaning set forth in Section 2.1.5.

“Future Project” shall mean the construction, development and completion of any Future Project Improvements or other Alterations to all or any portion of the Property (other than the Timeshare Project Property), including (without limitation) the repair, renovation, replacement and/or installation of FF&E and any other Capital Expenditures at the Property (other than the Timeshare Project Property), in each case where the reasonably estimated amount of total Project Costs to be incurred in connection with such Future Project, together with the estimated amount of costs reasonably expected to be incurred in connection with all other Alterations with respect to all or any portion of the Property (other than the Timeshare Project Property) that would reasonably be considered to constitute a single project or group of related projects then being conducted or contemplated, shall exceed $2,500,000 in the aggregate, in each case as more particularly described in the applicable Project Documents relating to such Future Project, and all activities in furtherance thereof.

“Future Project Advance” shall mean an advance of any portion of the Future Funding Amount pursuant to the provisions of this Agreement with respect to Project Costs relating to any Future Project, including (without limitation) any disbursement of Future Project Reserve Funds from the Future Project Reserve Account.

“Future Project Improvements” shall mean, collectively, with respect to any Future Project, such existing and/or additional structures and other improvements to be renovated, repaired, replaced and/or constructed on portions of the Property (other than the Timeshare Project Property) comprising hotel, casino, recreation, retail and/or other amenities that benefit the Property (other than the Timeshare Project Property), as described in both the Project Plan and the Plans and Specifications for such Future Project reasonably approved by Lender from time to time in accordance with the terms hereof.

“Future Project Reserve Account” shall have the meaning set forth in Section 7.8.

“Future Project Reserve Funds” shall have the meaning set forth in Section 7.8.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report or, when applied to computation of financial tests for purposes of this Agreement, as in effect on the date hereof.

“Gaming Applications” shall mean all applications, supporting documents and supplemental information required or requested by Gaming Authorities or pursuant to any applicable Gaming Law necessary to effectuate the OpBiz Pledge Agreement and the appointment of the Independent Persons.

“Gaming Authority” shall mean any of the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the City of Las Vegas and any other gaming regulatory body or any agency which has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Property or any successor to such authority.

“Gaming Equipment” shall mean any and all gaming devices (as defined in NRS 463.0155), gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including (without limitation), slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems (as defined in NRS 463.014) and associated equipment (as defined in NRS 463.0136), which are located at the Casino Component, owned or leased by OpBiz and used or useable exclusively in the present or future operation of slot machines and live games at the Casino Component, together with all improvements and/or additions thereto and mobile gaming systems (as defined in Regulation 14.010(11) under NRS Chapter 463).

“Gaming Laws” shall mean the provisions of the Nevada Gaming Control Act, as amended from time to time, all regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time, the provisions of the Clark County Code, as amended from time to time, and all other laws, statutes, rules, rulings, orders, ordinances, regulations and other Legal Requirements of any Gaming Authority.

“Gaming License” shall mean any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business or the operation of a casino under the Gaming Laws or required by the Gaming Authorities or otherwise necessary for the operation of gaming, the gaming business or a resort casino.

“Gaming Liquidity Requirement” shall mean the minimum bankroll requirements for cash and cash equivalents required to be maintained by OpBiz pursuant to Gaming Laws in an amount no greater than is mandated by Nevada Gaming Commission Regulation 6.150.

“Gaming Operating Reserve” shall mean, with respect to the Casino Component, such cash funds and reserves that are held and maintained by OpBiz, in its capacity as the duly licensed operator of the Casino Component under applicable Gaming Laws, either on-site at the Property or in the Casino Accounts, including (without limitation) casino chips, tokens, checks and markers; provided that all such Gaming Operating Reserves (i) are established and maintained solely for use in the day to day operation and management of the Casino Component in the ordinary course of business, and (ii) are funded and maintained in accordance with the requirements of all applicable Gaming Laws and in amounts that are reasonable and customary for casino operations of a Comparable Standard (it being agreed that 110% of statutory or regulatory minimums shall be deemed a reasonable and customary minimum amount for these purposes).

“General Contractor” shall mean, subject to any applicable requirements of the Loan Documents, each of (i) M.J. Dean Construction, Inc., the general contractor engaged by (or on behalf of) Borrower with respect to the Renovation Project on the date hereof, (ii) any general contractor engaged by (or on behalf of) Borrower or any Affiliate thereof with respect to any Project from time to time after the date hereof and approved by Lender in its reasonable discretion, and (iii) any successor of any of the foregoing, in each case as approved by Lender in its reasonable discretion.

“General Contractor Agreement” shall mean, with respect to any General Contractor, any guaranteed maximum price contract or other general contractor or similar agreement entered into by (or on behalf of) Borrower or any Affiliate thereof with such General Contractor, in each case as approved by Lender in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“General Contractor Consent” shall mean, with respect to any General Contractor, a General Contractor Certification and Consent Agreement executed and delivered by such General Contractor in favor of Lender and substantially in the form attached as Exhibit P, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“General Reserve Account” shall have the meaning set forth in Section 7.9.

“General Reserve Funds” shall have the meaning set forth in Section 7.9.

“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, certificates, registrations, permits, environmental permits, and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the ownership, use, occupancy and operation of, or otherwise relating to, the Property or any portion thereof.

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental or judicial, authority, body, agency, bureau or entity (including the Gaming Authorities, any zoning authority, the Federal Deposit Insurance Corporation, any central bank or any comparable authority) or any arbitrator with authority to bind the party at law.

“Gross Income from Operations” shall mean all sustainable income and proceeds (whether in cash or on credit, and computed on an accrual basis) received by Borrower or Manager for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including net parking revenue; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (f) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the Property operation; (4) federal, state and municipal excise, sales and use taxes collected directly from patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts, room, admission, cabaret or equivalent taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any financing; (9) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; and (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues.

“Guarantee Fee Agreement” shall mean that certain Guarantee Fee Agreement, dated as of the date hereof, between Borrower and each BH Guarantor, pursuant to which Borrower is obligated to pay an annual credit enhancement fee to each BH Guarantor, such payment being subject to the deferral provisions set forth therein and subordinate to the repayment of the Debt in full pursuant to the Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Guarantor” shall mean, individually or collectively as the context indicates, the following (i) with respect to the BH Recourse Guaranty, each BH Guarantor, subject to the limitations on liability with respect to each of the foregoing set forth therein, (ii) with respect to the RE Recourse Guaranty, RE Guarantor, subject to the limitations on liability set forth therein, (iii) with respect to the DT Recourse Guaranty, DT Guarantor, subject to the limitations on liability set forth therein, and (iv) with respect to the Completion Guaranty, each BH Guarantor and RE Guarantor, subject to the limitations on liability with respect to each of the foregoing set forth therein.

“Guaranty” shall mean, individually or collectively as the context indicates, the BH Recourse Guaranty, the RE Recourse Guaranty, the DT Recourse Guaranty and the Completion Guaranty.

“Hard Costs” shall mean, with respect to the Renovation Project, collectively, the costs set forth in the Renovation Project Budget which are for labor, materials, equipment, furniture and fixtures.

“Hazardous Substances” shall mean any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that is reasonably likely to have a negative impact on human health or the environment, including, but not limited to, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, mold, mycotoxins, microbial matter, airborne pathogens (naturally occurring or otherwise), radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Property for the purposes of cleaning or other maintenance or operations by Borrower and/or any tenants or licensees at the Property and otherwise in compliance with all applicable Environmental Laws.

“Hotel Component” shall mean that portion of the Property devoted to the operation of a hotel and related facilities and leased by Fee Owner to OpBiz pursuant to the Hotel Component Lease, excluding the Casino Component, but including (without limitation) (i) all guest rooms and suites, hotel amenities, restaurants, conference centers, meeting, banquet and other public rooms, spa, parking spaces and other facilities of the hotel portion of the Property, (ii) the TPA Component, and (iii) the Utility Component, all of the foregoing being located on the Hotel Component Premises and more particularly described and set forth in the Hotel Component Lease.

“Hotel Component Lease” shall mean that certain Lease Agreement, dated as of the date hereof, between Fee Owner, as lessor, and OpBiz, as lessee, pursuant to which Fee Owner has leased the Hotel Component to OpBiz upon and subject to the terms set forth therein, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“Hotel Component Premises” shall mean that portion of the Property described on Schedule II-B attached hereto, as the same may be adjusted from time to time after the date hereof solely to the extent required in order comply with applicable Gaming Laws.

“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b).

“Indemnified Persons” shall have the meaning set forth in Section 9.2(b).

“Indemnifying Person” shall mean each of Borrower and Guarantor.

“Independent Person” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years:  (a) a stockholder, director (with the exception of serving as the Independent Person), officer, employee, partner, member, attorney or counsel of Borrower or any of its Affiliates; (b) a customer, supplier or other person who derives any of its purchases or revenues from its activities with Borrower or any of its Affiliates; (c) a Person Controlling or under common Control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, customer, supplier or other person.  A Person who satisfies the foregoing definition other than clause (b) of this definition shall not be disqualified from serving as an Independent Person of Borrower if such individual is an Independent Person provided by a nationally recognized company that provides professional independent directors and other corporate services in the ordinary course of its business.  A Person who otherwise satisfies the foregoing definition other than clause (a) of this definition by reason of being the independent director of a “Special Purpose Entity” affiliated with Borrower shall not be disqualified from serving as an Independent Person of Borrower if such Person is either (i) an Independent Person provided by a nationally recognized company that provides professional independent directors and other corporate services in the ordinary course of its business, or (ii) the fees that such Person earns from serving as independent director of Affiliates of Borrower constitute in the aggregate less than five percent (5%) of such individual’s annual income.  Notwithstanding the immediately preceding sentence (except as permitted in clause (a) of this definition) an Independent Person may not simultaneously serve as Independent Person of Borrower and independent director of a Special Purpose Entity that owns a direct or indirect equity interest in any Borrower.

“Initial Maturity Date” shall mean December 9, 2008.

“Initial Project Advance” shall mean, with respect to each Project, the initial Project Advance to be made pursuant to this Agreement.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Greenberg Traurig, LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b).

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b).

“Interest Period” shall mean, with respect to any Payment Date, the period commencing on the ninth (9th) day of the preceding calendar month and terminating on the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on the Closing Date and shall end on the immediately following eighth (8th) day of the calendar month.

“Interest Rate Cap Agreement” shall mean, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.

“Interest Release Trigger Date” shall have the meaning set forth in Section 7.4.4.

“Interest Reserve Account” shall have the meaning set forth in Section 7.4.1.

“Interest Reserve Fund” shall have the meaning set forth in Section 7.4.1.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property (other than short term arrangements with transient hotel guests entered into in the usual course of business), and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit, as the same may be replaced, split, substituted, modified, amended, supplemented, assigned or otherwise restated from time to time, (either an evergreen letter of credit or a letter of credit which does not expire until at least two (2) Business Days after the Maturity Date or such earlier date as such Letter of Credit is no longer required pursuant to the terms of this Agreement) in favor of Lender and entitling Lender to draw thereon based solely on a statement purportedly executed by an officer of Lender stating that it has the right to draw thereon, and issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, or if there are no domestic Approved Banks or U.S. agencies or branches of a foreign Approved Bank then issuing letters of credit, then such letter of credit may be issued by a domestic bank, the long term unsecured debt rating of which is the highest such rating then given by the Rating Agency or Rating Agencies, as applicable, to a domestic commercial bank.

“Liabilities” shall have the meaning set forth in Section 9.2(b).

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a 30 day period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date.  If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear.  If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000.  If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations.  If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000.  If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.  LIBOR shall be determined conclusively by Lender or its agent (absent manifest error).

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“License Subordination Agreement” shall mean that certain Licensor Subordination and Cooperation Agreement, dated as of the date hereof, by PHI, PHMemo and PHIV in favor of Lender and consented to by Borrower, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“Licensors” shall mean, collectively, PHI, PHMemo and PHIV.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Line Item” shall mean, with respect to any Project, a line item of cost or expense set forth in the Project Budget relating to such Project, as the same may be adjusted in compliance with the terms hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement in a maximum principal amount not to exceed the Loan Amount, which shall be comprised of the Base Loan and the Future Funding and shall be evidenced by the Note.

“Loan Amount” shall mean the amount equal to the sum of (i) the Base Loan Amount, and (ii) the Future Funding Amount.

“Loan Documents” shall mean, collectively, all documents, agreements, certificates and instruments set forth on Exhibit A attached hereto, including (without limitation) this Loan Agreement, the Note, each Security Instrument, the Assignment of Leases, the Assignment of Contracts, the Assignment of Management Agreement, the Environmental Indemnity, each Guaranty, the Collection Account Agreement, the Cash Management Account Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Collateral Assignment of Timeshare Project Proceeds, the License Subordination Agreement and the O&M Agreement, together with any other documents, agreements, certificates and instruments executed and/or delivered by or on behalf of any Borrower Party or its Affiliates which evidences, secures or otherwise relates to the Loan, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Loan to Value Ratio” shall mean the ratio, as of a particular date, in which the numerator is equal to the outstanding principal balance of the Loan and the denominator is equal to the appraised value of the Property as determined by Lender in its reasonable discretion based on a third party appraisal.

“Lockout Release Date” shall mean December 9, 2007.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Losses” shall have the meaning set forth in Section 9.3(a).

“Major Lease” shall mean any of the following: (i) any Lease of space at the Property for retail, restaurant or any other use in excess of 25,000 square feet to a single tenant or by the aggregate of one or more affiliated tenants, (ii) any Lease of space at the Property for retail, restaurant or any other use providing for net rental payments (including, without limitation, percentage rent) in excess of $750,000 per annum to a single tenant or by the aggregate of one or more affiliated tenants, (iii) any Lease of space at the Property with an Affiliate of Borrower, or (iv) any Lease that is not the result of arm’s length negotiations; provided, however, that the Casino Component Lease, the Hotel Component Lease, the TPA Component Lease and the Utility Component Lease shall not constitute Major Leases for the purposes hereof.

“Major Trade Contract” shall mean, collectively, (i) with respect to the Renovation Project, any Trade Contract, having a contract or purchase price, as the case may be, whether initially or thereafter by virtue of any Change Order or Change Orders, equal to or in excess of $2,000,000, provided that, for purposes of this definition, multiple Trade Contracts with a single contractor or supplier, or an Affiliate thereof, as the case may be, shall be deemed to be one Trade Contract, and (ii) with respect to any other Project, the Trade Contracts with Trade Contractors representing the five (5) highest price contracts for the contracting work with respect to such Project.

“Major Trade Contractor” shall mean any contractor or supplier, as the case may be, under a Major Trade Contract.

“Major Trade Contractor Consent” shall mean, with respect to any Project, a Major Trade Contractor Consent and Agreement executed and delivered by a Major Trade Contractor in favor of Lender, substantially in the form attached as Exhibit Q, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Management Agreement” shall mean (i) with respect to the Hotel Component, that certain Management Contract for the Planet Hollywood Hotel and Casino, a Sheraton Hotel, dated as of April 23, 2003, between OpBiz and Sheraton, as amended by the BH/RE-Starwood Agreement and further amended by that certain Tri-Party Agreement and Guaranty, dated as of the date hereof, by and among Sheraton, OpBiz and Fee Owner, and as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, (ii) with respect to the Property, any other management agreement in form and substance reasonably acceptable to Lender and otherwise in compliance with the terms hereof, entered into by and between Borrower (as applicable) and any Manager, pursuant to which such Manager is to provide management and other services with respect to the

Property or any portion thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof, and (iii) if the context requires, any Replacement Management Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Manager” shall mean (i) on the date hereof, Sheraton Manager with respect to the Hotel Component, or (ii) after the date hereof, any other Qualified Manager who is managing the Property (or any portion thereof) in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) the Property taken as a whole, (ii) the business, profits, operations or financial condition of Borrower, taken as a whole, (iii) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to perform and satisfy when due or required any of Borrower’s other material obligations under any of the Loan Documents (taking into consideration any applicable grace, notice and cure periods), (iv) the ability of any Guarantor to pay, perform and satisfy when due or required any of such Guarantor’s material obligations under the Loan Documents, (v) the enforceability or validity of any Loan Document or the perfection or priority of any Lien created under any Loan Document, or (vi) the rights, interests and remedies of Lender under the Loan Documents.

“Material Alteration” shall mean any Alteration with respect to all or a portion of the Property that, when aggregated with all other related Alterations at the Property and/or other Alterations at the Property that would reasonably be considered to constitute a single project then being conducted or contemplated involve an estimated total cost in excess of $2,500,000; provided that, Alterations shall not include (A) merely decorative work such as painting, wall papering, carpeting and replacement of FF&E to the extent being of a routine and recurring nature, performed in the ordinary course of business and are funded from the FF&E Reserve Fund pursuant to Section 7.3.2; (B) tenant improvement work performed pursuant to the terms of any Lease entered into in accordance with the terms hereof, so long as such work does not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (C) any Alterations which are performed in connection with the Restoration of any portion of the Property after the occurrence of a Casualty in accordance with the terms and provisions of this Agreement, or (D) any Work comprising a portion of any Project conducted in accordance with the terms and provisions of this Agreement.

“Material Operating Agreements” shall mean,  individually or collectively as the context indicates, the following (a) any Management Agreement, (b) the Casino Component Lease, (c) the Hotel Component Lease, (d) the Utility Component Lease and the Utility Services Agreement (f) each Timeshare Project Document, (g) the Parking Agreement, (h) the REA, (i) the PH License, (j) each Casino Expansion Lease, (k) the Settlement Agreement, (l) the MezzCo Warrant Documents, (k) the EquityCo Warrant Documents, (l) any material agreement or other documents evidencing or otherwise relating to the Executive Options, (m) the Guarantee Fee Agreement, and (n) any other Operating Agreement entered into after the Closing Date by, or on behalf of Borrower or any Manager or any other Person on their behalf with respect to the Property or any portion thereof, which (i) requires in excess of an aggregate of $5,000,000 in payments by or on behalf of Borrower or any Manager to be paid in connection with any termination thereof, or (ii) requires in excess of $5,000,000 in annual payments by or on behalf of Borrower or any Manager regardless of the term of such Operating Agreement, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof; provided, however, that Material Operating Agreements shall not include aircraft hire and other transportation arrangements entered into from time to time with an Affiliate of Borrower in the ordinary course of business so long as such arrangements are on terms that are fair and commercially reasonable in all material respects and are no less favorable to Borrower than would be obtained in a comparable arms-length transaction with an unrelated third party.

“Maturity Date” shall mean the Initial Maturity Date or, if applicable, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided that in no event shall the Maturity Date be later than December 9, 2011.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezz I Borrower” shall mean PH Mezz I, LLC, a Delaware limited liability company and the sole member of Fee Owner, together with its successors and permitted assigns.

“Mezz II Borrower” shall mean PH Mezz II, LLC, a Delaware limited liability company and the sole member of Mezz I Borrower.

“MezzCo” shall mean MezzCo, L.L.C., a Nevada limited liability company and the sole member of OpBiz and Mezz II Borrower.

“MezzCo Warrant” shall mean, individually or collectively as the context indicates, each Amended and Restated Warrant to Purchase Membership Interests of MezzCo, dated as of August 9, 2004, issued by MezzCo to the MezzCo Warrantholders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“MezzCo Warrant Documents” shall mean, individually or collectively as the context indicates, the MezzCo Warrant and any other agreements, certificates, instruments and other documents evidencing, securing or pertaining to the transactions contemplated by the foregoing, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“MezzCo Warrantholder” shall mean, individually or collectively as the context indicates, each holder from time to time of a MezzCo Warrant pursuant to the MezzCo Warrant Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean as to any Person, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA and to which such Person is making, or is obligated to make (or made or was obligated to make in the preceding five-year period) contributions.

“Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b).

“Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b).

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi).

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.2(b).

“New Mezzanine Loan” shall have the meaning set forth in Section 9.1.2(b).

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of up to $820,000,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Agreement” shall mean that certain Operations and Maintenance Agreement, dated as of the date hereof, between Borrower and Lender given in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower or by the general partner or managing member of Borrower, as applicable.

“OpBiz” shall have the meaning set forth in the introductory paragraph hereto.

“OpBiz Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by MezzCo in favor of Lender with respect to the interests in OpBiz, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Operating Agreement” shall mean, individually or collectively as the context indicates, any agreement entered into by Borrower, any Affiliate thereof or by any other Person on behalf of Borrower or any Affiliate thereof or otherwise binding upon Borrower, relating to the ownership, operation or maintenance of the Property or any portion thereof; provided that the foregoing shall not include (i) usual and customary contracts, agreements and arrangements with respect to guests staying at the Hotel Component entered into with third parties that, when taken as a whole with all other such agreements with respect to the Hotel Component, are on an arm’s-length basis in the ordinary course of business, (ii) contracts or agreements entered into with any performing artist in the ordinary course of business in respect of events or performances held at the Property, and (iii) usual and customary arrangements with respect to activities at the Casino Component entered into with third party casino players on an arm’s-length basis in the ordinary course of business.

“Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance (which ordinary repairs and maintenance for the purposes of this definition shall be no less than an assumed expense of $100,000 per month), insurance, license fees, property taxes and assessments, advertising expenses, management fees, payments required to be made to Utility Provider pursuant to the Utility Service Agreement, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as reasonably approved by Lender (as and to the extent such approval is required hereunder), and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures, and contributions to the Tax and Insurance Escrow Fund, the FF&E Reserve Fund and any other reserves required under the Loan Documents.

“Operating Permits” shall have the meaning set forth in Section 4.1.21.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Parking Agreement” shall mean that certain Common Parking Area Use Agreement, dated as of February 26, 1998, by and between OpBiz (as assignee thereunder) and Retail Mall Owner (as assignee thereunder), as amended and modified by the terms of the Order of the Bankruptcy Court, entered October 7, 2002 and as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Patents” shall mean, collectively, all letters patent, whether under the laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor, including, without limitation, the inventions described therein, all reissues, continuations, divisions, renewals, extensions, continuations-in-part thereof, in each case whether now owned or existing or hereafter acquired or arising.

“PATRIOT Act Certification” shall mean, with respect to any Person, a certification in substantially the same form as the form of certification attached hereto as Exhibit R and otherwise reasonably acceptable to Lender.

“Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor.

“Pension Plan” shall mean any Plan which is subject to the provisions of Title IV of ERISA.

“Permitted Encumbrances” shall mean, collectively, any of the following: (a) the Liens and security interests created by the Loan Documents, (b) with respect to the Resort Land and the Improvements thereon and the Timeshare Project Land and the Improvements thereon, all Liens, encumbrances and other matters disclosed in the Title Insurance Policy delivered to Lender on or prior to the date hereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (d) Liens in respect to property or assets imposed by law which are incurred in the ordinary course of business and which are bonded or insured over to Lender’s reasonable satisfaction and are being diligently contested by Borrower (at its own cost and expense) in appropriate legal proceedings in accordance with the terms of this Agreement, (e) any attachment or judgment lien on the Property, provided that the judgment it secures shall have been discharged or execution thereof stayed pending appeal within the earlier of sixty (60) days after the entry thereof and the date that is ten (10) days prior to the earlier to occur of the Maturity Date or the date on which the Property is scheduled to be sold for non-payment, and, in the case of a stay pending appeal, shall have been discharged within the earlier of sixty (60) days after the expiration of any such stay and the date that is ten (10) days prior to the earlier to occur of the Maturity Date or the date on which the Property is scheduled to be sold for non-payment, (f) easements, rights-of-way, restrictions (including zoning restrictions), defects or irregularities in title affecting the Property to which like properties are commonly subject which have not been granted or created by Borrower in violation of any term of this Agreement prohibiting such grant or creation and which do not (i) interfere with the benefits to be provided by the Security Instrument encumbering the Property, (ii) adversely affect the operation, use, value, enjoyment or marketability of the Property in any material respect, or (iii) adversely affect Borrower’s ability to repay the Loan in full (g) Leases and the rights of tenants thereunder (as tenants only) in existence on the date hereof or otherwise permitted to be entered into in accordance with the terms hereof, and (h) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Indebtedness” shall mean, collectively, (a) the Debt, (b) unsecured trade and operational debt (including equipment financing leases) relating to the ownership and operation of the Property and the routine administration of Borrower incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, are not evidenced by a note, are required to be paid within sixty (60) days after same are incurred and are paid when due; provided, that the aggregate amount of Indebtedness described in the foregoing clause (b) (including capital leases and any accrued and unpaid amounts payable by Borrower to any BH Guarantor pursuant to, and in accordance with, the terms of the Guarantee Fee Agreement, but excluding such indebtedness that relates solely to any Project) shall not exceed three and a half percent (3.5%) of the Loan Amount, (c) accrued and unpaid payroll, benefits and payroll taxes with respect to employees of OpBiz or its Affiliates engaged with respect to the Property incurred in the ordinary course of business and paid when due, provided that the aggregate amount of Indebtedness described in the foregoing clause (c) (other than to the extent such indebtedness relates solely to any Project) shall not exceed three percent (3%) of the Loan Amount, (d) agreements with providers of Gaming Equipment entered into in the ordinary course of business and paid when due pursuant to which OpBiz is required to split profits derived from the operation thereof, (e) usual and customary gaming deposits accepted in the ordinary course of business with respect to the operation of the Casino Component, including (without limitation) slot club point liability, customer deposits, unpaid tickets and progressive reserves, (f) payments required to be made by Borrower to Utility Provider pursuant to the Utility Service Agreement (which payments are made by Borrower as an Operating Expense), and (g) such other Indebtedness specifically permitted pursuant to this Agreement.

“Permitted Investments” shall mean any one or more of the following obligations or securities with maturities of not more than three hundred sixty-five (365) days acquired at a purchase price of not greater than par, including those issued by Lender, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)            obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of:  the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (i) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)           Federal Housing Administration debentures;

(iii)          obligations of the following United States government sponsored agencies:  Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (iii) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)          federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short-term obligations of which at all times are rated in the highest short-term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short-term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause (iv) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)           fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short-term obligations of which at all times are rated in the highest short-term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short-term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause (v) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)          debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause (vi) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)         commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than

365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause (vii) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)        units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)           any other security, obligation or investment which has been approved as a Permitted Investment in writing by (A) Lender and (B) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that in the judgment of the Lender, such instrument continues to qualify as a “cash flow investment” pursuant to Section 860G(a)(6) of the Bankruptcy Code earning a passive return in the nature of interest and that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment.

“Permitted Transfer” shall have the meaning set forth in Section 5.2.10.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of each Security Instrument.

“PH Entity” shall mean, individually or collectively as the context indicates, each of PHI, PHIV and PHMemo.

“PHI” shall mean Planet Hollywood International, Inc., a Delaware corporation, in its capacity as a party to the PH License, together with its successors and assigns in such capacity.

“PHIV” shall mean Planet Hollywood (Region IV), Inc., a Minnesota corporation, in its capacity as a party to the PH License, together with its successors and assigns in such capacity.

“PH License” shall mean that certain Amended and Restated Planet Hollywood Resort & Casino Licensing Agreement, dated as of August 9, 2004, among Borrower, PHI, PHMemo and PHIV, as supplemented by that certain letter agreement dated as of August 9, 2004 and executed by PHI, PHMemo and PHIV, and as amended by that certain Amendment to Amended and Restated Planet Hollywood Resort & Casino Licensing Agreement, dated as of the date hereof, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“PHMemo” shall mean Planet Hollywood Memorabilia, Inc., a Florida corporation, in its capacity as a party to the PH License, together with its successors and assigns in such capacity.

“PH Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, by and among PHI, PHIV and PHMemo in favor of Lender, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“Plan” shall mean any pension plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is maintained or contributed to by (or to which there is an obligation to contribute of) Borrower or an ERISA Affiliate and each such plan for the five-year period immediately following the latest date on which Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Plans and Specifications” shall mean, with respect to any Project, collectively, the plans and specifications for the construction of such Project, including (without limitation) a description of the materials, equipment and fixtures necessary for the construction of such Project, any other architectural, structural, foundation and elevator plans and specifications prepared by any Architect or Engineer and any mechanical, electrical, plumbing and fire protection plans and specifications prepared by any Person retained or to be retained by (or on behalf of) Borrower, any Affiliate thereof or any Construction Manager, together with all Change Orders applicable thereto, provided that such Change Orders have been approved to the extent required hereunder.

“Policies” shall have the meaning specified in Section 6.1(b).

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the

International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time.  If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.”  If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%).  If The Wall Street Journal ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the positive difference (if any), expressed as the number of basis points, obtained by subtracting (i) the Prime Rate on the date that LIBOR was last applicable to the Loan, from (ii) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan.

“Project” shall mean either individually or collectively as the context indicates, the Renovation Project and any Future Project.

“Project Advance” shall mean, either individually or collectively as the context indicates, any Renovation Project Advance and/or Future Project Advance.

“Project Advance Request” shall mean, with respect to any Project Advance, a request for such Project Advance made by Borrower pursuant to Section 3.1, substantially in the form attached as Exhibit C, together with all documents, certificates and deliveries required by this Agreement to be furnished to Lender and/or Construction Consultant in connection with, or as a condition to, such Project Advance.

“Project Budget” shall mean, (i) with respect to the Renovation Project, the budget for total Project Costs for the Renovation Project delivered to Lender on or prior to the date hereof, and (ii) with respect to any other Project, the detailed budget for total Project Costs for such Project, setting forth and identifying all Hard Costs and Soft Costs, prepared by (or on behalf of) Borrower or any Affiliate thereof and reasonably approved by Lender, in each case as the same may be adjusted due to changes or reallocations made in accordance with this Agreement or otherwise amended, supplemented or modified from time to time in accordance with the terms hereof, and which, in any event shall set forth estimates for budgeted construction categories of all items of direct and indirect costs and expenses to be incurred or payable with respect to such Project.

“Project Costs” shall mean, with respect to each Project, collectively, all Hard Costs and Soft Costs incurred or to be incurred in connection with the development, design, engineering, procurement, installation and construction of such Project until Final Completion thereof, including (without limitation) working capital and carrying costs, in each case as set forth in the Project Budget for such Project and reasonably approved by Lender in accordance with the requirements hereof.

“Project Documents” shall mean, with respect to each Project, collectively, the following to the extent relating to such Project, (i) the Project Plan, (ii) the Plans and Specifications, (iii) the Project Budget, (iv) the Construction Schedule, (v) the Disbursement Schedule, (vi) all Project Advance Requests, (vii) all Construction Contracts, (viii) the Construction Permits, (ix) all Change Orders, and (x) all other agreements, certificates or other documents to which Borrower or any Affiliate thereof is a party, or otherwise subject to, or is a beneficiary, in each case relating to such Project or any part thereof, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Project Improvements” shall mean, as the context shall indicate, each of (i) the Renovation Project Improvements, and (ii) any Future Project Improvements.

“Project Plan” shall mean, with respect to each Project, a general description of such Project prepared by (or on behalf of) Borrower or any Affiliate thereof and setting forth the scope of intended work and other material characteristics of such Project and approved by Lender in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Property” shall mean, collectively, the Resort Property and, until released pursuant to the terms hereof, the Timeshare Project Property.

“Property Bank” shall mean (i) on the date hereof, Wells Fargo Bank, N.A., so long as the same remains an Eligible Institution, (ii) after the date hereof, any successor Eligible Institution designated as Property Bank from time to time in accordance with the terms hereof, or (iii) any other financial institution otherwise reasonably approved by Lender and, if a Securitization has occurred, with respect to which a rating Agency Confirmation has been obtained.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, any Indemnifying Person with respect to the Property, either Borrower, Guarantor and/or any Affiliated Manager.

“Punchlist Items” shall mean, with respect to any Project, any detail of construction or mechanical adjustment, the non-completion of which, when all such items are taken together as a whole, will not interfere in any material respect with the use or occupancy of any portion of such Project for its intended purposes; provided, however, that, in all events, Punchlist Items shall include (i) all items set forth in the “punchlist” to be delivered by Borrower prior to any final payment or release of any Retainage to any Trade Contractor with respect thereto, and (ii) all items that are listed on the “punchlists” prepared by Borrower based upon the inspection of such Project by Governmental Authorities in connection with the issuance of Certificate of Occupancy.

“Qualified Manager” means (a) with respect to the Hotel Component, Sheraton Manager or any Affiliate thereof primarily engaged in the management of hotels of at least a Comparable Standard, (b) with respect to the Hotel Component and/or the Casino Component, OpBiz, so long as the same is Controlled by Sponsor and maintains all required Gaming Licenses in accordance with all applicable Gaming Laws, (c) with respect to the Casino Component any reputable, experienced professional management company that is duly licensed by the Gaming Authorities and which directly, or through one or more Affiliates, shall have at least ten (10) years experience in the management of casino and other gaming facilities of at least a Comparable Standard, (d) with respect to any portion of the Property other than the Casino Component (including, without limitation, the TPA Component), any reputable and experienced professional management company which directly, or through one or more Affiliates, shall have at least ten (10) years experience in the management of facilities of at least a Comparable Standard, and (e) any other Person approved by Lender in its reasonable discretion in advance of the effective date of the applicable management, operating or other relevant agreement(s); provided that, in the case of clauses (c), (d) and (e) above, (i) Borrower shall have obtained a Rating Agency Confirmation with respect to management of the Property by such Person, and (ii) if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.  In the event that, at any given time, no such Securities shall have been issued and are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“REA” shall mean that certain Construction, Operation and Reciprocal Easement Agreement, dated as of February 26, 1998, among Fee Owner (as successor in interest and assignee thereunder) and Retail Mall Owner (as successor in interest and assignee thereunder), as amended by (i) that certain Amendment and Ratification of Construction, Operation and Reciprocal Easement Agreement, dated as of November 20, 2000, (ii) that certain Second Amendment of Construction, Operation and Reciprocal Easement Agreement, dated as of February 2003. and (iii) the REA Amendment Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“REA Amendment Agreement” shall mean that certain Agreement and Amendment to Construction, Operation and reciprocal Easement Agreement, dated as of July 2005, between Fee Owner (as successor in interest and assignee thereunder) and Retail Mall Owner (as successor in interest and assignee thereunder), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Recourse Guaranty” shall mean, either individually or collectively as the context indicates, each of (i) the BH Recourse Guaranty, (ii) the DT Recourse Guaranty, and (iii) the RE Recourse Guaranty.

“Re-Dating” shall have the meaning set forth in Section 9.1.3.

“RE Recourse Guaranty” shall mean that certain Recourse Guaranty, dated as of the date hereof, made by RE Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“RE Guarantor” shall mean, Robert Earl, an individual and the holder as of the date hereof of a fifty percent (50%) voting interest in BH/RE, in his capacity as a Guarantor hereunder, together with his successors and permitted assigns in such capacity.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.

“Release” shall mean any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, growing or other movement of Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Renovation Project” shall mean, collectively, the construction, development and completion of the Renovation Project Improvements and other work in accordance with, and as more particularly described in, the Renovation Project Documents and all activities in furtherance thereof.

“Renovation Project Advance” shall mean an advance of any portion of the Future Funding Amount pursuant to the provisions of this Agreement with respect to Project Costs relating to the Renovation Project, including (without limitation) any disbursement of Renovation Project Reserve Funds from the Renovation Project Reserve Account.

“Renovation Project Budget” shall mean the Project Budget with respect to the Renovation Project.

“Renovation Project Documents” shall mean the Project Documents with respect to the Renovation Project.

“Renovation Project Improvements” shall mean, collectively, the structures and other improvements to be constructed on portions of the Property, together with related facilities and amenities, as described in the Renovation Project Plan approved by Lender on or prior to the date hereof and more specifically set forth in the Plans and Specifications for the Renovation Project.

“Renovation Project Plan” shall mean the Project Plan with respect to the Renovation Project.

“Renovation Project Reserve Account” shall have the meaning set forth in Section 7.5.1.

“Renovation Project Reserve Funds” shall have the meaning set forth in Section 7.5.2.

“Renovation Project Substantial Completion Deadline” shall mean, subject to any Excusable Delay, (i) with respect to that portion and/or phase of the Renovation Project comprising the façade and plaza renovation as more particularly described in the Project Plan for the Renovation Project, December 31, 2007, and (ii) with respect to all other portions and/or phases of the Renovation Project, August 31, 2007.

“Rents” shall mean, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance; provided that Rents shall not include amounts, such as restaurant room charges and Nevada entertainment taxes, paid to Borrower or its Affiliates and in respect of which Borrower or its Affiliates, as applicable, act solely as a collection and payment agent on behalf of any Person (excluding an Affiliate of Borrower, but including restaurant room charges payable to a Tenant that is an Affiliate of Borrower under a Lease that has been approved by Lender in accordance with the terms hereof), receiving such amounts from the Person obligated to pay, and paying over such amounts to the Person entitled to receive same, all in the ordinary course of business of Borrower and its Affiliates, as applicable (collectively, “Pass-Through Amounts”).

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall (i) with respect to any replacement of the Interest Rate Cap Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty prior to the Initial Maturity Date, have a strike price equal to the Strike Price (ii) with respect to any new Interest Rate Cap Agreement obtained with respect to any Extension Term, have a strike price in excess of the sum of 1% and LIBOR at the time that the Replacement Interest Rate Cap Agreement becomes effective and (iii) in any event, be effective in connection with an extension of the term or the replacement of the Interest Rate Cap Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided, that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by each of the Rating Agencies.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement being replaced, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this clause (ii), Lender, at its option, may require that Borrower obtain a Rating Agency Confirmation; and (b) with respect to the Property or any portion thereof, an assignment of management agreement substantially in the form of the Assignment of Management Agreement (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Reportable Event” shall mean a “Reportable Event” as defined in Section 4043(b) of ERISA.

“Required Repair and Remediation Account” shall have the meaning set forth in Section 7.1.1.

“Required Repair and Remediation Fund” shall have the meaning set forth in Section 7.1.1.

“Required Repairs and Remediation” shall have the meaning set forth in Section 7.1.1.

“Reserve Account” shall mean any one of the Tax and Insurance Escrow Account, the FF&E Reserve Account, the Interest Reserve Account, the Required Repair and Remediation Account, the Renovation Project Reserve Account, the Future Project Reserve Account, the General Reserve Account, the Timeshare Project Proceeds Account, the Excess Cash Reserve Account, the Accrual Adjustment Reserve Account, any account in which Deficiency Cash Collateral is being held under the terms of this Agreement and any other escrow fund or reserve account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the FF&E Reserve Fund, the Interest Reserve Fund, the Required Repair and Remediation Fund, the Renovation Project Reserve Fund, the Future Project Reserve Fund, the General Reserve Fund, the Timeshare Project Proceeds Fund, the Excess Cash Reserve Fund, the Accrual Adjustment Reserve Funds and any other funds held or maintained pursuant to the Loan Documents.

“Resort Land” shall mean the land and all appurtenant rights thereto as described on Schedule II-A attached hereto.

“Resort Property” shall mean, collectively and as applicable to each Borrower, the Resort Land, the Improvements thereon and all personal property owned or leased by either Borrower and encumbered by the Security Instrument executed by Borrower, together with all rights pertaining to such property and Improvements, comprising all right, title and interest of each Borrower in and to the Hotel Component, the Casino Component, the Utility Component and the TPA Component, as more particularly described in the granting clause of the Security Instrument executed by Borrower and referred to therein as the “Property”

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations permitted in accordance with this Agreement or as may be otherwise reasonably approved by Lender.

“Restricted Party” shall mean, collectively (i) each Borrower, (ii) Mezz I Borrower, (iii) Mezz II Borrower, (iv) TSP Owner, (v) MezzCo, (vi) each Guarantor (other than an individual), (vii) any Affiliated Manager, and (viii) any other Borrower Party.

“Retail Mall” shall mean, collectively, the land and improvements comprising the retail mall located adjacent to the Property and more particularly described as the “Bazaar Site” in the REA.

“Retail Mall Owner” shall mean Boulevard Invest, LLC, a Delaware limited liability company and the owner of the Retail Mall, together with its successors and assigns in such capacity.

“Retainage” shall mean, for each Trade Contract (other than certain de minimis contracts under which no retainable is held in the ordinary course in accordance with usual and customary industry practice), the greater of (i) ten percent (10%) of all Hard Costs funded to the Trade Contractor (or any General Contractor to the extent any General Contractor is performing the work) under such Trade Contract until such time as the Work provided thereunder is fifty percent (50%) complete as certified by the Construction Consultant, at which time the Retainage shall be reduced to five percent (5%) of such Hard Costs until the Work provided thereunder has been completed, and (ii) the actual retainage required by applicable Legal Requirements or permitted under such Trade Contract.

“Revenue” shall mean, collectively, (i) all Rents arising with respect to the Property, (ii) all other Gross Income from Operations arising with respect to the Property, (iii) any and all Timeshare Project Proceeds received by, paid to, or for the benefit of Borrower or any of its Affiliates, and (iv) any and all income, proceeds and revenue received by, paid to, or for the benefit of Borrower or any of its Affiliates pursuant to any Material Operating Agreements; provided that Revenue shall not include Pass-Through Amounts.

“S&P” shall mean Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other disposal of a legal or beneficial interest, whether direct or indirect.

“Schedule X Project” shall have the meaning set forth in Section 5.2.11(a).

“Second Loan Year” shall mean the consecutive twelve (12) month period from December 9, 2007, to and including December 9, 2008.

“Securities” shall have the meaning set forth in Section 9.1.

“Securities Act” shall have the meaning set forth in Section 9.2(a).

“Securitization” shall have the meaning set forth in Section 9.1.

“Security Agreement (Copyrights)” shall mean a security agreement with respect to Copyrights in substantially the same form as the form attached hereto as Exhibit S, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Agreement (Trademarks)” shall mean a security agreement with respect to Trademarks in substantially the same form as the form attached hereto as Exhibit T, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Security Instrument” shall mean, individually or collectively as the context indicates, each of (i) that certain first priority Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing, dated the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Hotel Component and the Casino Component, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and (ii) that certain first priority Deed of Trust, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing, dated the date hereof, executed and delivered by TSP Owner as security for the Loan and encumbering the Timeshare Project Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time

“Servicer” shall have the meaning set forth in Section 9.5.

“Servicing Agreement” shall have the meaning set forth in Section 9.5.

“Settlement Agreement” shall mean individually or collectively as the context indicates, each of (i) that certain Settlement Agreement and Releases, dated as of November 6, 2002, by and among Aladdin Gaming, LLC, Utility Provider, John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company, John Hancock Reinsurance Company Limited, State Street Bank and Trust Company and Retail Mall Owner (as assignee and successor-in-interest thereunder), as amended by that certain First Amendment to Settlement Agreement and Releases, dated as of December 23, 2002, and (ii) that certain Confidential Settlement Letter, dated as June 20, 2003, by and between (i) OpBiz, (ii) Aladdin Bazaar, LLC, (iii) The Steering Committee, consisting of Van Kampen Funds, the Bank of Nova Scotia, Highland Capital and PPM America, for certain lenders pursuant to the Credit Agreement, dated February 26, 1998, between The Bank of Nova Scotia, Merrill Lynch Capital Corporation, CIBC Oppenheimer Corp. and Aladdin Gaming, LLC, as borrower, (iv) General Electric Capital Corporation, and (v) Gaming.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(b).

“Sheraton Manager” shall mean Sheraton Operating Corporation, a Delaware Corporation, in its capacity as the provider of certain management services with respect to the Hotel Component pursuant to the Management Agreement, together with its permitted successors and assigns in such capacity thereunder.

“Shortfall” means, with respect to any Project, at any given time, the amount by which the sum of (i) the balance of the Future Funding (subject to the Interest Reserve Fund allocation requirements set forth in Section 2.1.5) yet to be advanced by Lender pursuant to this Agreement, (ii) any Renovation Project Reserve Funds or Future Project Reserve Funds (as applicable) then on deposit in the Renovation Project Reserve Account or Future Project Reserve Account (respectively), and (iii) any General Reserve Funds then on deposit in the General Reserve Account and available with respect to such Project (subject to the Interest Reserve Fund allocation requirements set forth in Section 2.1.5), is less than the actual sum, as reasonably estimated by Lender (based on advice of Construction Consultant), which will be required to complete the construction of such Project in accordance with the Plans and Specifications and other Project Documents for any Project, this Agreement and the other Loan Documents and all Legal Requirements, and to pay all unpaid Project Costs in connection therewith.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Soft Costs” shall mean, with respect to each Project, collectively, the costs set forth in the Project Budget for such Project which are not Hard Costs, including, without limitation, fees and expenses of any Architect, Developer, Construction Manager, Engineer or General Contractor engaged in connection with such Project, fees and expenses of Borrower’s counsel and Lender’s counsel, fees and expenses of the Construction Consultant, debt service, taxes, insurance premiums and operating expenses incurred during the construction and development phase of such Project, pre-opening costs and expenses, operating supplies and equipment and such other costs as are set forth in the Project Budget.

“SPE Entity” shall mean each of Fee Owner, OpBiz, Mezz I Borrower, Mezz II Borrower, TSP Owner and MezzCo.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements:

(a)           is formed or organized solely for the purpose of (i) in the case of Borrower and TSP Owner, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property (including, without limitation, the Timeshare Project), entering into the Loan Documents to which it is a party, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (ii) in the case of Mezz I Borrower, acquiring, owning, holding, selling, pledging and transferring its interest in Fee Owner, entering into the Loan Documents to which it is a party and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (iii) in the case of Mezz II Borrower, acquiring, owning, holding, selling, pledging and transferring its interest in Mezz I Borrower, entering into the Loan Documents to which it is a party and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, and (iv) in the case of MezzCo, acquiring, developing, owning, holding, selling, leasing, pledging, transferring, exchanging, managing and operating its direct interests in OpBiz and Mezz II Borrower, entering into the Loan Documents to which it is a party, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(b)           is not engaged and will not engage in any business unrelated to the acquisition, development, ownership, management or operation of the Property or the direct or indirect ownership interests in the entity that owns the Property (as applicable);

(c)           does not have and will not have any assets other than those related to the Property or its direct or indirect ownership interest in the entity that owns the Property, as applicable;

(d)           to the fullest extent permitted by law, has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e)           if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;

(f)            if such entity is a corporation, has at least two Independent Persons as directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Persons as directors shall have participated in such vote;

(g)           if such entity is a limited liability company with more than one member, has at least one member that is a Special Purpose Entity that is a corporation or a limited liability company that has at least two Independent Persons as managers or members and that owns at least one percent (1.0%) of the equity of the limited liability company;

(h)           if such entity is a limited liability company with only one member, is a limited liability company formed in the State of Delaware or Nevada (as applicable) that has (i) at least two Independent Persons and has not caused or allowed and will not cause or allow the board of managers or other governing body of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two Independent Persons shall have participated in such vote, and (ii) at least one springing member that, subject to compliance with any applicable Gaming Laws, will become the non-managing member of such entity upon the dissolution of the existing member;

(i)            if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not:  (A) to the fullest extent permitted by law, dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of Borrower (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; provided, however, that MezzCo shall be permitted to enter into that certain Fourth Amended and Restated Operating Agreement as described in MezzCo’s Third Amended and Restated Operating Agreement upon the admission of additional members in connection with the MezzCo Warrants; or (D) to the fullest extent permitted by law, without the affirmative vote of two Independent Persons and of all other directors, members or partners (as applicable) of the company (that is such entity or the general partner or managing or co-managing member of such entity), or in the case of a limited liability company without the affirmative vote of two Independent Persons as managers of such entity, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j)            is and intends to remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from, and to the extent of, its assets as the same shall become due, and is maintaining and, to the extent of its assets, will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k)           has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l)            has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

(m)          has maintained and will maintain its own records, books, resolutions and agreements;

(n)           except as permitted by the Loans Documents, has not commingled and will not commingle its funds or assets with those of any other Person and has not participated and will not participate in any cash management system with any other Person;

(o)           has held and will hold its assets in its own name;

(p)           has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in clause (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(q)           has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(r)            has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(s)           has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;

(t)            has and will have no Indebtedness other than Permitted Indebtedness;

(u)           has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person, except as permitted pursuant to the Loan Documents;

(v)           except, with respect to Fee Owner, its limited liability company interests in TSP Owner, its sole subsidiary and owner of the Timeshare Project Land, has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

(w)          has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x)            maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name.  The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y)           has not pledged and will not pledge its assets for the benefit of any other Person, except as contemplated by the Loan Documents;

(z)            has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in clause (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(aa)         has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb)         has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

(cc)         has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd)         has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (B) in connection with this Agreement and the transactions contemplated hereby;

(ee)         has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff)           if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg)         does not and will not have any of its obligations (other than obligations in respect of the Loan guaranteed by any Affiliate; and

(hh)         has complied and will comply with all of the terms and provisions contained in its organizational documents.  The statement of facts contained in its organizational documents are true and correct and will remain true and correct.

“Sponsor” shall mean, either individually or collectively as the context indicates, each of DT Guarantor, RE Guarantor and Starwood Sponsor.

“Spread” shall mean three and one quarter percent (3.25%).

“Spread Maintenance” shall mean, with respect to any repayment of any of the outstanding principal amount of the Loan prior to and including the Spread Maintenance Outside Date (whether a voluntary or mandatory prepayment), a payment to Lender in an amount equal to the sum of the present values as of the date of prepayment of each future installment of the Spread portion (i.e. the portion attributable to the Spread portion of the Applicable Interest Rate and not to the LIBOR portion) of each payment of interest that would have been payable under the Loan on the amount of the Loan being prepaid from the date of such prepayment through, and including, the Spread Maintenance Outside Date, such future installments of the Spread portion of each payment of interest to be discounted to present value at a rate per annum, compounded monthly, equal to 30-day LIBOR as it exists on the date of such prepayment.

“Spread Maintenance Outside Date” shall mean the Initial Maturity Date.

“Stabilization Date” shall mean the date on which EBITDA with respect to the Property (other than the Timeshare Project Property), on a trailing twelve (12) month basis, shall exceed $108,000,000.

“Starwood NH” shall mean Starwood Nevada Holdings, LLC, a Delaware limited liability company and the holder of a fifteen percent (15%) direct interest in EquityCo.

“Starwood Sponsor” shall mean Starwood Hotels and Resorts Worldwide, a Maryland corporation and the direct or indirect holder of one hundred percent (100%) of the interests in Starwood NH.

“Stored Materials” shall have the meaning set forth in Section 3.1.12(b).

“Strike Price” shall mean six and one quarter percent (6.25%).

“Substantial Completion” shall mean, with respect to each Project, the completion of the construction of such Project (except for any Punchlist Items) in accordance with the Plans and Specifications, the other Project Documents, this Agreement and all Legal Requirements, and that (a) all Operating Permits required for the normal use and occupancy of the such Project, as set forth in the Plans and Specifications and otherwise necessary for the such Project to function for its intended purpose have been issued by the appropriate Governmental Authority and are in full force and effect, including, without limitation, delivery to Lender of valid temporary Certificates of Occupancy for such Project, (b) all required utilities are supplied to such Project and are fully operating, as certified by the applicable Architect and approved by the Construction Consultant, and (c) such Project shall contain all furniture, fixtures and equipment required for the use and operation of the such Project and which may be required by any Governmental Authority.

“Survey” shall mean a survey of the Property (including, without limitation, the Timeshare Project Land) delivered to Lender on the Closing Date (as revised thereafter to the extent required pursuant to the terms of the Loan Documents).

“Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7.2.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Third Loan Year” shall mean, subject to the valid exercise of the applicable Extension Option pursuant to Section 2.7, the consecutive twelve (12) month period from December 9, 2008, to and including December 9, 2009.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21.

“Timeshare Proceeds Sweep Period” shall have the meaning set forth in Section 7.6.1.

“Timeshare Project” shall mean, individually or collectively as the context indicates, (i) any Transfer of all or any portion of the Timeshare Project Land to any Person that is not an Affiliate of Borrower, (ii) any construction or development of any Timeshare Project Improvements by Borrower, its Affiliates or any other Person on all or any portion of the Timeshare Project Land, (iii) any marketing, sale and/or leasing of any condominium or timeshare residential or other units at the Timeshare Project by Borrower, its Affiliates or any other Person, (iv) the operation, maintenance and management of all or any portion of the Timeshare Project by Borrower, its Affiliates or any other Person, (v) any other transaction with respect to all or any portion of the Timeshare Project by Borrower, its Affiliates or any other Person, and (vi) all activities in furtherance thereof or otherwise contemplated by the Timeshare Project Documents.

“Timeshare Project Contract” shall mean that certain Timeshare Purchase Agreement, dated as of December 10, 2004, between Fee Owner (as assignee from MezzCo, in its capacity as assignee of OpBiz), as seller, and Timeshare Project Developer, as buyer and developer, pursuant to which Fee Owner shall transfer the Timeshare Project Land to Timeshare Project Developer and Timeshare Project Developer shall cause the Timeshare Project to be completed in accordance with the terms thereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Timeshare Project Developer” shall mean Westgate Resorts, Ltd, a Florida limited partnership, in its capacity as a potential owner and developer of the Timeshare Project Land and the Timeshare Project pursuant to the existing Timeshare Project Documents in effect on the date hereof, together with its successors and permitted assigns in such capacity.

“Timeshare Project Documents” shall mean, individually or collectively as the context indicates, (i) the Timeshare Project Plan to be submitted to Lender pursuant to the terms hereof, and (ii) any material agreement, instrument or other document relating to any Timeshare Project or any part thereof (A) to which Borrower, TSP Owner or any Affiliate thereof is a party or beneficiary or is otherwise directly or indirectly bound, (B) delivered to or otherwise in the possession of Borrower, TSP Owner or any Affiliate thereof, or (C) with respect to which Borrower, TSP Owner or any Affiliate thereof has the right to review or otherwise approve, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Timeshare Project Improvements” shall mean, collectively, any structures and other improvements to be constructed on the Timeshare Project Land, as described in any Timeshare Project Plan delivered to Lender pursuant to the terms hereof.

“Timeshare Project Land” shall mean the land and all appurtenant rights thereto as described on Schedule II-F attached hereto.

“Timeshare Project Property” shall mean, collectively, the Timeshare Project Land, any Improvements thereon and all personal property owned or leased by TSP Owner and encumbered by the Security Instrument executed by TSP Owner, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Security Instrument executed by TSP Owner and referred to therein as the “Property”

“Timeshare Project Plan” shall mean a general description of the Timeshare Project prepared by (or on behalf of) Borrower and setting forth the a general description of the proposed Timeshare Project, the scope of any intended work and other material characteristics of the Timeshare Project, as delivered to Lender for informational purposes and otherwise in accordance with the requirements hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Timeshare Project Proceeds” shall mean, collectively, the following: (a) the “Purchase Price”, any “Timeshare Advances” and any “Marketing Fees” (as each is defined in the Timeshare Project Contract) received by, paid to, paid for the account of, or payable to Borrower or any of its Affiliates or to which Borrower or any of its Affiliates are otherwise entitled pursuant to the terms of any of the Timeshare Project Documents as in effect on the date hereof, and (b) any other fees, payments, amounts, proceeds, reimbursements, distributions, compensation, cash or other consideration directly or indirectly relating to the Timeshare Project and/or the transactions contemplated by the Timeshare Project Documents received by, paid to, paid for the account of, or payable to Borrower or any of its Affiliates or to which Borrower or any of its Affiliates are otherwise entitled pursuant to the terms of any of the Timeshare Project Documents; provided, however, that Timeshare Project Proceeds shall not include reasonable amounts payable to any PH Entity, Starwood Sponsor and/or Sheraton Manager with respect to the provision of any goods, services and/or intellectual property rights in connection with the Timeshare Project so long as the same are the result of arm’s-length negotiation and are on terms that are fair and commercially reasonable in all material respects and are no less favorable to such Person, or more disadvantageous to Borrower and/or TSP Owner than would be obtained in a comparable transaction with a third party.

“Timeshare Project Proceeds Account” shall have the meaning set forth in Section 7.6.1.

“Timeshare Project Property” shall mean, collectively, the Timeshare Project Land, the Timeshare Project Improvements to be constructed thereon, any and all rents, leases, easements, rights and property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, in each case comprising a part of, or otherwise appurtenant to, the foregoing.

“Timeshare Project Sale” shall have the meaning set forth in Section 5.2.11.

“Title Company” shall mean, collectively, each title insurance company providing insurance or reinsurance under a direct access agreement with respect to the Title Insurance Policy delivered to Lender on the date hereof.

“Title Continuation” shall mean an endorsement to the Title Insurance Policy indicating that, since the last preceding Advance, there has been no adverse change in the state of title to the Property (except as permitted under this Agreement) and no Liens (except for Permitted Encumbrances) or survey exceptions not previously approved by Lender as provided herein, which notice or endorsements shall contain no exception for inchoate mechanic’s liens and shall have the effect of continuing the Title Insurance Policy to the date of such Advance and increasing the coverage of the Title Insurance Policy by an amount equal to the Advance then being made if the Title Insurance Policy does not by its terms provide for such an increase.

“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy issued by Title Company with respect to the Property and insuring the lien of the Security Instrument, in form and substance (including, without limitation, all endorsements thereto and all coinsurance and reinsurance arrangements) reasonably acceptable to Lender.

“TPA Component” shall mean that portion of the Property devoted to the operation of a theater for the performing arts and related facilities and leased by Fee Owner to TPA Operator pursuant to the TPA Component Lease, all of the foregoing being located on the TPA Component Premises and more particularly described and set forth in the TPA Component Lease.

“TPA Component Lease” shall mean that certain Lease Agreement, dated as of April 27, 2006, between OpBiz, as lessor, and TPA Operator, as lessee, pursuant to which OpBiz leases the TPA Component to TPA Operator upon and subject to the terms set forth therein, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“TPA Component Premises” shall mean the land and all appurtenant rights thereto as described on Schedule II-D attached hereto.

“TPA Operator” shall mean (i) on the date hereof, BZ Clarity Theatrical - LV, LLC, a Delaware limited liability company, in its capacity as the lessee of the TPA Component pursuant to the TPA Component Lease, together with its successors assigns in such capacity thereunder or (ii) any replacement operator of the TPA Component that is a Qualified Manager & otherwise reasonably approved by Lender.

“Trade Contract” shall mean, with respect to any Project, any agreement, contract or purchase order (excluding any Architect Agreement, any Development Agreement, any Engineer Agreement, any General Contractor Agreement, any Construction Management Agreement and any other agreements pertaining solely to professional services from other design professionals) directly related to such Project and entered into by (or on behalf of) Borrower or any Affiliate thereof with any Trade Contractor, including (without limitation) any such agreement, contract or purchase order entered into by any Construction Manager or General Contractor, pursuant to which such Trade Contractor agrees to provide labor, materials, equipment and/or services in connection with the such Project.

“Trade Contractor” shall mean, with respect to any Project, any Person that is a contractor, sub-contractor, supplier or provider of labor, materials, equipment and/or services, as the case may be, under a Trade Contract in connection with such Project, including (without limitation) any General Contractor.

“Trademarks” shall mean, collectively, all trademarks, service marks, trade names, corporate and company names, business names, fictitious business names, logos, trade dress, trade styles, other source or business identifiers, designs and general intangibles of a similar nature, whether under the laws of the United States or any other country or jurisdiction, all recordings and registrations thereof and applications therefor (but excluding any application to register any trademark, service mark or other mark prior to the filing under applicable law of a verified statement of use (or the equivalent) for such trademark, service mark or other mark if the creation of a Lien thereon or security interest therein would void or invalidate such trademark, service mark or other mark), all renewals and extensions thereof, all rights corresponding thereto, and all goodwill associated therewith or symbolized thereby, in each case whether now owned or existing or hereafter acquired or arising.

“Transfer” shall have the meaning set forth in Section 5.2.10(b).

“TSP Owner” shall mean TSP Owner LLC, a Delaware limited liability company, wholly and directly owned by Fee Owner and the owner of the fee interest in the Timeshare Project Land on the date hereof.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“Utility Component” shall mean that portion of the Property on which the utility plant owned and operated by Utility Provider is located and leased by Fee Owner to Utility Provider pursuant to the Utility Component Lease, including (without limitation) the adjoining optional improvement site, all of the foregoing being located on the Utility Component Premises and more particularly described and set forth in the Utility Component Lease.

“Utility Component Premises” shall mean the land and all appurtenant rights thereto as described on Schedule II-E attached hereto.

“Utility Component Lease” shall mean that certain Lease, dated as of December 3, 1997, by and between Fee Owner (as assignee thereunder), as lessor, and Utility Provider, as lessee, pursuant to which Fee Owner leases the Utility Component to Utility Provider upon and subject to the terms set forth therein, as amended by the Settlement Agreement and as further amended to date, and as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“Utility Provider” shall mean Northwind Aladdin, LLC, a Nevada limited liability company, in its capacity as the lessee under the Utility Component Lease, together with its successors and assigns in such capacity thereunder.

“Utility Service Agreement” means that certain Energy Service Agreement, dated as of September 24, 1998, by and between Fee Owner (as assignee thereunder) and Utility Provider, as amended by the Settlement Agreement and as further amended to date, and as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“Work” shall mean, with respect to any Construction Contract, the construction, labor and materials to be provided by the Trade Contractor thereunder.

Section 1.2.            Principles of Construction.  All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified.  All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise.  Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II.
GENERAL TERMS

Section 2.1.            Loan Commitment; Disbursement to Borrower.

2.1.1.       Agreement to Lend and Borrow.  Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan.

2.1.2.       Base Loan.  Borrower hereby acknowledges and agrees that, on the date hereof, Lender made the Base Loan Advance to Borrower in the principal amount of $759,670,000, which Base Loan Advance represents a full disbursement of all proceeds of the Base Loan in the maximum principal amount of the Base Loan Allocation.  The Base Loan shall be repaid with interest, costs and charges as more particularly set forth in the Note, this Agreement, the Security Instrument and the other Loan Documents.  Principal amounts of the Base Loan which are repaid for any reason may not be reborrowed.  The Base Loan is evidenced by the Note and this Agreement and is secured by the Security Instrument and the other Loan Documents.  Borrower shall use the proceeds of the Base Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, and (e) fund any working capital requirements of the Property.

2.1.3.       Future Funding.  Subject to the conditions and upon the terms herein provided, Lender hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Lender, the Future Funding in a maximum principal amount not to exceed the Future Funding Allocation or such lesser amount as shall then be available pursuant to the terms of this Agreement.  The Future Funding Amount shall be repaid with interest, costs and charges as more particularly set forth in the Note, this Agreement, the Security Instrument and the other Loan Documents.  Principal amounts of the Future Funding Amount which are repaid for any reason may not be reborrowed.  The Future Funding is evidenced by the Note and this Agreement and is secured by the Security Instrument and the other Loan Documents.  Borrower shall use the proceeds of any Future Funding to pay Project Costs with respect to the Renovation Project or for any other purpose permitted pursuant to Section 2.1.5.

2.1.4.       Maximum Aggregate Loan Amount.  Notwithstanding anything contained herein or in any other Loan Document to the contrary, the aggregate principal amount of the Base Loan and any Future Funding shall not under any circumstances exceed the Loan Amount as the same may be reduced pursuant to the terms hereof.  Other than the disbursement of the Base Loan Advance made on the date hereof and any Future Funding Advances made on the Advance Dates pursuant to this Agreement, Lender shall have no obligation to loan any additional funds in respect of the Loan.  Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.5.       Future Funding Advances and Future Funding Amount Adjustment.

(a)           Subject to the provisions of this Section 2.1.5, Borrower shall have the right from time to time to request a Future Funding Advance by delivery of an Advance Request to Lender at least ten (10) Business Days prior to applicable Advance Date, which Future Funding Advance shall be made by Lender solely for one or more of the following purposes:

(i)            for deposit into the Renovation Project Reserve Account in order to pay Project Costs with respect to the Renovation Project, such Future Funding Advance (or applicable portion thereof) to be held, disbursed and applied in accordance with the provisions of Section 7.5;
(ii)           for deposit into the Future Project Reserve Account in order to pay Project Costs with respect to any Future Project, such Future Funding Advance (or applicable portion thereof) to be held, disbursed and applied in accordance with the provisions of Section 7.8;
(iii)          for deposit into the Interest Reserve Account in order to satisfy the minimum interest reserve balance requirements set forth in Section 7.4, such Future

Funding Advance (or applicable portion thereof) to be held, disbursed and applied in accordance with the provisions of Section 7.4;
(iv)          for deposit into the FF&E Reserve Account in order to reimburse Borrower for its costs incurred, or to pay costs to be incurred, in connection with the repair, replacement and/or upgrade of FF&E, such Future Funding Advance (or applicable portion thereof) to be held, disbursed and applied in accordance with the provisions of Section 7.3; or
(v)           for deposit into the General Reserve Account to be used for any of the purposes set forth in Section 7.9, such Future Funding Advance (or applicable portion thereof) to be held, disbursed and applied in accordance with the provisions of Section 7.9.

(b)           Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that a portion of the Future Funding in the aggregate amount of $25,000,000 may be requested by Borrower to be advanced pursuant to the terms hereof solely for the following purposes (i) replenishing the Interest Reserve Account in order to ensure that the Interest Reserve Funds on deposit therein from time to time satisfy the minimum interest reserve balance requirements set forth in Section 7.4, (ii) at any time, into the Interest Reserve Account, or (iii) at any time after the Interest Release Trigger Date, into the General Reserve Account.

(c)           Notwithstanding anything contained herein or in any other Loan Document to the contrary, upon the expiration of the First Loan Year, the obligation of Lender to lend any remaining unadvanced portion of the Future Funding Amount shall automatically terminate, and the maximum aggregate Loan Amount hereunder shall be automatically reduced by such unadvanced amount; provided, however, that, in the event that Borrower shall elect by irrevocable written notice delivered to Lender not less than ten (10) Business Days prior to the expiration of the First Loan Year, the following shall apply:

(i)            the then unadvanced portion of the Future Funding Amount shall not be automatically terminated;
(ii)           upon the expiration of the First Loan Year, Lender shall fund such unadvanced portion of the Future Funding Amount into the General Reserve Account; and
(iii)          upon such deposit by Lender, the full amount of such unadvanced portion of the Future Funding Amount deposited into the General Reserve Account, shall be deemed to have been disbursed to Borrower, shall bear interest at the Applicable Interest Rate in accordance with this Agreement and shall be held and/or disbursed in accordance with Section 7.5.

(d)           Borrower shall pay to Lender a fee (the “Ticking Fee”) equal to 25 basis points per annum on the average daily amount by which the Future Funding Allocation (as it may be reduced pursuant to this Section 2.1.5) exceeds the aggregate amount of all Future Funding Advances during the period for which payment is made.  Such Ticking Fee shall be payable on the basis of the annual rate set forth above monthly in arrears on or before each Payment Date with respect to each Interest Period hereunder commencing on the date hereof and shall be computed on the basis of the actual number of days elapsed in a year of three hundred sixty (360) days.

Section 2.2.            Interest Rate.

2.2.1.       Interest Generally.  Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate.

2.2.2.       Interest Calculation.  Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.

2.2.3.       Determination of Interest Rate.

(a)           The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or Section 2.2.3(f).

(b)           Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period.  Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective.  Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c)           In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period.  If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d)           If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period.  If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e)           All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties,

charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority which are first imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Applicable Taxes”), excluding income and franchise taxes of (i) the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico) or (ii) any foreign state or any political subdivision or taxing authority thereof or therein, in each case that are imposed on a net basis (other than taxes imposed by any foreign jurisdiction by reason of any connection of Borrower with such jurisdiction).  If any Applicable Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Applicable Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder.  Whenever any Applicable Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Applicable Tax.  Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from (A) any failure by Borrower to pay any such Applicable Tax when due to the appropriate taxing authority or (B) any failure by Borrower to remit to Lender the required receipts or other required documentary evidence; provided, that in the case of clause (B), Borrower shall have no liability to Lender if it has in fact properly withheld and paid all such Applicable Taxes and has provided to Lender suitable evidence to that effect and has otherwise cooperated with Lender in all reasonable respects and, after the exercise of commercially reasonable efforts, it is unable to obtain official receipts of such payment from the applicable taxing authority.

(f)            If any requirement of law hereafter enacted or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law.  Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder.  Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(g)           In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i)            shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)           shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or
(iii)          shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender.  If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.  A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error.  This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents for a period of ninety (90) days.

(h)           Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder; provided, that Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence or for any consequential damages.  This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

(i)            Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Applicable Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(j)            For purposes of this Section 2.2.3, the term “Lender” shall be deemed to include Lender’s present and future participants in the Loan to the extent of Applicable Taxes imposed by reason of such participant’s interest in the Loan and each such participant’s increased costs or reduction in amount received or receivable hereunder or any reduced rate of return, in each case payable by Borrower under this Section 2.2.3.

2.2.4.       Additional Costs.  Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender as determined by Lender in its sole discretion.

2.2.5.       Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6.       Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate.  If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder.  All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7.       Interest Rate Cap Agreement.

(a)           Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price.  The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Collection Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, (iv) shall be for a period equal to the then term of the Loan and (v) shall have an initial notional amount equal to the then principal balance of the Loan.  Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Collection Account).

(b)           Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement.  All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Collection Account or if the Collection Account is not then required to be in effect, into such account as specified by Lender.  Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)           In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by S&P or Moody’s, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification.

(d)           In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e)           In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i)            the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;
(ii)           the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(iii)          all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(iv)          the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.3.            Loan Payment.

2.3.1.       Payments Generally.  Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to (but not including) the first Payment Date, and (b) on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender of interest accruing on the outstanding principal balance of the Loan for the related Interest Period.  For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date.  All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.

2.3.2.       Payment on Maturity Date.  Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.3.3.       Late Payment Charge.  If any scheduled payment of principal, interest or any other sums due under the Loan Documents (other than the principal balance due at maturity) is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment.  Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by applicable law.

2.3.4.       Method and Place of Payment.  Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4.            Prepayments.

2.4.1.       Voluntary Prepayments.  Prior to the Lockout Release Date, the outstanding principal amount of the Loan may not be voluntarily prepaid by Borrower in whole or in part.  Subject to the provisions of this Section 2.4.1, on or after the Lockout Release Date, Borrower may, at its option and upon twenty (20) days prior notice to Lender (which notice may be revoked or modified by Borrower upon at least five (5) Business Days prior notice to Lender so long as Borrower shall pay all reasonable costs and expenses incurred by Lender in connection with any such revocation or modification), prepay the Debt in whole or in part, on any day; provided that (i) if such prepayment occurs prior to or on the Spread Maintenance Outside Date, such prepayment is accompanied by payment of the then applicable Spread Maintenance, and (ii) if for any reason (including, without limitation, a partial prepayment made in accordance with the final sentence of this Section 2.4.1), Borrower prepays the Loan on a date other than a Payment Date, Borrower shall pay Lender, in addition to the Debt and any applicable Spread Maintenance, all interest which would have accrued on the amount of the Loan through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment.  Lender shall not be obligated to accept any prepayment unless it is accompanied by the Spread Maintenance due in connection therewith (if any).  Notwithstanding the foregoing, Borrower may at any time during the term, prepay a portion of the outstanding principal of the Loan in an aggregate amount not to exceed Fifty Million Dollars ($50,000,000) without the requirement to pay any Spread Maintenance; provided that, if such prepayment occurs on a date other than a Payment Date, Borrower shall pay Lender all interest which would have accrued on the amount of the Loan through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment.

2.4.2.       Mandatory Prepayments.

(a)           On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for Restoration, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds.  Other than during the existence of an Event of Default, no Spread Maintenance or prepayment premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

(b)           Upon Final Completion of the Renovation Project, Lender shall, at Borrower’s option, apply any amounts then held in the Renovation Project Reserve Account to prepay the

Loan, together with the payment of any Spread Maintenance required hereunder, or deposit such amounts into the General Reserve Account.

(c)           If any prepayment pursuant to this Section 2.4.2 occurs on a date other than a Payment Date, Borrower shall in connection with such payment, pay to Lender all interest which would have accrued on the Loan through and including the last day of the Interest Period related the Payment Date next occurring following the date of prepayment.

2.4.3.       Prepayments After Default.  If following an Event of Default payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date, and (b) deemed a voluntary prepayment by Borrower and Borrower shall pay, in addition to the Debt, an amount equal to any then applicable Spread Maintenance pursuant to Section 2.4.1.

2.4.4.       Prepayments Prior to Determination Date.  Notwithstanding anything contained herein to the contrary, in the event that Borrower makes a prepayment of all or any portion of the Loan in accordance with the provisions of this Agreement, if such prepayment occurs during the time period in any month from and including the date after the Payment Date through and including the next Determination Date, it may be impossible for Borrower and Lender to calculate with certainty the interest that would have accrued at the Applicable Interest Rate on the amount then prepaid through the Payment Date next occurring.  Accordingly, in the event that any portion of the Loan is prepaid during the time period in any month from and including the date after the Payment Date through and including the applicable Determination Date, the interest that would have accrued on such prepaid amount of the Loan at the Applicable Interest Rate through the Payment Date next occurring shall be calculated based on an interest rate (the “Assumed Note Rate”) equal to the sum of (i) LIBOR calculated in accordance with the definition of “LIBOR” herein, but assuming that the Determination Date used in such definition is the date on which such prepayment is made, plus the Spread.  Thereafter, on the Determination Date applicable to the Interest Period following the Interest Period in which such prepayment occurs, Lender shall determine the Applicable Interest Rate.  If it is determined by Lender that the Applicable Interest Rate for the Interest Period in which such prepayment occurs is less than the Assumed Note Rate, Lender shall promptly refund to Borrower, without interest, an amount equal to the difference between the interest paid by Borrower on the prepaid amount for such Interest Period calculated at the Assumed Note Rate and the amount of interest on the prepaid amount for such Interest Period calculated at the actual Applicable Interest Rate for the Loan.  Alternatively, in the event that it is determined that the actual Applicable Interest Rate for applicable Interest Period is greater than the Assumed Note Rate, Borrower shall promptly pay to Lender, without additional interest or other late charges or penalties (and in no event later than the next Payment Date) an amount equal to the difference between the interest paid by Borrower on the prepaid amount for the Interest Period in which such prepayment occurs calculated at the Assumed Note Rate and the amount of interest on the prepaid amount for such Interest Period calculated at the actual Applicable Interest Rate.

Section 2.5.            Release of Property.  Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Security Instrument.  Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Security Instrument.

Section 2.6.            Cash Management.

2.6.1.       Establishment of Collection Account.

(a)           Borrower has established and shall maintain the Collection Accounts with Property Bank throughout the term of the Loan.  In connection with a Securitization, Lender shall have the right to cause the Collection Accounts to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Collection Account.  Except with respect to Borrower’s right, from time to time, to direct the amount of certain funds in connection with (i) the maintenance of the Gaming Liquidity Requirement and (ii) the payment of Pass-Through Amounts, each in accordance with Section 2.6.1(g), the Collection Account shall be under the sole dominion and control of Lender (which may be exercised through Servicer).  Lender (and its agents, including Servicer) shall have the sole right to make withdrawals from the Collection Accounts in accordance with the terms and conditions of this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement or the other Loan Documents.  All costs and expenses for establishing and maintaining the Collection Accounts shall be at Borrower’s sole cost and expense.

(b)           Borrower hereby represents and warrants to Lender that attached hereto as Schedule V is a true, correct and complete list of any and all Borrower Accounts maintained by, or on behalf of Borrower or its Affiliates in any jurisdiction that include funds arising out of, or are otherwise attributable to, the Property or relate to the operation and management of the Property on the date hereof, identifying the bank, account name and account number, together with a chart showing the usual and customary flow of funds with respect to such Borrower Accounts in the usual course of business.  The accounts identified on Schedule V are the only Borrower Accounts existing on the date hereof.  Borrower shall at all times cause all Borrower Accounts to be subject to the Lien of the Loan Documents as security for Borrower’s obligations under this Agreement and the other Loan Documents.

(c)           Borrower and its Affiliates shall execute and deliver such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect, maintain and perfect Lender’s security interest in the Borrower Accounts.  Borrower may not, without the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed) open any new accounts or in any way alter the flow of funds and payment into and/or out of such Borrower Accounts in any material respect from that shown on Schedule V, including without limitation, changing the source, type or currency of any payments currently deposited and maintained in any such account.  Notwithstanding the foregoing, Borrower or its Affiliates may, without Lender’s consent but on prior written notice to Lender, open and maintain one or more Borrower Accounts in which to deposit and maintain Excess Cash Flow or Cash Expenses disbursed to Borrower from time to time in accordance with this Agreement; provided that, in each case, such Borrower Accounts are identified to Lender and shall be subject to a first priority perfected security interest in favor of Lender pursuant to the Loan Documents.  From and after the date hereof, Borrower shall use all commercially reasonable efforts to continuously and diligently pursue any and all Governmental Approvals required with respect to the foregoing and shall execute and deliver such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect, maintain and perfect Lender’s security interest in the Borrower Accounts.

(d)           Borrower shall, or shall cause Manager to, deliver irrevocable written instructions to each tenant under any Lease at the Property, in form and substance reasonably acceptable to Lender, directing each such tenant to deliver all Rents payable thereunder directly to the Collection Account.  Borrower shall, or shall cause Manager to, deliver irrevocable written instructions to each of the credit card companies or credit card clearing banks delivering receipts to any of the Borrower Accounts, in form and substance reasonably acceptable to Lender, directing each such credit card company or credit card clearing bank to deliver all receipts payable with respect to the Property directly to the Collection Accounts.  Borrower shall, or shall cause TSP Owner to, deliver irrevocable written instructions to Timeshare Project Developer, in form and substance reasonably acceptable to Lender, directing Timeshare Project Developer to deliver all Timeshare Project Proceeds received by, paid or payable to or for the account of Borrower or any of its Affiliates directly to the Timeshare Project Proceeds Account.

(e)           Borrower and its Affiliates shall deposit all Revenue received by, paid or payable to or paid for the benefit of Borrower into the Collection Accounts within one (1) Business Day after receipt.  Borrower shall diligently and continuously use all commercially reasonable efforts to cause any other Person to deposit all Revenue received by, paid or payable to or paid for the benefit of Borrower into the Collection Accounts within one (1) Business Day after receipt.

(f)            Notwithstanding the foregoing provisions of this Section 2.6.1, but subject to the terms of the Collection Account Agreement, Borrower shall be entitled to retain the Gaming Operating Reserve in accordance with applicable Gaming Laws, which shall be maintained on deposit in the Casino Accounts.

(g)           Property Bank shall transfer in immediately available funds by federal wire transfer all amounts on deposit in the Collection Accounts once every Business Day to the Cash Management Account; provided, however, that Borrower shall have the right from time to time by delivery of written notice simultaneously to Property Bank and Lender to require Property Bank to transfer all or any portion of such available funds on deposit in any Collection Account to (i) any Casino Account solely in an amount equal to any incremental increase in the amount of the Gaming Liquidity Requirement that is required to be maintained by OpBiz under applicable gaming Laws in the Borrower Accounts as a result of any increase in gaming business at the Casino Component or due to any change in the applicable requirements under Gaming Laws generally or to (ii) one of the Borrower Accounts solely from credit card receipts in amounts equal to any Pass-Through Amounts.  Notwithstanding the foregoing, so long as no Event of Default shall have occurred and then be continuing, from and after the Stabilization Date, Lender shall direct Property Bank to transfer in immediately available funds by federal wire transfer all amounts on deposit in the Collection Account once every Business Day to the Borrower Disbursement Account.  Borrower shall deliver irrevocable written instructions to Property

Bank, in form and substance reasonably acceptable to Lender, directing Property Bank to comply with all instructions originated by Lender (and/or its agents, including Servicer) directing the disposition of funds in the Collection Accounts without further consent by Borrower.

2.6.2.       Establishment of Cash Management Account.

(a)           Borrower has established and shall maintain the Cash Management Account with Cash Management Bank throughout the term of the Loan. In connection with any Securitization, Lender shall have the right to cause the Cash Management Account to be entitled with such other designation as Lender may select to reflect an assignment or transfer of Lender’s rights and/or interests with respect to the Cash Management Account.  The Cash Management Account shall be under the sole dominion and control of Lender (which may be exercised through Servicer).  Lender (and its agents, including Servicer) shall have the sole right to make withdrawals from the Cash Management Account in accordance with the terms and conditions of this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement or the other Loan Documents.  All costs and expenses for establishing and maintaining the Cash Management Account (and any sub account thereof) shall be at Borrower’s sole cost and expense.

(b)           Lender shall establish the following sub accounts (which may be ledger entry sub accounts) of the Cash Management Account, each in the name of Lender, into which funds on deposit in, or other financial assets credited to, the Cash Management Account shall be deposited, credited or otherwise allocated in accordance with the provisions of Section 2.6.3:

(i)            the Tax and Insurance Escrow Account into which Tax and Insurance Escrow Funds shall be deposited pursuant to Section 7.2;
(ii)           the FF&E Reserve Account into which FF&E Reserve Funds shall be deposited pursuant to Section 7.3;
(iii)          the Interest Reserve Account into which Interest Reserve Funds shall be deposited pursuant to Section 7.4;
(iv)          the Renovation Project Reserve Account into which certain Renovation Project Reserve Funds shall be deposited pursuant to Section 7.5;
(v)           the Timeshare Project Proceeds Account into which Timeshare Project Proceeds shall be deposited under certain circumstances pursuant to Section 7.6;
(vi)          the Required Repair and Remediation Account into which Required Repair and Remediation Reserve Funds shall be deposited pursuant to Section 7.1;
(vii)         the Excess Cash Reserve Account into which Excess Cash Flow shall be deposited under certain circumstances pursuant to Section 7.7;
(viii)        the Future Project Reserve Account into which certain Future Project Reserve Funds shall be deposited pursuant to Section 7.8;

(ix)           the General Reserve Account into which certain General Reserve Funds shall be deposited pursuant to Section 7.9; and
(x)            the Accrual Adjustment Reserve Account into which the Accrual Adjustment Funds shall be deposited pursuant to Section7.10.

2.6.3.       Accounts Generally.

(a)           Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Collection Accounts, the Cash Management Account and any sub-account thereof.  The Cash Management Account and any sub-account thereof shall be assigned the federal tax identification numbers of Borrower which are 83-0467624 with respect to Fee Owner and 84-1622338 with respect to OpBiz.  Borrower shall provide Lender, at any time upon request of Lender, with a Form W-8 or W-9 to evidence that Borrower is not subject to any back-up withholding under the Code.

(b)           Without limiting the provisions of the Security Instrument, to further secure the full and timely payment and performance of the Debt, Borrower hereby expressly grants to Lender a continuing, first priority security interest in, and pledges and collaterally assigns to Lender all of Borrower’s rights, title and interest in, to and under, all of the following, whether now owned or existing or hereafter acquired, created or arising, whether tangible or intangible, and regardless of where located: (i) in the Collection Accounts, the Cash Management Account, all sub-accounts thereof and all security entitlements, investment property and other financial assets at any time and from time to time deposited or contained therein or credited thereto (as each such term is defined in Article 8 and Article 9 of the UCC); (ii) any and all monies, checks, deposits, investment property or other financial assets now or hereafter credited to the Collection Accounts or the Cash Management Account (including any sub-account thereof) or held by or on behalf of Lender; and (iii) all proceeds (as defined in the UCC) of all or any of the foregoing.  Borrower will at its sole cost and expense take all actions necessary to maintain in favor of Lender a first priority perfected security interest in the Collection Accounts and the Cash Management Account, including, without limitation, entering into the Account Control Agreement and filing (and Borrower hereby irrevocably authorizes Lender to file) UCC-1 financing statements and continuations thereof.  Borrower will not in any way alter or modify the Collection Accounts or the Cash Management Account.  Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in the Collection Accounts, the Cash Management Account, any sub-account thereof or any monies deposited therein or other financial assets credited thereto or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 financing statements, except those naming Lender as the secured party, to be filed with respect thereto.

(c)           Lender may exercise in respect of the Collection Accounts, the Cash Management Account or any or all of the sub-accounts thereof all rights and remedies available to Lender hereunder or under the other Loan Documents or otherwise available at law or in equity.  Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, Borrower shall have no further right to request or otherwise require Lender to disburse any Reserve Funds or have any further rights whatsoever therein, and Lender may, at Lender’s option (i) continue to hold any or all of the Reserve Funds, (ii) continue from time to time to apply all or any portion of the Reserve Funds to any payment(s) to which such Reserve Funds could have been applied prior to such Event of Default, to the extent and in such order and manner as Lender in its sole discretion may determine, and/or (iii) apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.  The remedies provided in this Agreement, the Security Instrument and the other Loan Documents are cumulative and not exclusive of any remedies provided at law or in equity.

2.6.4.       Application of Funds in the Cash Management Account.

(a)           Provided no Event of Default shall have occurred and be continuing and subject to the terms and provisions of Section 7.10, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:

(i)            First, payments to the Tax and Insurance Escrow Fund in accordance with the terms and conditions of Section 7.2;
(ii)           Second, payment of the monthly Debt Service, applied first to the payment of interest computed at the Applicable Interest Rate;
(iii)          Third, payment to Lender of any other amounts then due and payable under the Loan Documents;
(iv)          Fourth, payments to the Borrower Disbursement Account for monthly Cash Expenses to be paid by Borrower in accordance with the related Approved Annual Budget pursuant to a written request for payment submitted by Borrower to Lender specifying the individual Cash Expenses in a form reasonably acceptable to Lender;
(v)           Fifth, payments to the FF&E Reserve Account in accordance with the terms and conditions of Section 7.3;
(vi)          Sixth, payments to the Borrower Disbursement Account for any Extraordinary Expenses reasonably approved by Lender, if any, to be paid by Borrower, pursuant to a written request for payment submitted by Borrower to Lender specifying the individual Extraordinary Expenses in a form reasonably acceptable to Lender;
(vii)         Seventh, during any Excess Cash Flow Sweep Period, provided no Event of Default shall have occurred and then be continuing, any excess amounts remaining in the Cash Management Account (“Excess Cash Flow”) shall be deposited into the Excess Cash Reserve Account to be held and/or applied in accordance with Section 7.7 until such time as the aggregate amount of Excess Cash Flow that has been deposited into the Excess Cash Reserve Account during such Excess Cash Flow Sweep Period shall equal $3,000,000 and, thereafter, any remaining Excess Cash Flow shall be held and disbursed as Excess Cash Flow in accordance with the remaining provisions of this Section 2.6.4(a);

(viii)        Eighth, during any Extension Term Sweep Period, provided no Event of Default shall have occurred and then be continuing, any Excess Cash Flow shall be deposited into the Excess Cash Reserve Account to be held and/or applied in accordance with Section 7.7; and
(ix)           Lastly, provided no Event of Default shall have occurred and then be continuing, any Excess Cash Flow shall be deposited into the Borrower Disbursement Account from which Borrower shall be entitled to make distributions so long as no Event of Default shall then exist.

(b)           Notwithstanding the foregoing, Borrower shall remain obligated to cause sufficient amounts to be deposited in the Cash Management Account on or before each Payment Date to make the payments set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) of Section 2.6.4(a) above, or to otherwise timely pay such amounts on each Payment Date.  The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c)           All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender to the Debt and/or the Reserve Funds in such order and priority as Lender shall determine.

2.6.5.       Payments Received in the Cash Management Account.  Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, FF&E Reserve Fund and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

Section 2.7.            Extension of the Initial Maturity Date.  Borrower shall have the option to extend the term of the Loan (each an “Extension Option”) beyond the Initial Maturity Date for three (3) successive terms (each, an “Extension Term”) of one (1) year each (each then applicable Maturity Date, as extended following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)           no Default or Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Term is commenced;

(b)           Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than six (6) months, and no later than forty-five (45) days, prior to (i) with respect to the first Extension Option, the Initial Maturity Date and (ii) with respect to each successive Extension Option, the then applicable Extended Maturity Date;

(c)           Borrower shall obtain and deliver to Lender not later than ten (10) Business Days prior to the first day of each Extension Option, one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension Option and shall have a maturity date no earlier than the applicable Extended Maturity Date;

(d)           in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to Section 2.7(b) and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time;

(e)           with respect to any exercise of the second and/or third Extension Options, Borrower shall pay to Lender an extension fee equal to 0.25% of the then outstanding balance of the Debt, such payment to be made on or prior to the first day of the applicable Extension Term;

(f)            Borrower shall provide evidence reasonably satisfactory to Lender that there is sufficient capital available to Borrower to pay any necessary Capital Expenditures with respect to the Property;

(g)           Borrower shall deposit additional funds into the Interest Reserve Account in an amount (if any) sufficient to result in a Debt Service Coverage Ratio for the extension term of at least 1.10:1.00 with respect to the Property;

(h)           Lender shall have received such other opinions, documents and information in connection with the foregoing, as may be reasonably requested by Lender; and

(i)            Borrower shall have paid or reimbursed Lender for all out-of-pocket costs and expenses actually incurred by Lender (including, without limitation, reasonable fees and disbursements of outside counsel) in connection with the foregoing.

ARTICLE III.

PROJECT FUNDING AND

CONSTRUCTION MATTERS

Section 3.1.            Project Funding Advances.

3.1.1.       Use of Advances.

(a)           Subject to the provisions of this Section 3.1, Borrower shall use Renovation Project Advances made by Lender pursuant to this Agreement only for the payment of Project Costs with respect to the Project and, in the event that Borrower shall determine to proceed with any Future Project, Borrower shall use Future Project Advances made by Lender pursuant to this Agreement only for the payment of Project Costs with respect to such Future Project.

(b)           With respect to any Project:

(i)            each Project Advance made to Borrower shall be received, held and used by Borrower to pay for Hard Costs and Soft Costs of the applicable Project, as the case may be, in each case in accordance with the applicable Project Budget; and
(ii)           Borrower shall use the proceeds of any Project Advances only to pay or reimburse itself for Project Costs actually incurred in connection with the Project and which were specified on the Project Advance Request for such Project Advance.

(c)           Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed that it shall be a condition to any right of Borrower to receive any Future Project Advances or to proceed with any portion of any Future Project, that Lender shall have reasonably approved the Project Plan, the Project Budget, the Plans and Specifications and all other material Project Documents relating to such Future Project, together with such other reasonable and customary diligence relating to such Future Project as Lender shall reasonably require.  In the event that Borrower shall determine to proceed with any Future Project, Borrower shall not commence, and shall not cause or permit any other Person to commence, any Work with respect to such Future Project, unless the following conditions shall have been satisfied (or waived by Lender in its sole discretion):

(i)            Lender shall have received and approved, which approval shall not be unreasonably withheld, fully executed original counterparts of the Project Plan, the Plans and Specifications, the Project Budget, any Architect Agreement, any Developer Agreement, any Construction Manager Agreement, any General Contractor Agreement, any Engineer Agreement and any Major Trade Contract.
(ii)           Lender shall have received an Anticipated Cost Report for such Future Project in the form required hereunder which sets forth the anticipated costs to complete construction of such Future Project after giving effect to costs incurred to date.
(iii)          Lender shall have received evidence reasonably satisfactory to Lender that the Project Improvements to be constructed as part of such Future Project are and shall be in compliance with all Legal Requirements.
(iv)          Lender shall have received a copy of all Construction Permits necessary for or relating to the construction of such Future Project.
(v)           Lender shall have received evidence reasonably satisfactory to Lender that Borrower has sufficient funds in addition to any available proceeds of the Future Funding to complete such Future Project.
(vi)          Borrower shall deliver a certificate that contains substantially the same representations with respect to such Future Project as are set forth in Section 3.2 hereof and confirms that each of such representations are true, correct and complete on and as of the date delivered.
(vii)         In the event that such Project will result in more than one hundred guest rooms being unavailable for use at any one time, BH Guarantor and RE Guarantor shall have executed and delivered to Lender a Completion Guaranty with respect to such Project, such Completion Guaranty to be in substantially the same form as the Completion Guaranty delivered to Lender on the date hereof and otherwise in form and substance reasonably acceptable to Lender.

3.1.2.       General Requirements Applicable to Construction Project Advances.

(a)           Subject to the other provisions of this Agreement, any Project Advances shall be made in accordance with Project Advance Requests submitted by Borrower and verified by Construction Consultant in accordance with the provisions of this Section 3.1.  The proceeds of any Project Advance shall be advanced by Lender from time to time on Advance Dates by transfer of such funds to the Construction Disbursement Account or in such other manner as Lender and Borrower may agree.  Borrower shall not deposit any other funds into the Construction Disbursement Account other than sums sufficient to pay the administrative costs of such account.

(b)           Project Advances shall be made, in the case of the Initial Project Advance, upon satisfaction of the conditions precedent set forth in Section 3.1.7 and in the case of any Project Advance made after such Initial Project Advance, upon satisfaction of the conditions set forth in Section 3.1.8 and, for the Final Project Advance only, Section 3.1.9, except to the extent that Lender may elect to waive any such conditions precedent in its sole and absolute discretion.  All conditions precedent to the obligation of Lender to make Project Advances are imposed solely for the benefit of Lender and no other party may require satisfaction of any such condition precedent or be entitled to assume that Lender will refuse to make either the Future Funding or any Project Advance in the absence of strict compliance with such conditions precedent.  Any or all requirements of this Agreement may be waived by Lender, in whole or in part, at any time and any such waiver shall not be deemed a modification of this Agreement.

3.1.3.       Amount of Advances.

(a)           Subject to the terms of this Section 3.1, so long as no Event of Default shall exist, Project Advances shall be made with respect to any Project from time to time in accordance with the Construction Schedule and the Disbursement Schedule as such Project progresses, but no more frequently than twice in each calendar month.

(b)           Subject to the other provisions of this Agreement, any Project Advance shall be made on the basis of (i) the Line Items for Hard Costs and Soft Costs specified in the Project Budget, and (ii) the documented cost of Work for the Project in place and performed and services provided, and to the extent provided in Section 3.1.12, materials stored on or off the Property, in each case as such cost is reasonably determined by Lender as provided in this Agreement; provided, that Lender shall at no time be obligated to disburse any proceeds of the

Future Funding for work performed, materials furnished or services provided under Construction Contracts that are not fully executed and delivered.

(c)           With respect to each Project, (i) the Project Budget for such Project shall reflect, by category and Line Item, the purposes and the amounts for which funds to be advanced by Lender under this Agreement are to be used, and (ii) subject to the provisions of Section 3.1.10 or as Lender may otherwise agree in its sole discretion, Lender shall not be required to disburse for any Line Item more than the amount specified for such Line Item in the Project Budget for such Project.

(d)           The calculation of any Project Advance shall account for Retainage as provided for in Section 3.6.  It is hereby acknowledged and agreed that the Retainage is intended to provide a contingency fund protecting Lender against the failure of Borrower or Guarantors to fulfill any obligations under the Loan Documents and that Lender may charge amounts to pay for the Project Costs against such Retainage in the event Lender is required or elects to expend funds to cure any Event of Default.

3.1.4.       Advances for Hard Costs.  With respect to each Project, no Project Advance will be made for any Hard Costs unless the amount of the Hard Costs thereof are set forth in the Project Budget as Line Items (or portions thereof) to be funded from the Future Funding.  Project Advances may be made for advance deposits for material to be included in the Project.  Project Advances for Hard Costs with respect to the trade or any portion of construction covered by any of the Line Items (or portions thereof) in the Project Budget to be funded from the Future Funding shall not exceed:

(i)            the total Hard Costs as set forth as a Line Item (or portion thereof) in the Project Budget to perform and complete the trade or portion of construction covered by such Line Item, multiplied by the stage of completion of such trade or portion of construction (expressed as a percentage) as determined by the Construction Consultant; less
(ii)           any Retainage with respect to such Line Item, if withheld pursuant to the terms hereof, and the amounts previously advanced for such Hard Costs as set forth in such Line Item.

3.1.5.       Advances for Soft Costs.  With respect to each Project, to the extent that any Project Advance Request shall include Soft Costs, Lender will, upon satisfaction of the applicable conditions set forth in this Agreement, include the full amount of such Soft Costs in a Project Advance if (i) such Soft Costs are set forth in the Project Budget as a portion of the Project Costs to be funded from the Future Funding, and (ii) Lender has received evidence reasonably satisfactory to Lender that such Soft Costs are then due and payable or have been paid by Borrower.

3.1.6.       Project Advance Requests.

(a)           Form of Project Advance Request.  In the event that Borrower shall wish to obtain a Project Advance, Borrower shall deliver to Lender and the Construction Consultant a fully completed and executed Project Advance Request that satisfies the requirements set forth in this

Section 3.1 at least ten (10) Business Days prior to the Advance Date.  Each Project Advance Request delivered by Borrower shall constitute Borrower’s representation and warranty to Lender that:

(i)            any completed construction for which the Project Advance is being requested is substantially in accordance with the Plans and Specifications;
(ii)           all costs for the payment of which the Lenders have previously advanced funds have in fact been paid;
(iii)          all the representations and warranties of each Borrower Party contained in the Loan Documents were true, correct and complete as of the date of execution of the Agreement, and in all material respects as of the date of any previous Advance and continue to be true and correct in all material respects as of the date of such Advance Request except to the extent that the same can no longer be true as the result of the passage of time; and
(iv)          no Default or Event of Default shall have occurred and be continuing hereunder.

(b)           Project Advance Request Required Documentation.  Each Project Advance Request shall be subject to Lender’s reasonable approval and shall be in accordance with the Disbursement Schedule, and shall be accompanied by:

(i)            an executed Borrower Advance Certification in the form attached hereto as Exhibit C;
(ii)           with respect to any Project Advance Request that includes Hard Costs, a completed and itemized Application and Certificate for Payment (AIA Document No. G702) or similar form approved by Lender, together with invoices relating to all items of Project Costs in excess of $50,000 covered thereby and accompanied by a cost breakdown showing the cost of Work for the Project on, and the cost of materials incorporated into, the Improvements of the Project to the date of the Advance Request; the cost breakdown shall also show the percentage of completion of each Line Item on the Project Budget, and the accuracy of the cost breakdown shall be certified by the Borrower; all such applications for payment shall also show all Trade Contractors and subcontractors being paid by such Project Advance, including the Major Trade Contractors, by name and trade, the total amount of each such Construction Contract or subcontract, the amount theretofore paid to each Trade Contractor and subcontractor thereunder as of the date of such application, and the amount to be paid from the proceeds of the Project Advance to each Trade Contractor and subcontractor;
(iii)          with respect to any Project Advance Request that includes Hard Costs, a Construction Consultant Certificate in form and substance reasonably acceptable to Lender;
(iv)          a list of all Change Orders for the Renovation Project that have not yet been submitted to Lender on the date of such Project Advance Request, together with a statement by Borrower that copies of the same have been submitted to Construction Consultant prior to the date of such Project Advance Request, together with a list of all Change Orders then to date and a list of all contemplated Change Orders;
(v)           a list of all Trade Contracts for the Project executed since the date of the then last preceding Project Advance, together with a statement by Borrower that copies of such Trade Contracts involved with the Project executed by (or on behalf of) Borrower since the date of the then last preceding Project Advance have been submitted to Construction Consultant prior to the date of such project Advance Request;
(vi)          except with respect to any Initial Project Advance thereunder, payment receipts substantially in the form attached as Exhibit F from any Construction Manager, any General Contractor and all Trade Contractors evidencing that they have been paid in full for all work performed and/or materials supplied to the date of the preceding Advance, except for Retainage provided for in this Agreement;
(vii)         with respect to any Project Advance Request that includes Soft Costs, (i) evidence  reasonably satisfactory to Lender that such Soft Costs have been properly incurred and are due and payable and are within budgeted amounts, and (ii) invoices, statements or such other information and documentation as Lender shall reasonably request or require with respect to such Soft Costs covered by such Advance Request to evidence the validity of such Soft Costs;
(viii)        evidence reasonably satisfactory to Lender that the full amount of the last preceding Project Advance has been paid out by Borrower, Construction Manager and/or General Contractor to the Persons with respect to whom such Advance was disbursed and otherwise in accordance with this Agreement; and
(ix)           such other information and documents as may be reasonably requested or required by Lender or Construction Consultant with respect to the Project Costs covered by such Project Advance Request.

(c)           Procedure of Advances.  If Borrower shall have complied with the provisions of this Section 3.1.6, Lender shall make the requested Project Advance available to Borrower on the Advance Date set forth in the applicable Project Advance Request in accordance with the terms of this Section 3.1.6(c).

(i)            Each Project Advance shall be made by Lender by wire transfer to the Construction Disbursement Account.  All proceeds of all Project Advances shall be used by Borrower only for the purposes for which such Project Advances were made and Borrower shall not commingle Project Advance proceeds with any other funds of Borrower or its Affiliates.
(ii)           No Project Advance by Lender shall be deemed to be an approval or acceptance by Lender or the Construction Consultant of any Work performed thereon or the materials furnished with respect thereto.

(iii)          No Project Advance by Lender shall constitute a waiver of any of the conditions to make further Project Advances set forth herein.

3.1.7.       Conditions to the Initial Project Advance.  With respect to any Project, the obligation of Lender to make any Initial Project Advance shall be subject to the following conditions precedent, each of which shall be completed to Lender’s reasonable satisfaction (or otherwise waived by Lender in its sole and absolute discretion):

(a)           Project Advance Request.  Borrower shall have delivered Project Advance Request complying with the provisions of this Agreement and attaching all deliveries, certificates and other documentation required hereunder.

(b)           Loan Documents.  The Loan Documents, in form and substance satisfactory to the Lender, shall have been duly executed, as necessary, and delivered by the parties thereto and shall be in full force and effect, and Lender shall have received the originals or fully executed counterparts thereof.

(c)           Payment of Fees.  Borrower shall have paid, or caused to be paid, all fees and expenses required by the Loan Documents, to the extent then due and payable.

(d)           Project Documents.  Lender shall have received a true, correct and complete copy of the Project Plan, the Plans and Specifications, the Project Budget, the Construction Schedule and the Disbursement Schedule, in each case in form and substance reasonably acceptable to Lender and Construction Consultant.  Lender shall have received a true, correct and complete copy of all other Project Documents then in place for the Project, each in form and substance reasonably satisfactory to Lender.  For the purposes of the foregoing, Lender hereby confirms its approval of the Project Plan, and other Project Documents, relating to the Renovation Project, to the extent and in the form delivered to Lender prior to the date hereof.

(e)           Architect Agreement.  Lender shall have received a true, correct and complete copy of each Architect Agreement for the Project, in each case in form and substance reasonably acceptable to Lender and Construction Consultant, and each Architect under such Architect Agreements shall have delivered to Lender a duly executed and completed Architect Consent with respect to its Architect Agreement, in the form required hereunder and otherwise reasonably acceptable to Lender and Construction Consultant.

(f)            Developer Agreement.  Lender shall have received a true, correct and complete copy of any Developer Agreement for the Project, in each case in form and substance reasonably acceptable to Lender and Construction Consultant, and any Developer under such Developer Agreement shall have delivered to Lender a duly executed and completed Developer Consent with respect to its Developer Agreement or, if such Developer is an Affiliate of Borrower, an Assignment of Development Agreement, in each case in the form required hereunder and otherwise reasonably acceptable to Lender and Construction Consultant.

(g)           Construction Manager Agreement.  Lender shall have received a true, correct and complete copy of any Construction Manager Agreement for the Project, in each case in form and substance reasonably acceptable to Lender and Construction Consultant, and any Construction Manager under such Construction Manager Agreement shall have delivered to Lender a duly executed and completed Construction Manager Consent with respect to its Construction Manager Agreement, in the form required hereunder and otherwise reasonably acceptable to Lender and Construction Consultant.

(h)           General Contractor Agreement. Lender shall have received a true, correct and complete copy of any General Contractor Agreement for the Project, in each case in form and substance reasonably acceptable to Lender and Construction Consultant, and any General Contractor under such General Contractor Agreement shall have delivered to Lender a duly executed and completed General Contractor Consent with respect to its General Contractor Agreement, in the form required hereunder and otherwise reasonably acceptable to Lender and Construction Consultant.

(i)            Engineer Agreement. Lender shall have received a true, correct and complete copy of each Engineer Agreement for the Project, in each case in form and substance reasonably acceptable to Lender and Construction Consultant, and each Engineer under any such Engineer Agreement shall have delivered to Lender a duly executed and completed Engineer Consent with respect to its Engineer Agreement, in the form required hereunder and otherwise reasonably acceptable to Lender and Construction Consultant.

(j)            Trade Contractors. Lender shall have received and approved in its reasonable discretion a list of all Trade Contractors for the Project that are or, to the extent then identifiable by Borrower, will be engaged in connection with such Borrower Project and Lender shall have reasonably approved the standard form of Trade Contract.

(k)           Major Trade Contracts.  Lender shall have received a true, correct and complete copy of each Major Trade Contract for the Project, in each case in form and substance reasonably acceptable to Lender and Construction Consultant, and each Major Trade Contractor under any such Major Trade Contract shall have delivered to Lender a duly executed and completed Major Trade Contractor Consent with respect to its Major Trade Contract, in the form required hereunder and otherwise reasonably acceptable to Lender and Construction Consultant.

(l)            Governmental Approvals.  A true, correct and complete copy of all Governmental Approvals necessary for the construction of the Project Improvements as contemplated by the Plans and Specifications, including, without limitation, a final non-appealable building permit for the Project with no conditions thereto, and all relevant Construction Permits, licenses and approvals, have been obtained and shall have been delivered to Lender and approved by Lender and Construction Consultant.

(m)          Shortfall.  Lender shall have received evidence reasonably satisfactory to Lender that no Shortfall shall exist.

(n)           Title Policy.  Lender shall have received the Title Insurance Policy, together with evidence of coinsurance and reinsurance direct access arrangements as Lender shall reasonably require.

(o)           Insurance.  Lender shall have received true, correct and complete policies of all insurance required to be maintained pursuant to this Agreement or any other Loan Document or other evidence of such insurance acceptable to Lender in its reasonable discretion.

(p)           Zoning and Building Codes.  Lender shall have received evidence reasonably acceptable to Lender (including, without limitation, letters from applicable Governmental Authorities, opinions from zoning counsel and certifications from the Architect) that the Project does and will comply with all applicable zoning, subdivision, land use, parking, environmental and building statutes, codes, ordinances, regulations, variances and special regulations.

(q)           Material Adverse Effect.  No event or circumstances shall exist which is reasonably likely to have a Material Adverse Effect.

(r)            Taxes.  Lender shall have received evidence reasonably satisfactory to Lender that Borrower has paid an amount of taxes necessary to make the Security Instrument and other Loan Documents creating and/or perfecting the Liens on the Property valid and enforceable up to the then applicable Loan Amount and including the amount of such Project Advance.

3.1.8.       Conditions to Subsequent Project Advances.  Lender shall not be obligated to make any Advance subsequent to the Initial Project Advance, unless the following conditions are satisfied (or otherwise waived by Lender in its sole and absolute discretion):

(a)           Updates to Conditions for Initial Advance.  To the extent that since the date of the immediately prior Project Advance, Borrower has entered into any new (or amended any existing) Project Documents, Architect Agreements, Developer Agreements, Construction Manager Agreements, General Contractor Agreements, Engineer Agreements or Major Trade Contracts with respect to the Project, Lender shall have received true, correct and complete copies of such documents, agreements and/or amendments, in each case in form and substance reasonably acceptable to Lender and Construction Consultant if and only if Lender has approval rights with respect thereto under the terms of this Agreement, and any new Architect, Developer, Construction Manager, General Contractor, Engineer or Major Trade Contractor shall have delivered to Lender a duly executed and completed Architect Consent, Developer Consent, Construction Manager Consent, General Contractor Consent, Engineer Consent and/or Major Trade Contractor Consent, as applicable.  Borrower shall have also updated the list of Trade Contracts set forth in Section 3.1.7(j), if applicable.

(b)           Representations and Warranties.  On the date of each such subsequent Project Advance, the representations and warranties made by each Borrower Party in any other Loan Documents shall be true and correct in all material respects on and as of the date of such subsequent Advance with the same effect as if made on such date (and each Borrower Party shall have delivered to Lender a certification to such effect) except to the extent that the same can no longer be true as the result of the passage of time.

(c)           No Event of Default.  On the date of each such subsequent Project Advance, no Default or Event of Default hereunder shall have occurred and be continuing.

(d)           Project Advance Request.  Lender shall have received a complete executed Project Advance Request in accordance with the requirements of Section 3.1.6, together with all required attachments and deliveries relating thereto.

(e)           Additional Construction Documents.  Lender shall have received from Borrower an updated certified list of all Construction Contracts for the Project that have been entered into.

(f)            Updated Project Budget.  Lender shall have received an updated Project Budget, in form and substance reasonably approved by Lender, which indicates the Project Costs anticipated to complete the construction of the Project Improvements, after giving effect to Project Costs incurred during the period since the date of the Initial Project Advance, or the last preceding Project Advance Request, as applicable.

(g)           Miscellaneous.  Lender shall have received all documents, reports, certificates, affidavits and other information, in form and substance satisfactory to Lender or Construction Consultant, as each reasonably may require to evidence compliance by Borrower with all of the provisions of this Agreement.

(h)           Anticipated Cost Report.  Lender shall have received an Anticipated Cost Report in form and substance reasonably approved by Lender.

(i)            Budget Reconciliation.  Lender shall have received a reconciliation by Borrower of the progress and cost of the construction of the Project through the date of the Project Advance with the applicable Construction Schedule and the Project Budget together with a projection of such progress and cost through to completion of the construction of the Project.

(j)            Payment of Fees.  Borrower shall have paid, or caused to be paid, all fees and expenses required by the Loan Documents, to the extent due and payable.

(k)           Shortfall.  Lender shall have received evidence reasonably satisfactory to Lender that no Shortfall shall exist.

(l)            Title Continuation.  Lender shall have received a Title Continuation for the Title Insurance Policy, dated as of the date of such Project Advance, in form and substance reasonably acceptable to Lender.

(m)          Material Adverse Effect.  No event or circumstances shall exist which is reasonably likely to have a Material Adverse Effect.

3.1.9.       Conditions to Final Project Advance.  Lender shall not be obligated to make the final Project Advance, including (without limitation) any Retainage pursuant to this Agreement (the “Final Project Advance”), unless in addition to the conditions set forth in Section 3.1.8, the following conditions are satisfied (or otherwise waived by Lender in its sole and absolute discretion):

(a)           Completion Certificates.  Lender shall have received the Architect Final Completion Certificate and the Construction Consultant Final Completion Certificate with respect to the Project.

(b)           Final Lien Waivers and Receipts.  Lender shall have received from any Construction Manager, any General Contractor and all Trade Contractors either (i) final unconditional release/payment receipts substantially in the form attached as Exhibit G evidencing that the same have been paid in full for all work performed and/or materials supplied, or (ii) final conditional release/payment receipts substantially in the form attached as Exhibit H which shall be conditioned solely upon receipt of a portion of such Final Project Advance.

(c)           Certificates of Occupancy.  Lender shall have received a copy of the permanent (or temporary) Certificate of Occupancy and all other material Operating Permits for the Project Improvements.

(d)           Final Survey.  Lender shall have received a final Survey of the Property by a surveyor reasonably satisfactory to Lender and the Title Company in the form of the Surveys of the Property delivered to Lender as of the Closing Date (as revised thereafter to the extent required under the Loan Documents) and otherwise reasonably satisfactory to Lender.

(e)           Title Insurance Policy.  Endorsements to the Title Insurance Policy referencing the final survey and indicating no Liens other than Permitted Encumbrances and including an update to the Form 9 Comprehensive Endorsement, in each case in form and substance reasonably acceptable to Lender.

(f)            Payment of Fees.  Lender shall have received payment for any and all fees payable with respect to the Advance pursuant to the Loan Documents, including (without limitation) all fees and expenses of Construction Consultant to the extent then due and payable.

3.1.10.     Budget Reallocations.

(a)           Contingency Line Items.  Borrower may, without Lender’s consent, revise the Project Budget for any Project from time to time to move (i) amounts available under any Line Item for Hard Costs that are designated as “Contingency” to other Line Items for Hard Costs in the Project Budget, and/or (ii) amounts available under any Line Item for Soft Costs that are designated as “Contingency” to other Line Items for Soft Costs in the Project Budget.

(b)           Cost Savings.  If there is a Cost Saving in a particular Line Item of the Project Budget for any Project and such Cost Saving is substantiated by evidence reasonably satisfactory to Lender, then Borrower shall have the right to reallocate such Cost Saving to another Line Item of the Project Budget with respect to which additional costs have been or may be incurred; provided, however, that, subject to the provisions of Section 3.1.10(d) below, Borrower shall in no event or under any circumstances have the right to do the following without in each instance obtaining the prior approval of Lender, which approval may be withheld in its sole and absolute discretion:

(i)            reallocate any portion of the Line Items for interest, fees and other expenses payable hereunder prior to Final Completion of the Project; or
(ii)           reallocate any Cost Savings in any Line Item for Hard Costs to a Line Item other than another Line Item for Hard Costs.

(c)           New Line Items.  Subject to the provisions of Section 3.1.10(d) below, without the prior written consent of Lender in each instance, (i) Borrower shall not be permitted to create any new Line Item in the Project Budget for the Project, and (ii) the Line Item designated “Contingency” may not be reallocated to any such new Line Item.

(d)           Permitted Budget Modifications.  Notwithstanding the foregoing, Borrower shall have the right, without the consent of Lender, to modify the Renovation Project Budget to the extent the same shall not constitute a Material Change Order pursuant to Section 3.1.13.

(e)           Use of Cost Savings Upon Final Completion. So long as no Event of Default shall then exist, upon Final Completion of the Renovation Project, Lender shall direct Cash Management Bank to transfer all Renovation Project Reserve Funds remaining on deposit in the Renovation Project Reserve Account to the General Reserve Account, whereupon such funds  shall be held and/or disbursed in accordance with the terms of Section 7.9. So long as no Event of Default shall then exist, upon Final Completion of any Future Project, Lender shall direct Cash Management Bank to transfer all Future Project Reserve Funds previously advanced into the Future Project Reserve Account with respect to such Future Project to the General Reserve Account, whereupon such funds shall be held and/or disbursed in accordance with the terms of Section 7.9.

3.1.11.     Loan Balancing and Shortfalls.

(a)           Lender will not be required to make Project Advances pursuant to the provisions of this Agreement or any of the other Loan Documents for more than the amount of any Line Item in the Project Budget for the any Project, unless Cost Savings from other Line Items have previously been reallocated in accordance with the terms hereof or all or a portion of the Line Item designated as “Contingency” has been reallocated to such Line Item in accordance with the terms hereof or any of the actions set forth in Section 3.1.11 below are taken.

(b)           In the event that Lender shall reasonably determine (after reasonable consultation with Borrowers) that there exists any Shortfall with respect to the Future Funding, Lender shall deliver notice of such determination to Borrower and thereafter until such Shortfall no longer exists, Lender will not be obligated to make any Advances of the Future Funding under this Agreement or any of the other Loan Documents and, within ten (10) days of receipt of such notice of determination, Borrower shall take any of the following action:

(i)            establish to Lender’s reasonable satisfaction that contrary to Lender’s prior determination, no Shortfall then exists;
(ii)           reallocate Cost Savings and/or any Line Item designated as “Contingency” pursuant to the terms hereof such that the aggregate sum of the Shortfall is reduced to zero;
(iii)          deposit cash (“Deficiency Cash Collateral”) with Lender as provided herein) or deliver to Lender, as beneficiary, one or more Letters of Credit (a “Deficiency Letter of Credit”), in either case in the aggregate amount of the Shortfall; or
(iv)          make one or more payments on account of Hard Costs and/or Soft Costs until the Shortfall has been reduced to zero.

(c)           If Borrower deposits Deficiency Cash Collateral with Lender, such deposit shall be held in an account which shall be treated as a Reserve Account for all purposes of this Agreement, including Section 7.9.  Any Deficiency Letter of Credit shall have an expiration date not earlier than thirty (30) days after the Maturity Date, provided that the expiration date may be one (1) year from its issuance if the Deficiency Letter of Credit provides for a drawing by Lender of the full amount thereof at any time on or after the thirtieth (30th) day preceding its stated expiration date if it has not been renewed or extended.

(d)           Until such time as all Project Costs of the Project have been paid in full or any Shortfall for the Future Funding has been eliminated, Borrower shall have no right to any Deficiency Cash Collateral except for the purpose for which such funds were deposited; provided that, so long as an Event of Default exists, Borrower shall have no right to any such Deficiency Cash Collateral for any purpose and Lender may use and apply such deposit in its sole discretion in accordance with the terms hereof.  Until expended or applied as provided herein, any Deficiency Cash Collateral and the proceeds of any Deficiency Letter of Credit, together with any interest thereon, shall constitute additional security for the obligations of Borrower hereunder.

(e)           Any Deficiency Letter of Credit shall be held by Lender and may be drawn at any time within thirty (30) days prior to the expiration thereof (unless replaced or renewed prior to such drawing) or upon the occurrence and during the continuance of an Event of Default, whereupon the proceeds of the Deficiency Letter of Credit shall be treated as Deficiency Cash Collateral for all purposes.  Any remaining cash amounts held as Deficiency Cash Collateral shall be advanced to pay Project Costs for the Renovation Project in the same manner as if such amounts were proceeds of the Future Funding.

(f)            In the event that after the deposit of any Deficiency Cash Collateral but prior to disbursement thereof or after the delivery of a Deficiency Letter of Credit but prior to the draw of all proceeds thereof, Borrower shall establish to Lender’s satisfaction that due to a change in circumstances, the amount of the Deficiency Cash Collateral or the Deficiency Letter of Credit exceeds the Shortfall for the Future Funding, then, promptly following the request of Borrower and provided no Event of Default shall then exist, such Deficiency Cash Collateral, up to the amount of such excess, shall be disbursed to Borrower or the amount of any Deficiency Letter of Credit, up to the amount of such excess, may be reduced.

3.1.12.     Advances for Stored Materials and Deposits.

(a)           Except to the extent set forth in this Section 3.1.12, Lender shall in no event or under any circumstances have any obligation to make any disbursement of the Future Funding for or with respect to materials which are stored other than on the Property unless Lender reasonably agrees to the contrary.

(b)           Lenders shall not be required to disburse any funds for any materials, machinery or other Personal Property not yet incorporated into the Improvements (the “Stored Materials”) unless Lender and Construction Consultant receive reasonably satisfactory evidence that:

(i)            the Stored Materials are components in substantially final form ready for incorporation into the Project;

(ii)           the Stored Materials are stored at the Property, in a bonded warehouse in Nevada, or at such other site as Lender shall reasonably approve, and are protected against theft and damage;
(iii)          the Stored Materials under materials only contracts will be paid for in full with the funds to be disbursed and Stored Materials under labor and materials contracts shall be subject to the Retainage requirements set forth herein, and all rights or claims of the supplier will be released upon full payment;
(iv)          Lender shall have received, or will receive upon payment of such Advance, warehouseman’s receipts or other evidence reasonably satisfactory to Lender of the Lender’s first priority Lien in such materials;
(v)           Borrower shall provide proof reasonably satisfactory to Lender that such materials are insured against loss by casualty or theft for their full replacement cost;
(vi)          the aggregate cost of Stored Materials stored at the Property has been reviewed and certified by the Construction Consultant; and
(vii)         the cost of Stored Materials in the aggregate at any time with respect to the Project is not more than $20,000,000.

(c)           In the event that the Borrower shall at any time store materials at any one location other than the Property, the cost of which exceeds the maximum amount permitted under this Section 3.1.12(c), Borrower shall pay the excess cost of such materials with its own funds and shall not be entitled to any Advance in respect of such excess until such time as such excess is located at the Property and the other conditions set forth in this Section 3.1.12 have been satisfied (or waived by Lender in its sole discretion).

(d)           So long as all of the conditions set forth herein have been satisfied, with respect to any Project, Borrower may include in any Project Advance Request an amount in order to pay advance deposits on items being manufactured and where payments are required to be made prior to completion of such manufacture, provided that (i) such items would otherwise constitute Project Costs and would be paid from the Future Funding, (ii) all such amounts shall not exceed $15,000,000 in the aggregate, and (iii) any Project Advance Request that includes such advance deposit amounts shall include a schedule of such amounts, a copy of the applicable contract and the invoice for such advance deposit amount, each as reasonably verified and approved by Construction Consultant.

3.1.13.     Change Orders.

(a)           Borrower shall provide to Lender and Construction Consultant copies of all orders, documents or revisions to Plans and Specifications reflecting Change Orders for the Project, regardless of whether the prior approval by Lender and/or Construction Consultant of any such order, document or revision is required pursuant to the terms hereof.

(b)           Borrower shall not request, initiate, agree to, accept, cause or suffer directly or indirectly any Material Change Order (as defined below) without Lender’s prior written consent,

not to be unreasonably withheld.  Any Change Order other than a Material Change Order shall not require Lender’s consent.  No Change Order, whether or not approved by Lender (i) shall obligate Lender to increase the amount of the Future Funding, and (ii) nor obligate Lender to make any Advance to the extent the same would not otherwise be obligated pursuant to this Agreement to make such Advance.  Borrower shall submit to Lender and Construction Consultant copies of each proposed Material Change Order prior to entering into it, together with documentation reasonably satisfactory to Lender and Construction Consultant, setting forth all additions and subtractions theretofore made to or from the scope of the Project.  Lender shall promptly review all Material Change Orders so submitted, and grant or deny its consent within ten (10) Business Days of Borrower’s request therefor; provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL WITH RESPECT TO A MATERIAL CHANGE ORDER.  IF LENDER FAILS TO RESPOND WITHIN 10 BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, THE REQUESTED ACTION WITH RESPECT TO THE MATERIAL CHANGE ORDER WILL BE DEEMED APPROVED”, if Lender does not respond during such ten (10) Business Day period, it shall be deemed to have approved such Material Change Orders.  If any Material Change Order shall require the consent or approval of any third party, Borrower shall provide Lender with written evidence of such consent or approval.  Borrower shall submit to Lender and Construction Consultant copies of all Change Orders entered into with respect to the Project within fifteen (15) days after the same are entered into (and in any event concurrently with any Advance Request to which such Change Order relates), irrespective of whether the same require the prior approval of Lender and Construction Consultant pursuant to this Agreement.  Nothing herein shall be deemed to restrict Borrower’s ability to fund Line Item increases with Equity Payments, provided that Lender’s approval is not otherwise required hereunder.  As used herein, a “Material Change Order” shall mean any Change Order with respect to the Renovation Project, that together with all other Change Orders theretofore entered into with respect to the Renovation Project, increases (i) any “Division” of Line Items in the Renovation Project Budget in excess of 10% of the amount of such “Division” of Line Items on the date hereof, or (ii) the aggregate Project Costs set forth in the Renovation Project Budget in an amount greater than $11,000,000; provided that, with respect to any Future Project, a “Material Change Order” shall be defined by reference to limits reasonably proportionate to the foregoing, as reasonably adjusted by Lender in light of the scope of such Future Project.

3.1.14.     Quality of Work.  No Project Advance or any portion thereof shall be made with respect to defective Work or materials or to any Person that has performed Work or supplied materials that are defective and that has not been cured, as specified in and confirmed by the report of the Construction Consultant; provided, however, that Lender may disburse all or any part of the Future Funding before any such cure if Lender believes it advisable to do so, and all such amounts or portions thereof shall be deemed to have been made pursuant to this Agreement.

Section 3.2.            Renovation Project Representations.  Borrower hereby represents and warrants, with respect to the Renovation Project, as of the Closing Date that:

(a)           Borrower has all necessary power and authority to enter into and perform its obligations under the Renovation Project Documents to which Borrower is a party or is otherwise bound, and all other agreements and instruments to be executed by Borrower in connection with the construction of the Renovation Project Improvements and the development of the Renovation Project.

(b)           The Renovation Project Documents to which Borrower is a party have been, and the Renovation Project Documents to which Borrower will be a party will be, duly executed and delivered by Borrower.

(c)           The Renovation Project Documents to which Borrower is a party constitute, and the Renovation Project Documents to which Borrower will be a party, when executed and delivered, each will constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(d)           The construction of the Renovation Project Improvements and the execution, delivery and performance by Borrower of its obligations under, and the consummation of the transactions contemplated by, each of the Renovation Project Documents to which Borrower is, or will be, a party, and all other agreements and instruments to be executed by Borrower in connection therewith do not and will not (a) violate any Legal Requirement applicable to Borrower, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under the organizational documents of Borrower, or any mortgage, indenture, agreement, permit, franchise, license, note or instrument to which Borrower is a party or by which it or any of its properties is bound, or (c) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the assets of Borrower (except as contemplated by this Agreement and by the other Loan Documents).

(e)           There are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority pending or, to Borrower’s knowledge, threatened against or affecting Borrower, any of its Affiliates or the Property, or any part thereof which affect or might affect the validity or enforceability of any of the Renovation Project Documents or which may have a material adverse effect on the Borrower’s ability to complete the Renovation Project.

(f)            All Construction Permits that are required in connection with the valid execution, delivery and performance by Borrower of the Renovation Project Documents and all other agreements and instruments to be executed by Borrower in connection therewith have been obtained (or will be obtained when required) and are (or will be) in full force and effect and Borrower agrees that all Construction Permits and Operating Permits required for the construction and operation of the Renovation Project Improvements and otherwise in connection with the carrying out or performance of any of the transactions required or contemplated thereby (other than routine construction and occupancy permits which are not appropriate or necessary for the stages of construction in question) will be obtained when required.

(g)           The Plans and Specifications have been approved, to the extent required as of the date hereof by applicable Legal Requirements, by all Governmental Authorities.  The anticipated use of the Renovation Project Improvements complies with all restrictive covenants affecting the

Property and all Legal Requirements, including, without limitation, all applicable zoning ordinances and regulations and environmental laws.

(h)           All utility services and facilities necessary for the construction of the Renovation Project Improvements and, upon completion of construction, the operation, use and occupancy of the Renovation Project Improvements for their intended purposes are available (or will be available when needed) at the boundaries of the Property, including, without limitation, water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities and means of access between the Property and public ways.

(i)            Except for the existing Trade Contracts disclosed to Lender in writing on or before the date hereof, Borrower has not made, assumed or been assigned any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Property.

(j)            The current zoning law and declarations covering the Property (together with the applicable Construction Permits and Operating Permits obtained by Borrower) permit ‘by-right’ the construction of the Renovation Project Improvements to be completed in accordance with the Plans and Specifications and, upon completion of construction in accordance with the Plans and Specifications, the current zoning law and declarations covering the Property, together with the applicable Construction Permits and Operating Permits obtained or to be obtained by Borrower, permit the Renovation Project Improvements to be operated and used as contemplated by this Agreement and the other Loan Documents.  The Property currently and, upon completion of construction in accordance with the Plans and Specifications, the use thereof will be in all respects in compliance with all Construction Permits then required and Operating Permits then required, as applicable, and all other Legal Requirements, and such compliance is not dependent on any land, improvements or facilities not a part of the Property.  There are no pending, or to Borrower’s knowledge, threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the zoning applicable to the Property or any part thereof, or any of the Construction Permits, as currently existing.

(k)           The Trade Contracts and the other Project Documents heretofore executed by, or assigned to and assumed by, Borrower are in full force and effect, not having been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived, except as permitted hereunder or as has otherwise been disclosed to Lender.

(l)            The Renovation Project Budget relating to the Renovation Project contains all Hard Costs and Soft Costs and any other costs and expenses reasonably anticipated to be incurred in connection the construction and development of the Renovation Project Improvements.

Section 3.3.            Renovation Project Construction Covenants.  From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with respect to each Project as follows:

3.3.1.       General.  Borrower shall cause the Project Costs of the construction of the Project Improvements to be in accordance with the Project Budget (subject to Borrower’s rights and obligations with respect to Shortfalls, and Borrower’s rights to change the Project Budget to the extent permitted under this Agreement).  Borrower shall cause construction of the Project in accordance with the applicable Plans and Specifications (as they may be revised as permitted hereunder) in all material respects, free and clear of Liens or claims for materials supplied or for labor or services performed in connection with the construction of the Project or otherwise.

3.3.2.       Construction Schedule.  Each month during the period from the commencement of the Project until Substantial Completion of the Project, Borrower shall deliver to Lender and Construction Consultant a copy of any updated Construction Schedule reflecting, among other things, the anticipated dates of completion of and the timing of disbursements of incremental amount of various subcategories of the Project Budget, all in such form and containing such details as Lender may require in its reasonable discretion.

3.3.3.       Budget Adjustments.  No adjustments in any Project Budget shall be deemed to be approved without the prior written consent of Lender, not to be unreasonably withheld, except to the extent expressly permitted under Section 3.1.13 or otherwise hereunder.

3.3.4.       Inspection of Project and Books and Records.

(a)           Borrower agrees to permit Lender and Construction Consultant, or designated representatives of any of them, to enter upon the Property, at any reasonable times during business hours on reasonable notice and without material interference with the construction of the Project or the operation of the Property, with free access to inspect or examine or, to the extent not located on the Property, to otherwise make available to Lender and Construction Consultant the following:

(i)            all materials and shop drawings pertaining to the construction of the Project;
(ii)           any contracts, bills of sale, statements, receipts or vouchers pertaining to the construction of the Project;
(iii)          all work done, labor performed or materials furnished in and about the Project, including, without limitation, in connection with the construction of the Project;
(iv)          all books, contracts and records of Borrower or its Affiliates pertaining to the construction of the Project; and
(v)           any other documents in the possession or control of Borrower or its Affiliates which are related to the construction of the Project.

(b)           Borrower promptly will provide Lender or Construction Consultant with copies of any of the foregoing as Lender or Construction Consultant, as the case may be, may from time to time reasonably request.  Borrower will make its representatives available to discuss Borrower’s affairs, finances and accounts relating to the construction of the Renovation Project, and Borrower will reasonably cooperate, and take all reasonable steps to cause any Developer, any

Construction Manager, any Architect, any Engineer, any General Contractor, if any, and any Major Trade Contractors to cooperate with Lender and Construction Consultant, or any of their designated representatives, to enable such Person to perform its functions under this Agreement.

3.3.5.       Correction of Work.  Borrower will, promptly after notice from Lender, correct any defect in the Project or any material departure from the Plans and Specifications thereof.  Borrower agrees that the making of any Advance shall not constitute a waiver of Lender’s right to require compliance with this Section 3.3.5 with respect to any such defects or departures from the Plans and Specifications.  Borrower agrees that Lender’s failure to deliver such a notice shall not constitute a waiver by Lender of any of the obligations of Borrower hereunder.

3.3.6.       Required Notices.

(a)           Borrower shall give notice to Lender promptly upon the occurrence of:

(i)            any cessation of construction of the Project (after it has commenced) for a period in excess of fifteen (15) consecutive calendar days, regardless of whether or not such cessation is due to an Excusable Delay;
(ii)           Borrower obtaining knowledge of any material actual or threatened litigation, investigation or legal proceeding (including without limitation, a motion where injunctive or similar relief is sought) affecting the Project;
(iii)          any actual or threatened litigation or action of a Governmental Authority of which Borrower has knowledge concerning the actual or alleged presence, release, threat of release, placement on or in, or the generation, transportation, storage, treatment or disposal at, the Property of any Hazardous Substance in violation of Environmental Law;
(iv)          any notice given pursuant to any Project Document alleging that there has occurred a default or other failure by Borrower in the fulfillment of Borrower’s obligations thereunder beyond any applicable grace, cure or notice periods (if any); and
(v)           any condition which results in any material delay, including, without limitation, any Excusable Delay, in the Project which is reasonably expected to result in Substantial Completion for the Project occurring after the date therefor set forth in the Construction Schedule, or in any further material delay beyond any delays of which Lender has been previously notified.

(b)           Each notice pursuant to this Section 3.3.6 shall be accompanied by a statement of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto, in each case in such detail as Lender may reasonably require.

3.3.7.       No Encroachments.  Borrower shall cause the Project to be constructed entirely within the perimeter of the Property and so as not to encroach upon or overhang any easement or right-of-way or any land of others, and when erected shall be wholly within any applicable building restriction lines, however established.

3.3.8.       Compliance with Construction Documents.  Borrower shall abide by, perform and comply with all of Borrower’s obligations under each of the Project Documents for the Renovation Project and Borrower, at its sole cost and expense, shall use all commercially reasonable efforts to secure or enforce the performance of each and every material obligation, covenant, condition and agreement to be performed by the other parties under any such documents.

3.3.9.       Changes in Agreements.  Except to the extent otherwise permitted herein, Borrower will not surrender, terminate, cancel, modify or amend (in any material respect) enter into any such agreement or any agreement in substitution for, or consent to the assignment of any Architect Agreement, any Engineer Agreement, any Construction Management Agreements, any Developer Agreement or any General Contractor Agreement, without Lender’s prior written consent, which consent shall not be unreasonably withheld.  Lender shall promptly review all documents so submitted, and grant or deny its consent within ten (10) Business Days of Borrower’s request therefor; provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL WITH RESPECT TO A MATERIAL AGREEMENT.  IF LENDER FAILS TO RESPOND WITHIN 10 BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, THE REQUESTED ACTION WITH RESPECT TO THE MATERIAL AGREEMENT WILL BE DEEMED APPROVED”, if Lender does not respond during such ten (10) Business Day period, it shall be deemed to have approved such request, action or agreement.  If and to the extent any amendment, supplement, replacement or other modification is made to any of the foregoing, upon reasonable request by Lender, Borrower shall promptly cause the Architect, the Engineer, the Construction Manager, the Developer or the General Contractor, as applicable, to deliver a certificate or other written statement which confirms, on and as of the date thereof, that the Architect Consent, the Engineer Consent, the Construction Manager Consent, the Developer Consent of the General Contractor Consent, as applicable, previously delivered in connection with the Loan remains valid, true, correct and complete as of the date of the original delivery of such certificate.  Borrower promptly will give notice to Lender of the surrender, termination, cancellation, modification, amendment, substitution or assignment of the other Project Documents, whether or not Lender consented thereto pursuant to the immediately preceding sentence.

3.3.10.     Major Trade Contracts.  Borrower will not, without Lender’s prior written consent, which consent shall not be unreasonably withheld, enter into any Major Trade Contract except the Major Trade Contracts existing on the date hereof or surrender, terminate, cancel, materially modify or materially amend any Major Trade Contract.  Lender shall promptly review all Major Trade Contracts so submitted, and grant or deny its consent within ten (10) Business Days of Borrower’s request therefor; provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL WITH RESPECT TO A MAJOR TRADE CONTRACT.  IF LENDER FAILS TO RESPOND WITHIN 10 BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, THE REQUESTED ACTION WITH RESPECT TO THE MAJOR TRADE CONTRACT WILL BE DEEMED APPROVED”, if Lender does not respond during such ten (10) Business Day period, it shall be deemed to have approved such Major Trade Contracts.  Borrower certifies that, on or prior to the date hereof, Lender has been provided with a true, correct and complete copy of each Major Trade Contract.  In connection with the foregoing consent, Borrower may from time to time deliver to Lender and Construction Consultant a list of the names of prospective Major Trade Contractors with whom Borrower may contract for the construction of the Renovation Project Improvements.  Borrower will deliver to Lender an executed copy of any Trade Contract which Borrower enters into and will promptly give notice to Lender of the surrender, termination, cancellation, modification, amendment, substitution or assignment of any Trade Contract, whether or not Lender’s consent to such action is required pursuant to this Section 3.3.10.  Borrower shall deliver to Lender a copy of each subcontract entered into by any Construction Manager or General Contractor within ten (10) days after such subcontract is entered into (to the extent that Borrower is aware of such subcontract and a copy thereof is made available to Borrower).

3.3.11.     Final Survey.  Borrower will deliver to Lender within sixty (60) days after Substantial Completion of the Project has occurred, an updated “as-built” survey for the Property, dated no earlier than the date on which Substantial Completion occurs with a certification that there are no material encroachments by the Project on land other than the Property.

3.3.12.     Construction Permit. Promptly after obtaining any material Construction Permit for the construction of the Project or any part thereof, Borrower shall deliver a copy thereof to Lender.

3.3.13.     Certificate of Occupancy.  Upon Substantial Completion of the Project, Borrower shall obtain an unconditional permanent (or temporary) Certificate of Occupancy with respect to the Property and shall keep such certificate of occupancy in effect at all times thereafter.  To the extent Borrower obtains a temporary Certificate of Occupancy, Borrower shall diligently pursue and use all commercially reasonable efforts to obtain a permanent Certificate of Occupancy.

3.3.14.     Lender Review.  Observation, inspection and approvals by Lender of the Plans and Specifications for the Project, any other Project Documents related to the Project, the construction of the Project and the workmanship and materials used therein shall impose no responsibility or liability of any nature whatsoever on Lender or Construction Consultant and no Person shall, under any circumstances, be entitled to rely upon such inspections and approvals by Lender or Construction Consultant for any reason.  Approvals granted by Lender for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any such approval.

3.3.15.     Trade Contractors.  Except as provided by law, no Trade Contractors or any other Person dealing with Borrower, including, without limitation, the Architect, the Engineer, if any, and the Construction Manager, shall be, nor shall any of them be deemed to be, third party beneficiaries of this Agreement, but each shall be deemed to have agreed (i) that the Trade Contractor(s) or other Person in question shall look to Borrower as their sole source of recovery if not paid and (ii) except as otherwise agreed to in writing between Lender and the Trade Contractor(s) or other Person in question, that they may not claim against Lender under any circumstances.

Section 3.4.            Construction Consultant.  Lender has retained Construction Consultant, at the sole cost of the Borrower, to perform certain services and advise Lender generally with respect to each Project. The reasonable fees of Construction Consultant shall be paid by Borrower within thirty (30) days after billing therefor and expenses incurred by Lender on account thereof shall be reimbursed to Lender within ten (10) days after request therefor, but neither Lender nor Construction Consultant shall have any liability to Borrower on account of: (i) the services performed by Construction Consultant; (ii) any neglect or failure on the part of Construction Consultant to properly perform its services; or (iii) any approval given or withheld by Construction Consultant.  Neither Lender nor Construction Consultant assumes any obligation of Borrower or any other Person concerning the quality of construction of any Project or the absence therefrom of defects.  Borrower acknowledges that (i) Construction Consultant has been retained by Lender to act as a consultant and only as a consultant to Lender in connection with the construction of the Projects and has no duty to Borrower, (ii) Construction Consultant shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Lender, and any such purported decision, approval, consent, act or thing by Construction Consultant on behalf of Lender shall be void and of no force or effect, (iii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, and without being bound or limited in any manner or under any circumstances whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by Construction Consultant to Lender or any other person or party with respect thereto, (iv) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Lender or any other person or party, and (v) Lender reserves the right in its sole and absolute discretion to replace Construction Consultant with another construction consultant at any time and without approval by or prior (but with subsequent) notice to Borrower.

Section 3.5.            Subrogation Rights of Lender.  To the extent that proceeds of the Loan are used to pay indebtedness secured by any outstanding Lien, security interest, charge or prior encumbrance against any Project, Lender shall be subrogated to any and all rights, security interests and Liens owned by any owner or holder of such outstanding Liens, security interests, charges or encumbrances, irrespective of whether said Liens, security interests, charges or encumbrances are released.

Section 3.6.            Retainage.

(a)           With respect to each Project, whether before or after Substantial Completion or Final Completion of such Project, the portion of any Retainage that relates to Work or materials supplied by any Trade Contractor in connection with the Project will, upon request, be disbursed to Borrower as an Advance subject to satisfaction of the following conditions:

(i)            no Default or Event of Default has occurred and is continuing and all other conditions to an Advance under this Agreement are then satisfied;
(ii)           the Construction Consultant certifies to Lender that such Trade Contractor has completed 50% (in the case of an Advance that reduces Retainage from 10% to 5%)

or 100% (in the case of the last 5% of Retainage) of its obligations under the applicable Trade Contract, including any Punchlist Items, and has supplied 50% or 100%, as applicable, of all materials for the applicable Project in compliance with such Trade Contract and in conformity with the Plans and Specifications;
(iii)          such Trade Contractor will be paid in full for its work upon the release of the last 5% portion of the Retainage;
(iv)          with respect to disbursement of the last 5% of Retainage, such Trade Contractor executes and delivers such final receipts for such Trade Contract that may be reasonably requested or required by Lender;  and
(v)           the Architect shall have approved the Work (other than Work consisting of the delivery of FF&E not ordinarily the subject of Architect approval) completed by such Trade Contractor, as certified in writing by such Architect to Lender.

(b)           Lenders shall not withhold any Retainage with respect to (i) materials delivered under a materials only contract; (ii) deposits for Personal Property; (iii) for the “general conditions” line item in the Project Budget

Section 3.7.            Direct Advances.

(a)           At Lender’s option, during the existence of an Event of Default, Lender may make any or all Advances directly to any of the Trade Contractors for Project Costs which shall theretofore have been approved by Lender and for which Borrower shall have failed to make payment and the execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to so advance the proceeds of the Future Funding directly to the Trade Contractors.  No further authorization from Borrower shall be necessary and all such Advances shall satisfy the obligations of Lender hereunder with respect to such Advance and shall be secured by the Security Instrument as fully as if made directly to Borrower.

(b)           At Lender’s option, during the existence of an Event of Default, Lender may make Advances of portions of the proceeds of the Future Funding (i) to any Person to which Lender in good faith determines payment is due and (ii) in payment of interest hereunder (if no funds are maintained in the Interest Reserve Account and such interest is not paid by Borrower when due), and such portion of the Future Funding shall be deemed disbursed as of the date on which such disbursement is made.  The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to so advance the proceeds of the Future Funding.  No further authorization from Borrower shall be necessary and all such Advances shall satisfy the obligations of Lender hereunder with respect to such Advance and shall be secured by the Security Instrument as fully as if made directly to Borrower.

(c)           Borrower shall have the right to contest the validity or application of any of the costs described in Section 3.7(a) and Section 3.7(b) by appropriate legal proceedings, so long as the following shall remain satisfied:

(i)            such legal proceedings shall be prosecuted with diligence by Borrower and shall operate to prevent any taking or closing or shutting down of the applicable Project,

the Property or any portion thereof, by any Governmental Authority or any other Person and has the effect of staying any type of sale or forfeiture of the applicable Project, the Property or any part thereof for failure to comply;
(ii)           Borrower will have deposited with Lender cash collateral, a bond or such other security reasonably satisfactory to Lender, in each case, on such terms as may be satisfactory to Lender, in its reasonable discretion, in an amount as may be reasonably deemed necessary by Lender, sufficient to pay any fines, penalties, charges and interest thereon which may be awarded or assessed and which may become a Lien upon the Property or any part thereof which may in any way take priority over the Lien of the Security Instrument, and subject to increase at the request of Lender when it determines a greater amount may be required to make such payments;
(iii)          such proceeding shall not subject Lender or Borrower to any risk of any criminal liability;
(iv)          Borrower shall keep Lender informed on a current basis as to the status and progress of any such proceeding; and
(v)           Borrower will, upon a final determination of such contest, take all steps necessary to comply with any requirements arising therefrom.

If Borrower shall fail at any time to comply with the above conditions to contest or the applicable Project, the Property or any part thereof is, in the reasonable judgment of Lender, in any imminent danger of being forfeited or lost or the value of the Property being adversely impacted, Lender may require Borrower to, and Borrower will, thereupon make the payment which is the subject of the contest.

Section 3.8.            Partial Advances.  If any or all conditions precedent to making an Advance have not been satisfied (or waived by Lender in its sole discretion) on or before the applicable Advance Date, without waiving any of its rights or remedies hereunder, Lender in its sole discretion may disburse that portion, if any, of the requested Advance for which all of the conditions precedent have been satisfied.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

Section 4.1.            Borrower Party and Property Representations.  Borrower represents and warrants as of the Closing Date as follows:

4.1.1.       Organization.  Each Borrower Party has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged.  Each Borrower Party is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations.  Each Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged.  The sole business of each Borrower is the direct or indirect ownership, management and operation of the Property.

Attached hereto as Schedule I is a true, correct and complete chart showing the direct ownership interests in each Borrower Party and identifying the respective direct or indirect interests held by each Sponsor.

4.1.2.       Proceedings.  Each Borrower Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.  This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of each Borrower Party that is a party thereto and constitute legal, valid and binding obligations of each Borrower Party enforceable against each Borrower Party in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3.       No Conflicts.  The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower Party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of each Borrower Party pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which each Borrower Party is a party or by which any of each Borrower Party’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over each Borrower Party or any of each Borrower Party’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by each Borrower Party of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4.       Litigation.  There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting any Borrower Party, their respective Affiliates, or the Property, which actions, suits or proceedings, if determined against such Borrower Party, are reasonably likely to have a Material Adverse Effect.

4.1.5.       Agreements.  No Borrower Party is a party to any agreement or instrument which is reasonably likely to have a Material Adverse Effect.  No Borrower Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which any Borrower Party or any Property is bound which is reasonably likely to have a Material Adverse Effect.  Neither Borrower nor any subsidiary thereof has a material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it or any Property is otherwise bound, other than Permitted Indebtedness.

4.1.6.       Title.  Borrower has good, marketable and insurable fee simple or leasehold title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances.  The Permitted

Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan.  The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances.  There are no claims for payment for work, labor or materials affecting the Property which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

4.1.7.       Solvency.  Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents.  The fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities.  The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured.  Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.  Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).  No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.  Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8.       Full and Accurate Disclosure.  No statement of fact made by any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.  There is no material fact presently known to any Borrower Party which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, is reasonably likely to adversely affect, the Property or the business, operations or condition (financial or otherwise) of any Borrower Party.

4.1.9.       ERISA Matters.

(a)           No Reportable Event or “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred or is continuing with respect to any Pension Plan.

(b)           No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan.

(c)           Except as set forth on Schedule XI-A, neither Borrower nor any ERISA Affiliate is now, or has been during the preceding five years, obligated to contribute to a Pension Plan or a Multiemployer Plan.  Any contributions required to have been made by Borrower or any ERISA Affiliate to any Multiemployer Plan have been made on or before the due date thereof.  None of Borrower nor any ERISA Affiliate has (a) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (b) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, (c) ceased making contributions to any Pension Plan subject to the provisions of Section 4064(a) of ERISA to which Borrower or any ERISA Affiliate made contributions, (d) incurred or caused to occur a “complete withdrawal” (within the meaning of Section 4203 of ERISA) or a “partial withdrawal” (within the meaning of Section 4205 of ERISA) from a Multiemployer Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA), (e) contributed to or been obligated to contribute to a Multiemployer Plan that is “insolvent” or in “reorganization” (as these terms are defined in Title IV of ERISA), or (f) been a party to any transaction or agreement during the preceding five years under which the provisions of Section 4204 were applicable.

(d)           There are no actions, suits or claims pending (other than routine claims for benefits) or which could reasonably be expected to be asserted, against any Plan or the assets of any such Plan.  No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or threatened against any Plan or against any fiduciary of any Plan.  None of the Plans or any fiduciary thereof (in its capacity as such), has been the direct or indirect subject of any audit, investigation or examination by any governmental or quasi-governmental agency.

(e)           Except as set forth on Schedule XI, all of the Plans comply currently, and have complied in the past, both as to form and operation, in all material respects with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations (including, without limitation, having made all required contributions thereto by the due date thereof); all necessary governmental approvals for the Plans have been obtained; and a favorable determination as to the qualification under Section 401(a) of the Code of each of the Plans has been made by the Internal Revenue Service and nothing has occurred since the date of such determination or recognition letter that would adversely affect such qualification.

(f)            Any group health plan (as defined in Section 5000(b)(1) of the Code) maintained by Borrower is and has been in substantial compliance with the continuation coverage requirements of Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of its Affiliates.  Neither Borrower nor any of its Affiliates provides medical or life benefits or any other welfare benefits to retirees or other former employees other than as required by statute.

(g)           There is no material unfunded liability under any Plan.

(h)           Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute

“plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3 101.  In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) to Borrower’s knowledge, transactions by or with Borrower are not in violation of any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10.     Compliance.  Each Borrower Party and the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws.  No Borrower Party is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.  There has not been committed by any Borrower Party or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of any Borrower Party’s obligations under any of the Loan Documents.

4.1.11.     Financial Information.  All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports in all material respects, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein.  Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Materially Adverse Effect, except as referred to or reflected in said financial statements.  Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of any Borrower Party from that set forth in said financial statements.

4.1.12.     Condemnation.  No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.13.     Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14.     Utilities and Public Access.  The Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses.  All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property

(which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.  All roads necessary for the use of the Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15.     Not a Foreign Person.  Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16.     Separate Lots.  The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17.     Assessments.  There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18.     Enforceability.  The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower Party, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and no Borrower Party has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19.     Insurance.  Borrower has obtained and has delivered to Lender certificates of insurance with respect to all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement.  No claims have been made under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.20.     Use of Property.  The Property is used exclusively as a hotel and casino resort and other appurtenant and related uses.

4.1.21.     Gaming Licenses and Operating Permits.

(a)           Schedule VII contains a correct and complete list of all Gaming Licenses and other material licenses, certification and permits for the Property (and the holder thereof).

(b)           Except as set forth on Schedule VII, Borrower possesses all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all certificates of occupancy, all environmental, liquor, Gaming Licenses, health and safety licenses of all Governmental Authorities which are material to the conduct of their business and the ownership, use, occupation and operation of the Property (collectively, “Operating Permits”), each such Operating Permit is and will be in full force and effect, Borrower and each of its Affiliates are in compliance in all material respects with all such Operating Permits, and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation or termination of any such Operating Permit or the imposition of any restriction thereon.

(c)           Borrower and each of its Affiliates possesses all Gaming Licenses which are material to the conduct of their business and the ownership, use, occupation and operation of the Property.  Further, Borrower hereby represents and warrants as follows:

(i)            each such Gaming License is in full force and effect, Borrower and each of its Affiliates, respective directors, members, managers, officers, key personnel and Persons holding a five percent (5%) or greater equity or economic interest directly or indirectly in Borrower is in compliance in all material respects with all such Gaming Licenses, and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation or termination of any such Gaming Licenses or the imposition of any restriction thereon;
(ii)           Borrower has no reason to believe it will not be able to maintain in effect all Gaming Licenses necessary for the lawful conduct of its business or operations wherever now conducted and as planned to be conducted, including the ownership and operation of the Casino Component, pursuant to all applicable laws and requirements of Governmental Authorities having jurisdiction over Borrower or over any part of its operations;
(iii)          all such Gaming Licenses are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned;
(iv)          Borrower is not in default in any material respect under, or in violation in any material respect of, any such Gaming License (and no event has occurred, and no condition exists, which, with the giving of notice or passage of time or both, would constitute a default thereunder or violation thereof that has caused or would reasonably be expected to cause the loss of any such Gaming License;
(v)           Borrower has not received any notice of any violation of applicable laws which has caused or would reasonably be expected to cause any such Gaming License to be modified, rescinded or revoked;
(vi)          no condition exists or event has occurred which would reasonably be expected to result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Gaming License; and
(vii)         the continuation, validity and effectiveness of all such Gaming Licenses will be not adversely affected by the transactions contemplated by this Agreement.

(d)           There is no proceeding, investigation, or disciplinary action (including, without limitation before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrower’s knowledge, threatened against any of Borrowers or their respective directors, members, managers, officers, key personnel or Persons holding a five percent (5%) or greater direct or indirect equity or economic interest in Borrower.

(e)           There is no proceeding (including, without limitation, before any gaming authority, under any Gaming Law or under any Gaming License or other Operating Permit)

pending or, to Borrower’s knowledge, threatened either (a) in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the loan documents or any of the transactions contemplated therein, or (b) that, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f)            Neither the execution, delivery or performance of any of the Loan Documents will allow or result in the imposition of any material penalty under, or the revocation or termination of, any Gaming License or any material impairment of the rights of the holder of any Gaming License.

4.1.22.     Flood Zone.  None of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.23.     Physical Condition.  The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.24.     Boundaries.  All of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the improvements, so as to affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy or otherwise set forth as “permitted exceptions” in the Title Insurance Policy.

4.1.25.     Leases.  The Property is not subject to any Leases other than the Leases described in Schedule III attached hereto and made a part hereof.  Borrower is the owner and lessor of landlord’s interest in the Leases.  No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases.  The current Leases are in full force and effect, there are no defaults by Borrower thereunder and, to Borrower’s knowledge, there are no defaults thereunder by any other party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder.  No Rent has been paid more than one (1) month in advance of its due date.  Except as set forth on Schedule III, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant.  There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the

Rents received therein which is still in effect.  To Borrower’s knowledge and except as set forth on Schedule III, no tenant listed on Schedule III has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises.  No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.  Except as set forth on Schedule III, no tenant under any Lease has any right or option for additional space in the Improvements.

4.1.26.     Survey.  The Survey for the Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) and, to Borrower’s knowledge, does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.27.     Principal Place of Business; State of Organization.  Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement.  OpBiz is organized under the laws of the State of Nevada and Fee Owner is organized under the laws of the State of Delaware.

4.1.28.     Filing and Recording Taxes.  All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid.  All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid, and, under current Legal Requirements, each Security Instrument is enforceable in accordance with its respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.29.     Special Purpose Entity/Separateness.

(a)           Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that each SPE Entity has been since its formation, is, shall be and shall continue to be a Special Purpose Entity.

(b)           All of the facts stated and the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and all facts stated and all assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects.  Each SPE Entity has complied and will comply with all of the assumptions made with respect to such SPE Entity in the Insolvency Opinion.  Each SPE Entity will have complied and will comply with all of the assumptions made with respect to such SPE Entity in any Additional Insolvency Opinion.  Each entity other than any SPE Entity with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

(c)           Borrower hereby represents with respect to each of OpBiz and MezzCo that such SPE Entity:

(i)            is and always has been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;
(ii)           has no judgments or liens of any nature against it except for tax liens not yet due;
(iii)          is in compliance with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all permits necessary for it to operate;
(iv)          is not involved in any dispute with any taxing authority;
(v)           has paid all taxes which it owes;
(vi)          has never owned any real property other than, with respect to OpBiz, the Property and has never engaged in any business other than the direct or indirect ownership and operation of the Property;
(vii)         is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full; and
(viii)        has no material contingent or actual obligations not related to the Property.

4.1.30.     Management Agreement.  The Management Agreement is in full force and effect and there is no default thereunder by Borrower or, to Borrower’s knowledge, any other party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default by Borrower or, to Borrower’s knowledge, any other party thereunder.

4.1.31.     Illegal Activity.  No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.32.     No Change in Facts or Circumstances; Disclosure.  All information submitted by, or on behalf of, any Borrower Party to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted by, or on behalf of, any Borrower Party to Lender in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by any Borrower Party in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects.  There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise could reasonably be expected to result in a Material Adverse Effect.  Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.33.     Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.34.     Embargoed Person.  At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any Borrower Party (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any such Borrower Party, with the result that the investment in such Borrower Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Borrower Party have been derived from any unlawful activity with the result that the investment in such Borrower Party (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.35.     Cash Management Account.

(a)           This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Collection Account and Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower.  Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Collection Account and Cash Management Account.  Each of the Collection Account and Cash Management Account constitute “deposit accounts” within the meaning of the Uniform Commercial Code of the State of New York.

(b)           Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Property Bank has agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Collection Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities.

(c)           The Collection Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee.

4.1.36.     Mortgage Taxes.  Borrower has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Security Instrument.

4.1.37.     Taxes including Gaming Taxes and Fees.  Borrower and each of its Affiliates have filed or caused to be filed all Federal, state, local and foreign tax returns (including, without limitation, all reports relating to gaming taxes and fees to the Gaming Authorities) which are required to be filed by them, on or prior to the date hereof, other than tax returns in respect of taxes that (i) are not franchise, capital or income taxes, (ii) in the aggregate are not material and (iii) would not, if unpaid, result in the imposition of any material Lien on any property or assets of Borrower or any of its Affiliates.  All such filed tax returns were true, correct and complete when filed.  Borrower and its Affiliates have paid or caused to be paid all taxes shown to be due and payable on such filed returns or on any assessments received by them, other than any taxes or assessments the validity of which Borrower or such Affiliate is contesting in good faith by appropriate proceedings, and with respect to which Borrower or such Affiliates shall have set aside adequate reserves.  Neither Borrower nor any of its Affiliates has as of the date hereof requested or been granted any extension of time to file any Federal, state, local or foreign tax return.  Neither Borrower nor any of its Affiliates is party to or has any obligation under any tax sharing agreement.

4.1.38.     Labor Relations.

(a)           On or prior to the date hereof, Borrower has delivered to Lender a true, correct and complete schedule of all employees employed by Borrower with respect to the Property, stating each such employees job title, hourly wage, whether such employee is employed on a full-time or part-time basis and whether such employee is a union employee. The hours worked by and payment made to employees of Borrower are not in violation of the Fair Labor Standards Act or any other applicable Legal Requirements in any material respect.  Neither Borrower nor any of its employees, agents or representatives have committed any material unfair labor practice as defined in the National Labor Relations Act.

(b)           Borrower is and has been in material compliance with all applicable Legal Requirements respecting employment and employment practices, including without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closure and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.  Borrower is not delinquent, in accordance with their respective payment policies, in payments to any employees or former employees for any services or amounts legally or contractually required to be reimbursed or otherwise paid.  Borrower is not a party to, or otherwise bound by, any order solely binding against Borrower and/or its Affiliates relating to employees or employment practices.

(c)           Schedule XII sets forth all collective bargaining agreements to which Borrower or any of the Affiliates as a party and the scheduled expiration dates thereof, and the consummation of the terminations contemplated by this Agreement will not give rise to any right of termination or renegotiation thereunder.

(d)           No organized work stoppage, labor strike or slowdown is pending or, to Borrower’s knowledge, threatened by employees and other laborers at the Property.  Neither Borrower nor any of its Affiliates (i) is involved in, or to Borrower’s knowledge threatened with any labor dispute, grievance or litigation at the Property relating to labor matters involving any employees and other laborers at any property, including violation of any Legal Requirements relating to labor, safety, wages and hours, tax withholding, overtime, written classification or employment and/or charges of unfair labor practices or discrimination complaints at the Property or (ii) has engaged in any unfair labor practices prohibited, restricted or otherwise unlawful under applicable Legal Requirements.  Except as set forth on Schedule XII, to the knowledge of Borrower, there is no organization activity regarding employees or other laborers of the Property and no question of union representation of such employees or other laborers currently exists.

(e)           The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which Borrower is a party and/or is bound by and/or that pertains to any of the Borrower’s employees.

4.1.39.     Intellectual Property Collateral.  Schedule IV correctly set forth all registered Copyrights, Patents, Trademarks and Domain Names owned by Borrower as of the date hereof.  Borrower owns or possesses the valid right to use all such Copyrights, Patents, Trademarks and Domain Names; all registrations therefor have been validly issued under applicable law and are in full force and effect; all applicable material maintenance fees, affidavits and other filings or payments are current and shall remain current throughout the duration of this Agreement; no claim has been made in writing or, to the knowledge of Borrower, orally, that any of such Copyrights, Patents, Trademarks and Domain Names is invalid or unenforceable or that the use or practice of such Copyrights, Patents, Trademarks and Domain Names violates or infringes the rights of any other person, and to the knowledge of Borrower there is no such violation or infringement in existence, and no other person is presently infringing upon the rights of Borrower with regard to any such Copyrights, Patents, Trademarks and Domain Names.

4.1.40.     Material Operating Agreements.

(a)           Attached hereto as Schedule VI is a true, correct and complete list of all Material Operating Agreements in effect on the date hereof, including any and all amendments, supplements and other modifications thereto.

(b)           Prior to the date hereof, Borrower has caused to be delivered to Lender a true, correct and complete copy of each Material Operating Agreement.  As of the date hereof, no events or circumstances exist which, with or without the giving of notice, the passage of time or both, would be reasonably likely to constitute a default by Borrower (or its Affiliates) or, to Borrower’s knowledge, any other party of any material covenant or obligation on the part of any party under any Material Operating Agreement.

(c)           Each Material Operating Agreement is in full force and effect and constitutes the legal, valid, binding and enforceable obligation against the Borrower Party that is a party thereto and, to Borrower’s actual knowledge, any counterparty thereto, in all material respects, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws and regulations of general applicability relating to or affecting creditors’ rights and to equitable principles of general application.

(d)           Neither the execution and delivery of the Loan Documents, the performance of any Borrower Party thereunder, the recordation of the Security Instrument or other Loan Documents, nor the exercise of any rights or remedies by Lender, will adversely affect any Borrower Party’s respective rights or remedies under any Material Operating Agreement.

4.1.41.     Current Lenders.  No Guarantor or Affiliate of Guarantor or Borrower has a direct or indirect interest in any existing Indebtedness of Borrower, MezzCo, EquityCo or any Affiliate of the foregoing which will be repaid (directly or indirectly) with any proceeds of the Loan and no Guarantor or Affiliate of Guarantor or Borrower will receive (directly or indirectly) any portion of such proceeds of the Loan in connection with the repayment of any such Indebtedness of Borrower, MezzCo, EquityCo or any Affiliate of the foregoing.

Section 4.2.            Survival of Representations.  Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower.  All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Borrower Party shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Section 4.3.            Status of Borrower.  All representations and warranties made by Borrower in this Agreement shall, (i) with respect to OpBiz, be construed as a representation or warranty made by OpBiz solely with respect to itself in its capacity as a Borrower hereunder and shall not be construed as a representation or warranty made by OpBiz with respect to Fee Owner, and (ii) with respect to Fee Owner, be construed as a representation or warranty made by Fee Owner solely with respect to itself in its capacity as a Borrower hereunder and shall not be construed as a representation or warranty by Fee Owner with respect to OpBiz; provided, however, that nothing contained in the foregoing provisions of this Section 4.3 shall be deemed or construed to effect the joint and several nature of the obligations and covenants of each Borrower hereunder and under any of the other Loan Agreements to which each Borrower is a party.

ARTICLE V.
BORROWER COVENANTS

Section 5.1.            Affirmative Covenants.  From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1.       Existence; Compliance with Legal Requirements.

(a)           Each Borrower Party shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws.  There shall never be committed by any Borrower Party and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of any Borrower Party’s obligations under any of the Loan Documents.  Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.  Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Security Instrument.  Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.  Borrower shall operate the Property in accordance with the terms and provisions of the O&M Agreement in all material respects.

(b)           After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Security Instrument; (iii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iv) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (v) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (vi) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (vii) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith.  Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2.       Taxes and Other Charges.

(a)           Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, that Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2.  Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2.  Borrower shall not suffer and shall promptly cause to be paid and discharged (or shall bond contest in accordance with the terms hereof) any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.

(b)           After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) Borrower is permitted to do so under the provisions of any mortgage or deed of trust superior in lien to the Security Instrument; (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (f) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon.  Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.

5.1.3.       Litigation.  Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Borrower Party or their respective Affiliates which might have a Material Adverse Effect.

5.1.4.       Access to Property.  Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of tenants under leases.

5.1.5.       Notice of Default.  Borrower shall promptly advise Lender of any material adverse change in any Borrower Party’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6.                     Cooperate in Legal Proceedings.  Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7.                     Perform Loan Documents.  Each Borrower Party shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, such Borrower Party.

5.1.8.                     Award and Insurance Benefits.  Borrower shall cooperate with Lender in obtaining for Lender and Borrower the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9.                     Further Assurances.  Each Borrower Party shall, at Borrower’s sole cost and expense:

(a)                                  furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by any Borrower Party pursuant to the terms of the Loan Documents to which such Borrower Party is a party or which are reasonably requested by Lender in connection therewith;

(b)                                 execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default; and

(c)                                  do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.10.               Special Purpose Entity.   Borrower hereby covenants and agrees that until the Debt has been paid in full:

(a)                                  each SPE Entity is and shall remain and continue to be a Special Purpose Entity;

(b)                                 all of the facts stated and the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are and shall remain and continue to be true and correct in all material respects;

(c)                                  each SPE Entity complies and shall continue to comply with all of the assumptions made with respect to such SPE Entity in the Insolvency Opinion and any Additional Insolvency Opinion;

(d)                                 each Person other than any SPE Entity complies and shall continue to comply with all assumptions made with respect to such Person in the Insolvency Opinion and any Additional Insolvency Opinion; and

(e)                                  each SPE Entity shall not create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness other than Permitted Indebtedness.

5.1.11.               Financial Reporting.

(a)                                  Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property.  Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire.  After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)                                 Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower.  Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses.  Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (iii) a list of tenants, if any, occupying more than twenty percent (20%) of the total floor area of the Improvements, (iv) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis, (v) occupancy statistics for the Property, (vi)

if not included in the audited financials referred to above, an Officer’s Certificate attaching a schedule reconciling Net Operating Income to Net Cash Flow (the “Net Cash Flow Schedule”), which shall itemize all adjustments made to Net Operating Income to arrive at Net Cash Flow deemed material by such independent certified public accountant, (vii) room rate reports and Rev PAR calculations, and (viii)  an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same, except for those being contested by Borrower in good faith in accordance with the requirements of the Loan Documents.

(c)                                  Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments): (i) a rent roll for the subject month; (ii) monthly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses, and, upon Lender’s request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of 7.5% or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender; (iii) a calculation reflecting the annual Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month; and (iv) a Net Cash Flow Schedule.  In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days other than those being contested by Borrower in good faith in accordance with the terms of this Agreement. Borrower will furnish, or cause to be furnished, to Lender on or before ten (10) days after the end of each calendar month, an Officer’s Certificate certifying as to the amount of the Gaming Liquidity Requirement (including a calculation of the determination thereof) and the Gaming Operating Reserve with respect to such month, including any changes to the foregoing during such month, the foregoing to be in form and, with respect to the Gaming Operating Reserve, in substance reasonably acceptable to Lender.

(d)                                 For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than sixty (60) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender.  The Annual Budget and any amendment or other modification thereto shall be subject to Lender’s reasonable approval (each such Annual Budget, an “Approved Annual Budget”) in each instance.  In the event that Lender objects to a proposed Annual Budget or any amendment or other modification thereto submitted by Borrower which requires the approval of Lender hereunder, Lender shall advise Borrower of such objections within fifteen (15) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and

Borrower shall promptly revise such Annual Budget and resubmit the same to Lender.  Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise the same in accordance with the process described in this Section 5.1.11(d) until Lender approves the Annual Budget.  Until such time that Lender approves a proposed Annual Budget (including any amendment or other modification thereto) which requires the approval of Lender hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, utilities expenses, union wage adjusts and any other non-discretionary cost or expense required to be paid to continue the operation of the Property in the normal course.

(e)                                  In the event that Borrower must incur an extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval.

(f)                                    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization.  Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required.  If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property to the extent required to be delivered by such tenant under its lease if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(g)                                 All financial statements provided by Borrower hereunder pursuant to Section 5.1.11(f) shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements.  All annual financial statements referred to in Section 5.1.11(f) above shall be audited by independent accountants of Borrower acceptable to Lender in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided.  All financial data and financial statements (audited or unaudited) provided by Borrower under Section 5.1.11(f) and this Section 5.1.11(g) shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(g).

(h)                                 If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing.

(i)                                     In the event Lender determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 5.1.11(g), Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.

(j)                                     Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).  Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to parties requesting such information as potential investors or parties in connection with such Securitization.

5.1.12.               Business and Operations.  Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, development, maintenance, management and operation of the Property.  Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

5.1.13.               Title to the Property.  Borrower will warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Security Instrument and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever.  Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14.               Costs of Enforcement.  In the event (a) that the Security Instrument is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15.               Estoppel Statement.

(a)                                  After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)                                 Borrower shall upon Lender’s request, request and use all reasonable efforts to obtain tenant estoppel certificates from each commercial tenant leasing space at the Property in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to request such certificates more frequently than two (2) times in any calendar year.

5.1.16.               Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.2 and Section 2.1.3 as applicable.

5.1.17.               Performance by Borrower Parties.  Each Borrower Party shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, such Borrower Party, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.

5.1.18.               Confirmation of Representations.  Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of each Borrower Party as of the date of the Securitization.

5.1.19.               Employee Benefits.  Borrower shall, and shall use its reasonable best efforts to cause each of its ERISA Affiliates to:

(a)                                  pay and discharge promptly any liability imposed upon it pursuant to the provisions of Title IV of ERISA; provided, however, that neither Borrower nor any ERISA Affiliate shall be required to pay any such liability if (1) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (2) such Person shall have set aside on its books reserves which, in the opinion of the independent certified public accountants of such Person, are adequate with respect thereto;

(b)                                 deliver to Lender, promptly and in any event within five (5) Business Days after (or within such other time period specified) (i) the occurrence of any Reportable Event, a copy of the materials that are filed with the PBGC, or the materials that would have been required to be filed if the 30-day notice requirement to the PBGC was not waived, (ii) Borrower or any ERISA Affiliate or an administrator of any Pension Plan files with participants, beneficiaries or the PBGC a notice of intent to terminate any such Pension Plan, a copy of any such notice, (iii) within five (5) Business Days, the receipt of notice by Borrower or any ERISA Affiliate or an administrator of any Pension Plan from the PBGC of the PBGC’s intention to terminate any Pension Plan or to appoint a trustee to administer any such Pension Plan, a copy of such notice, (iv) within thirty (30) days after, the filing thereof with the Internal Revenue Service, copies of each annual report that is filed on Treasury Form 5500 with respect to any Pension Plan, together with certified financial statements (if any) for the Pension Plan and any actuarial statements on Schedule B to such Form 5500, (v) five (5) Business Days after, Borrower or any ERISA Affiliate knows or has reason to know of any event or condition which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Plan, an explanation of such event or condition, (vi) the receipt by Borrower or any ERISA Affiliate of an assessment of withdrawal liability under Section 4201 of ERISA from a Multiemployer Plan, a copy of such assessment, (vii) within five (5) Business Days, Borrower or any ERISA Affiliate knows or has reason to know of any event or condition which might cause any one of them to incur a liability under Section 4062, 4063, 4064 or 4069 of ERISA or Section 412(n) or 4971 of the Code, an explanation of such event or condition, (viii) Borrower or any ERISA Affiliate knows or has reason to know that an application is to be, or has been, made to the Secretary of the Treasury for a waiver of the minimum funding standard under the provisions of Section 412 of the Code, a copy of such application, and (ix) the establishment of, or the incurrence of the obligation to contribute to, any Pension Plan or Multiemployer Plan by Borrower or any ERISA Affiliate, and in each case described in clauses (i) through (iii) and (v) through (ix) together with Officer’s Certificate of

Borrower setting forth details as to such Reportable Event, notice, event or condition and the action which Borrower or such ERISA Affiliate proposes to take with respect thereto; and

(c)                                  deliver to Lender, promptly and in any event within five (5) Business Days after the assets of Borrower became “plan assets” under ERISA and any currently effective regulations promulgated thereunder or under any other federal, state, local or non-U.S. laws applicable to employee benefit plans, an Officer Certificate of Borrower setting forth the details of such event and the action which Borrower proposes to take with respect thereto.

5.1.20.               Leasing Matters.

(a)                                  All Leases and all renewals of Leases executed after the date hereof shall (i) be negotiated at arm’s length and shall be on commercially reasonable terms, and (ii) provide that such Lease is subordinate to the Security Instrument and the other Loan Documents and that the lessee agrees, subject to customary and reasonable provisions for non-disturbance to the extent the lessee is not in default thereunder, to attorn to Lender and any purchaser at a foreclosure sale.  Any Major Lease and any renewal, material waiver, material amendment, material modification or termination thereof executed after the date hereof shall be subject to Lender’s prior approval, which approval shall not be unreasonably withheld or delayed.  If an Event of Default shall exist, all Leases and each renewal, waiver, amendment, modification or termination thereof executed during the existence of such Event of Default shall be subject to Lender’s prior approval in its sole discretion.  Lender’s approval shall not be required for any Lease, or any renewal, waiver, amendment, modification or termination except as expressly provided in this Section 5.1.20.  Upon request of Borrower and at Borrower’s sole cost and expense, so long as no Event of Default shall exist, from time to time Lender shall promptly execute and deliver a subordination, nondisturbance and attornment agreement in connection with any Major Lease, such agreement to be in Lender’s then usual and customary form and otherwise reasonably acceptable to Lender in all respects.

(b)                                 Any request for the approval by Lender of any Lease or any renewal, waiver, amendment, modification or termination thereof shall be delivered to Lender in writing and shall include a copy of the proposed Lease or renewal, waiver, amendment, modification or termination and Lender shall so advise whether such approval is granted or denied within ten (10) Business Days after receipt of such written request.  Provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL WITH RESPECT TO A LEASE.  IF LENDER FAILS TO RESPOND WITHIN 10 BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, THE REQUESTED ACTION WITH RESPECT TO THE LEASE WILL BE DEEMED APPROVED”, if Lender shall not so advise of its determination within such ten (10) Business Day period (notice by facsimile on the same day being acceptable for this purpose), such proposed Lease or renewal, waiver, amendment, modification or termination thereof shall be deemed approved by Lender.  If Lender shall deny any such request for approval, Lender shall specify the reasons for its refusal to grant approval.  For the purposes of this Section 5.1.20, subject to Lender’s receipt, review and reasonable approval of definitive documentation with respect to the same pursuant to this Agreement, Lender hereby acknowledges and approves the proposed lease of space to Opium Group to be used as a nightclub upon substantially the same terms as set forth in the term sheet delivered to Lender on or prior to the date hereof.

(c)                                  Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without Lender’s prior written approval, except in the event of a default by the tenant thereunder and with prior written notice to Lender; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall hold all security deposits under all Leases in accordance with applicable Legal Requirements.  Upon request, Borrower shall furnish Lender with executed copies of all Leases. Notwithstanding the foregoing provisions of this Section 5.1.20(c), Borrower shall have the right to terminate any Lease by the exercise of any specific right set forth in such Lease to terminate the same due to the applicable tenant’s failure to achieve any required sales thresholds set forth therein; provided that Borrower shall promptly deliver to lender written notice of the exercise of any such right and the termination of any such Lease.

5.1.21.               Alterations.

(a)                                  Borrower shall cause all Alterations with respect to any portion of the Property to be conducted and performed with due diligence in a good and workmanlike manner, and all materials used and work done shall be in accordance with all applicable Legal Requirements.  Any Material Alteration shall be subject to Lender’s prior written consent, which consent shall not be unreasonably withheld.  Lender’s consent shall not be required for any Alterations other than Material Alterations.  If the total unpaid amounts due and payable with respect to any Alterations at the Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed $3,000,000 (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and a Rating Agency Confirmation with respect to same, (D) a Letter of Credit, (E) a completion and performance bond issued by an Approved Bank, or (F) a guaranty of completion of such Alterations from Guarantor or another guarantor reasonably acceptable to Lender, and in a form reasonably acceptable to Lender.  Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to such Alterations (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and, during the existence of an Event of Default, Lender may apply such security from time to time at the option of Lender to pay for such Alterations.  Notwithstanding the foregoing, Borrower shall not be obligated to deliver any additional security for Alterations to the extent that the Alterations that would otherwise have given rise to the obligation to deliver additional security for Alterations may (pursuant to the applicable provisions hereof) be paid for with funds from the FF&E Reserve Account.

(b)                                 Any request for the approval by Lender of any Material Alterations shall be delivered to Lender in writing and shall include such documents, plans and other information as Lender shall reasonably require. If Lender shall fail to approve, disapprove or otherwise respond to such request for approval within ten (10) days, then Borrower may send to Lender a notice referencing this Agreement and the applicable Section hereof and stating in upper case bold-faced type “LENDER HAS FAILED TO APPROVE, DISAPPROVE OR OTHERWISE RESPOND TO BORROWER’S REQUEST FOR CONSENT TO ALTERATIONS WITHIN THE TEN (10) DAY PERIOD SET FORTH IN SECTION 5.1.20 OF THE LOAN AGREEMENT, AND IF LENDERS SHALL FAIL TO APPROVE, DISAPPROVE OR OTHERWISE RESPOND TO THE SAME WITHIN TEN (10) DAYS AFTER THE EFFECTIVENESS OF THIS NOTICE, LENDERS SHALL BE DEEMED TO HAVE APPROVED OF THE SAME”, and if Lender shall fail to approve, disapprove or otherwise respond to such notice of Borrower within ten (10) days after the effectiveness of such notice, Lender shall be deemed to have approved of Borrower’s proposed Alterations.

5.1.22.               Operation of Property.  Borrower shall conduct its business and operations, and shall cause the Property to be operated and managed, in the ordinary course consistent with past practice and as contemplated by the Renovation Project in all material respects. Borrower shall cause the Property to be operated, in all material respects, in accordance with any Management Agreement (or Replacement Management Agreement) as applicable.  In the event that any Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. Except for Excusable Delays, Borrower shall cause the Hotel Component to be at all times open for business as a hotel and the Casino Component to be open for business as a casino, except to the extent necessary to undertake the Renovation Project with due diligence in accordance with the provisions hereof.  Borrower shall cause the Property to be at all times operated, managed and maintained, at all times and in the manner and accordance with the standards required pursuant to any Management Agreement, any other Material Operating Agreement (including all marketing, advertising, promotional and reservation programs) and all applicable Legal Requirements, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, or would not result in a material default under such agreements (if any) but in no event below the Comparable Standards.  Borrower shall at all times manage, operate and maintain the Hotel Component, the Casino Component and the TPA Component as a luxury themed hotel and casino resort in accordance with standards at least equivalent to the Comparable Standards.  The theme of the Hotel Component, the Casino Component and the TPA Component shall not be materially changed without the prior written reasonable consent of Lender other than to the extent disclosed to Lender in writing prior to the Closing Date, provided that Lender hereby consents to the re-theming of the Property as a Planet Hollywood hotel and casino consistent with the Renovation Project Documents.  The TPA Component shall be used to present events which are consistent with the first class nature of the complex, and consistent with the Comparable Standards.

5.1.23.               Management Agreements.

(a)                                  Borrower shall, and shall cause its Affiliates to, at its sole cost and expense (i) promptly and timely perform and/or observe, in all material respects, all of the terms, covenants, conditions and agreements required to be performed and observed by Borrower or such Affiliate under any Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each notice received by it under a Management Agreement; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the counterparty under each Management Agreement, in a commercially reasonable manner, (v) not amend, restate, replace, supplement or otherwise modify any Management Agreement in any material respect, or waive any of its material rights and remedies thereunder, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed) in each instance.

(b)                                 If Borrower or its Affiliate shall be in default under any Management Agreement, then, subject to the terms of such Management Agreement, Borrower or such Affiliate (as applicable) shall grant Lender the right (but not the obligation), upon prior notice to Borrower, to cause the default or defaults under such Management Agreement to be remedied and otherwise exercise any and all rights of Borrower or such Affiliate (as applicable) under such Management Agreement, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.

(c)                                  The actions or payments of Lender to cure any default by Borrower or its Affiliates under any Management Agreement shall not remove or waive, as between Borrower and Lender, any default that occurred under this Agreement by virtue of such default by Borrower or its Affiliate under such Management Agreement.  All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender.  All such indebtedness shall be deemed to be secured by the Security Instrument.

(d)                                 Borrower shall notify Lender promptly in writing of (i) the occurrence, to Borrower’s knowledge, of any material default by any party to any Management Agreement, (ii) the occurrence, to Borrower’s knowledge, of any event that, with the passage of time or service of notice, or both, would constitute a material default by any party under any Management Agreement, and (iii) the receipt by Borrower or its Affiliate of any notice (written or otherwise) from any party under any Management Agreement noting or claiming the occurrence of any default by Borrower or its Affiliate under any Management Agreement.

(e)                                  Borrower and/or its Affiliates (as applicable) shall promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under any Management Agreement or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Property.  Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower or its Affiliates under or with respect to any Management Agreement, including, without limitation, the right to effectuate any extension or renewal of any Management Agreement, or to preserve any rights of Borrower of its Affiliates whatsoever in respect of any part of any Management

Agreement (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(f)                                    With respect to any Management Agreement, Borrower shall, from time to time (but not more often than four (4) times in any twelve (12) month period unless an Event of Default then exists in which case such limit shall not apply), upon ten (10) Business Days’ prior written request from Lender, execute, acknowledge and deliver to Lender, a statement containing the following:  (A) a statement that such Management Agreement is unmodified and in full force and effect or, if there have been modifications, that the Management Agreement is in full force and effect as modified and setting forth such modifications, (B) a statement that either such Borrower or its Affiliate (as applicable) is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to Borrower’s knowledge, either the other party thereto is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to the Management Agreements as Lender shall reasonably request.

(g)                                 With respect to any Management Agreement, Borrower shall use commercially reasonable efforts to deliver to Lender from time to time (provided that Borrower shall not be required to deliver such certificates more frequently than four times in any calendar year) within twenty (20) Business Days of Lender’s request, a certificate from each party to such Management Agreement other than Borrower or its Affiliates containing the following:  (A) a statement that such Management Agreement is unmodified and in full force and effect or, if there have been modifications, that the Management Agreement is in full force and effect as modified and setting forth such modifications, (B) a statement that either such other party is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to such party’s knowledge, either the Borrower or its Affiliate (as applicable) is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to such other party and/or Management Agreements as Lender shall reasonably request.

5.1.24.               Intellectual Property Collateral.

(a)                                  Borrower has executed and delivered on the date hereof, a fully completed Security Agreement (Copyrights) and Security Agreement (Trademarks), as applicable, with regard to any Copyrights or Trademarks, as the case may be, of Borrower, described in Schedule IV.  In the event that, after the date hereof Borrower shall acquire any registered Copyright, Domain Name or Trademark or file any application for registration thereof, whether within the United States or any other country or jurisdiction, Borrower shall promptly furnish written notice thereof to Lender together with information sufficient to permit Lender, upon its receipt of such notice, to (and Borrower hereby authorizes Lender to) modify in accordance with this Agreement, as appropriate, by amending Schedule IV hereto or to add additional exhibits hereto to include any Copyright, Domain Name or Trademark that becomes part of the collateral under the Security Instrument, and Borrower shall additionally, at its own expense, execute and deliver, as promptly as possible (but in any event within twenty (20) days) after the date of such notice, with regard to United States Copyrights and Trademarks, a fully completed Security Agreement (Copyrights) and Security Agreement (Trademarks) in substantially the same form as delivered on the date hereof, as applicable, together in all instances with any other agreements, instruments and documents that Lender may reasonably request from time to time to further effect and confirm the security interest created by this Agreement in such Copyrights and Trademarks, and Borrower hereby appoints Lender its attorney-in-fact, upon the occurrence and during the continuance of an Event of Default, to execute, deliver and record any and all such agreements, instruments and documents for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed and such power, being coupled with an interest, being irrevocable for so long as this Agreement shall be in effect with respect to Borrower.

(b)                                 Borrower (either itself or through its licensees or sublicensees) will, for each material Trademark used in the conduct of its business, use its commercially reasonable efforts to (i) maintain such Trademark in full force and effect, free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal registration to the extent required by applicable law, (iv) take appropriate and commercially reasonable steps to police and defend such Trademark and prevent or arrest infringement, dilution or other harm to such Trademark and (v) not knowingly use or knowingly permit the use of such Trademark in violation of any third-party rights, unless Borrower determines in its reasonable good-faith discretion that such Trademark is no longer useful in its business.

(c)                                  Borrower (either itself or through its licensees or sublicensees) will refrain from committing any act, or omitting any act, whereby any Patent used in the conduct of such Borrower’s business may become invalidated or dedicated to the public, and shall continue to mark any products covered by Patent with the relevant patent number as required by applicable patent laws, unless Borrower determines in its reasonable good-faith discretion that such Patent is no longer useful in its business.

(d)                                 Borrower (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate notice as required under applicable copyright laws, unless Borrower determines in its reasonable good-faith discretion that such Copyright is no longer useful in its business.

(e)                                  Borrower shall notify Lender immediately if it knows or has reason to know that any material Patent, Trademark or Copyright used in the conduct of its business may become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office, U.S. Copyright Office or any court) regarding, such Borrower’s ownership of any Trademark or Copyright, its right to register the same, or to keep and maintain the same.

(f)                                    Borrower will take all necessary steps that are consistent with the practice in any proceeding before the U.S. Patent and Trademark Office, U.S. Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each application relating to any Patents, Trademarks or Copyrights (and to obtain the relevant grant or registration) used in the conduct of such Borrower’s business and to maintain each registration of any Patents, Trademarks and Copyright used in the conduct of such Borrower’s business (excluding those listed in the License Agreement), including the filing of applications for renewal, affidavits of use, affidavits of incontestability and maintenance fees, and, if consistent with sound business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)                                 In the event that any collateral consisting of a Patent, Trademark or Copyright used in the conduct of any Borrower’s business is believed infringed, misappropriated or diluted by a third party, such Borrower shall notify Lender promptly after it learns thereof and shall, if consistent with sound business judgment, promptly sue for infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral.

(h)                                 Upon the occurrence and during the continuance of any Event of Default, each Borrower shall use its commercially reasonable efforts to obtain all requisite consents or approvals from the Licensors included within the Copyright Collateral, Patent Collateral or Trademarks Collateral (each as defined in the Security Instrument) to effect the assignment of all of such Borrower’s right, title and interest thereunder to Lender or its designee.

5.1.25.               Material Operating Agreements.

(a)                                  Borrower and its Affiliates shall, at its sole cost and expense (i) promptly and timely perform and/or observe, in all material respects, all of the terms, covenants, conditions and agreements required to be performed and observed by Borrower or such Affiliate under each Material Operating Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under any Material Operating Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each notice of default or other material notice received by it under any Material Operating Agreement; (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the counterparty under each Material Operating Agreement, in a commercially reasonable manner, (v) not amend, restate, replace, supplement or otherwise modify any Material Operating Agreement in any material respect, or waive any of its material rights and remedies thereunder, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed) in each instance.  For the purposes of this Section 5.1.25, subject to Lender’s receipt, review and reasonable approval of definitive documentation with respect to the same pursuant to this Agreement, Lender hereby acknowledges and approves the proposed modification of the TPA Component Lease to expand the space demised thereunder to include additional seating capacity for up to 500 persons upon substantially the same terms as set forth therein with respect to the current seating capacity covered thereby on the date hereof.

(b)                                 Any request for the approval by Lender of any Material Operating Agreement or any renewal, waiver, amendment, modification or termination thereof shall be delivered to Lender in writing and shall include a copy of the proposed Material Operating Agreement or renewal, waiver, amendment, modification or termination and Lender shall so advise whether such approval is granted or denied within ten (10) Business Days after receipt of such written request.  Provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL WITH RESPECT TO A MATERIAL OPERATING AGREEMENT.  IF LENDER FAILS TO RESPOND WITHIN TEN (10) BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, BORROWER SHALL HAVE THE RIGHT TO DELIVER A DEEMED APPROVAL NOTICE”, if Lender shall not so advise of its determination within such ten (10) Business Day period (notice by facsimile on the same day being acceptable for this purpose), then Borrower shall have the right to deliver a second written request for such approval and, provided that such second request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A SECOND REQUEST FOR AN APPROVAL WITH RESPECT TO A MATERIAL OPERATING AGREEMENT.  IF LENDER FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE THE REQUESTED ACTION WITH RESPECT TO THE MATERIAL OPERATING AGREEMENT WILL BE DEEMED APPROVED”, if Lender shall not so advise of its determination within such five (5) Business Day period (notice by facsimile on the same day being acceptable for this purpose), such proposed Material Operating Agreement or renewal, waiver, amendment, modification or termination thereof shall be deemed approved by Lender.  If Lender shall deny any such request for approval, Lender shall specify the reasons for its refusal to grant approval.

(c)                                  If Borrower or its Affiliate shall be in default under any Material Operating Agreement, then, subject to the terms of such Material Operating Agreement, Borrower or such Affiliate (as applicable) shall (subject to any applicable Legal Requirements) grant Lender the right (but not the obligation), to cause the default or defaults under such Material Operating Agreement to be remedied and otherwise exercise any and all rights of Borrower or such Affiliate (as applicable) under such Material Operating Agreement, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.

(d)                                 The actions or payments of Lender to cure any default by Borrower or its Affiliates under any Material Operating Agreement shall not remove or waive, as between Borrower and Lender, any default that occurred under this Agreement by virtue of such default by Borrower or its Affiliate under such Material Operating Agreement.  All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender.  All such indebtedness shall be deemed to be secured by the Security Instrument.

(e)                                  Borrower shall notify Lender promptly in writing of (i) the occurrence, to Borrower’s knowledge, of any material default by any party to any Material Operating Agreement, (ii) the occurrence, to Borrower’s knowledge, of any event that, with the passage of time or service of notice, or both, would constitute a material default by any party under any Material Operating Agreement, and (iii) the receipt by Borrower or its Affiliate of any notice (written or otherwise) from any party under any Material Operating Agreement noting or claiming the occurrence of any default by Borrower or its Affiliate under such Material Operating Agreement.

(f)                                    Borrower and/or its Affiliates (as applicable) shall (subject to any applicable Legal Requirements) promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under any Material Operating Agreement or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the security interest of Lender under the Loan Documents with respect to the Property.  Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower or its Affiliates under or with respect to any Material Operating Agreement, including, without limitation, the right to effectuate any extension or renewal of any Material Operating Agreement, or to preserve any rights of Borrower of its Affiliates whatsoever in respect of any part of any Material Operating Agreement (and the above powers granted to Lender are coupled with an interest and shall be irrevocable).

(g)                                 With respect to any Material Operating Agreement, Borrower shall, from time to time (but not more often than four (4) times in any twelve (12) month period unless an Event of Default then exists in which case such limit shall not apply), upon ten (10) Business Days’ prior written request from Lender, execute, acknowledge and deliver to Lender, a statement containing the following:  (A) a statement that such Material Operating Agreement is unmodified and in full force and effect or, if there have been modifications, that the Material Operating Agreement is in full force and effect as modified and setting forth such modifications, (B) a statement that either such Borrower or its Affiliate (as applicable) is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to Borrower’s knowledge, either the other party thereto is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to the Material Operating Agreement as Lender shall reasonably request.

(h)                                 With respect to any Material Operating Agreement, Borrower shall use commercially reasonable efforts to deliver to Lender from time to time (provided that Borrower shall not be required to deliver such certificates more frequently than four times in any calendar year) within twenty (20) Business Days of Lender’s request, a certificate from each party to such Material Operating Agreement other than Borrower or its Affiliates containing the following:  (A) a statement that such Material Operating Agreement is unmodified and in full force and effect or, if there have been modifications, that the Material Operating Agreement is in full force and effect as modified and setting forth such modifications, (B) a statement that either such other party is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to such party’s knowledge, either the Borrower or its Affiliate (as applicable) is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to such other party and/or Material Operating Agreement as Lender shall reasonably request.

5.1.26.     Operation of Casino Component.

(a)           Subject to Excusable Delay, Borrower shall at all times operate the Casino Component in accordance with applicable Legal Requirements and shall continue to possess and maintain all licenses, permits and Governmental Approvals necessary to the lawful operation of the Casino Component as a casino. Borrower shall not take or permit any action that would adversely affect the status or good standing of Borrower under such licenses, permits or Governmental Approvals.

(b)           Borrower shall obtain, as promptly as practicable following the date hereof, the applicable approvals of the Gaming Authorities required to authorize or continue the pledge of, and grant of security interest in, the interests in OpBiz under the OpBiz Pledge Agreement, and shall promptly execute any and all such instruments and documents, deliver any certificates and do all such other acts or things deemed necessary, appropriate or desirable by the Gaming Authorities to obtain such approvals.

(c)           Promptly after and, in any event, within 30 days after, the Closing Date, Borrower will submit or cause to be submitted complete Gaming Applications, filings and other submissions required by the Gaming Authorities or pursuant to any Gaming Laws (i) to obtain all approvals necessary to cause the effectiveness of any Security Instrument, the OpBiz Pledge Agreement and to confer the full benefits, rights, and powers granted therein to Lender and (ii) to obtain all necessary Gaming Licenses related to the appointment of any Independent Person.  Borrower will timely pay all Gaming Application fees, investigative fees and costs required by the Gaming Authorities with respect to these approvals and licenses.  Borrower will diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with such Gaming Applications or filings as soon as practicable after receipt of requests therefore.

(d)           OpBiz hereby acknowledges and agrees that the Casino Component Lease and any and all rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owed, claimed or held, by OpBiz thereunder or otherwise in and to the Casino Component, are and shall be in all respects subordinate and inferior to the liens and security interests created, or to be created, for the benefit of Lender, and securing the repayment of the Note and the performance of the obligations under this Agreement and the other Loan Documents, and all renewals, extensions, increases, supplements, amendments, modifications or replacements thereof.

(e)           OpBiz agrees that upon the occurrence of an Event of Default under the Loan Documents, OpBiz shall, at the request of Lender, continue to perform all of OpBiz’s obligations under the terms of the Casino Component Lease with respect to the Casino Component.  Further, OpBiz agrees that upon and after foreclosure, deed in lieu of foreclosure or other similar transfer of the Casino Component to Lender, its designee or nominee, OpBiz shall not exercise any right to terminate the Casino Component Lease other than due to any default or breach by Lender, its designee or nominee first occurring thereafter pursuant to the terms of the Casino Component Lease and, at the request of Lender, shall continue to operate and manage the Casino Component and maintain all applicable Gaming Licenses and comply with all applicable Gaming Laws with respect to the Property for a period not to exceed twelve (12) months after the effective date of such transfer, either in accordance with the terms of the Casino Component Lease or pursuant to a Management Agreement in form and substance reasonably acceptable to Lender provided that (i) to the extent such continued operation is conducted pursuant to the Casino Component Lease, OpBiz shall be obligated to pay a then market rate rent thereunder which is reasonable and customary for similar properties in similar locations as the Casino Component, (ii) to the extent such continued operation is conducted pursuant to a Management Agreement, Lender, its designee or nominee shall pay to OpBiz a then market rate management fee which is reasonable and customary for similar properties in similar locations as the Casino Component, and (iii) all other terms and arrangements shall be usual and customary for similar properties in similar locations as the Casino Component and, to the extent required under applicable gaming Laws, subject to the prior review and/or approval of the Gaming Authorities.  It is hereby expressly acknowledged that OpBiz shall not be in breach or default of its obligations hereunder if and to the extent that insufficient funds are made available to it from the operation of the Property or other sources (other than any Affiliate of Borrower) to continue to operate the Casino Component in the manner contemplated hereunder.

(f)            Notwithstanding the foregoing, at any time after foreclosure, deed in lieu of foreclosure or other similar transfer of the Casino Component to Lender, its designee or nominee,  at the option of Lender exercised by written notice to OpBiz, Lender, its designee or nominee shall have the right to terminate the Casino Component Lease or any Management Agreement with OpBiz without penalty or termination fee (except that OpBiz shall be entitled to receive any unpaid amounts that relate to the period prior to such termination) and, in connection with the foregoing, OpBiz shall transfer its responsibility for the management of the Casino Component to a replacement operator selected by Lender.

(g)           Following an Event of Default and acceleration of the Loan, Lender may elect, upon written notice delivered to the applicable Person, to require Borrower, MezzCo, or both to relinquish one or more or all of the Gaming Licenses held by such
Person(s).  If either such Person fails or refuses to so relinquish such Gaming Licenses within five (5) Business Days after receipt of such written notice, then Lender is hereby appointed (which appointment is coupled with an interest) as Borrower’s and MezzCo’s attorney in fact with full authority to relinquish each such Gaming License on each such Person’s behalf.

(h)           OpBiz agrees to (a) execute such affidavits and certificates as Lender shall require to further evidence the agreements herein contained, (b) on request from Lender, furnish Lender with copies of such information as Borrower is entitled to receive under the Casino Component Lease and (c) cooperate with Lender’s representative in any inspection of all or any portion of the Casino Component.

Section 5.2.            Negative Covenants.  From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1.       Operation of Property.

(a)           Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel any Management Agreement; provided, that Borrower may, without Lender’s consent, replace any Manager so long as (A) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement, and (B) Borrower and such replacement Manager shall execute and deliver an Assignment of Management Agreement with respect to such Replacement Management Agreement that satisfies the requirements set forth herein; (ii) reduce or consent to the reduction of the term of any Management Agreement; (iii) increase or consent to the increase of the amount of any charges under any Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any Management Agreement in any material respect.

(b)           Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

(c)           Borrower may, without Lender’s consent, replace the existing operator of the TPA Component so long as (i) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement or a Lease (such Lease being deemed to constitute a Material Operating Agreement for the purpose of this Agreement) approved by Lender in accordance with the terms hereof, (ii) if such replacement operator is engaged pursuant to a Replacement Management Agreement, Borrower and such replacement Manager shall execute and deliver an Assignment of Management Agreement with respect to such Replacement Management Agreement that satisfies the requirements set forth herein, and (iii) if such replacement operator is engaged pursuant to a Lease, Borrower and such replacement Manager shall execute and deliver a subordination, nondisturbance and attornment agreement in connection with such Lease, such agreement to be in Lender’s then usual and customary form and otherwise reasonably acceptable to Lender in all respects.

(d)           OpBiz agrees that upon the occurrence of an Event of Default under the Loan Documents, OpBiz shall, at the request of Lender, continue to perform all of OpBiz’s obligations under the terms of the Hotel Component Lease with respect to the Hotel Component.  Further, OpBiz agrees that upon and after foreclosure, deed in lieu of foreclosure or other similar transfer of the Hotel Component to Lender, its designee or nominee, OpBiz shall not exercise any right to terminate the Hotel Component Lease other than due to any default or breach by Lender, its designee or nominee first occurring thereafter pursuant to the terms of the Hotel Component Lease and, at the request of Lender, shall continue to operate and manage the Hotel Component and maintain all applicable liquor licenses and comply with all applicable laws with respect to the Property for a period not to exceed twelve (12) months after the effective date of such transfer, either in accordance with the terms of the Hotel Component Lease or pursuant to a Management Agreement in form and substance reasonably acceptable to Lender provided that (i) to the extent such continued operation is conducted pursuant to the Hotel Component Lease, OpBiz shall be obligated to pay a then market rate rent thereunder which is reasonable and customary for similar properties in similar locations as the Hotel Component, (ii) to the extent such continued operation is conducted pursuant to a Management Agreement, Lender, its designee or nominee shall pay to OpBiz a then market rate management fee which is reasonable and customary for similar properties in similar locations as the Hotel Component, and (iii) all other terms and arrangements shall be usual and customary for similar properties in similar locations as the Hotel Component.  It is hereby expressly acknowledged that OpBiz shall not be in breach or default of its obligations hereunder if and to the extent that insufficient funds are made available to it from the operation of the Property or other sources (other than any Affiliate of Borrower) to continue to operate the Hotel Component in the manner contemplated hereunder.

(e)           Notwithstanding the foregoing, at any time after foreclosure, deed in lieu of foreclosure or other similar transfer of the Hotel Component to Lender, its designee or nominee,  at the option of Lender exercised by written notice to OpBiz, Lender, its designee or nominee shall have the right to terminate the Hotel Component Lease or any Management Agreement with OpBiz without penalty or termination fee (except that OpBiz shall be entitled to receive any unpaid amounts that relate to the period prior to such termination) and, in connection with the foregoing, OpBiz shall transfer its responsibility for the management of the Hotel Component to a replacement operator selected by Lender.

(f)            Following an Event of Default and acceleration of the Loan, Lender may elect, upon written notice delivered to the applicable Person, to require Borrower, MezzCo, or both to relinquish one or more or all of the liquor licenses held by such Person(s).  If either such Person fails or refuses to so relinquish such liquor licenses within five (5) Business Days after receipt of such written notice, then Lender is hereby appointed (which appointment is coupled with an interest) as Borrower’s and MezzCo’s attorney in fact with full authority to relinquish each such liquor licenses on each such Person’s behalf.

(g)           OpBiz agrees to (a) execute such affidavits and certificates as Lender shall require to further evidence the agreements herein contained, (b) on request from Lender, furnish Lender with copies of such information as Borrower is entitled to receive under the Hotel Component Lease and (c) cooperate with Lender’s representative in any inspection of all or any portion of the Hotel Component.

5.2.2.       Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except Permitted Encumbrances.

5.2.3.       Dissolution.  Borrower shall not (a) to the fullest extent permitted by applicable law, engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) unless required by applicable law, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.  No Borrower Party shall (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such Borrower Party would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the certificate of incorporation or bylaws of such Borrower Party, in each case, without obtaining the prior consent of Lender.

5.2.4.       Change in Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business other than the operations contemplated by the Renovation Project Plan and any Timeshare Project Plan.

5.2.5.       Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6.       Zoning.  Except with respect to the Renovation Project or the Timeshare Project, Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7.       No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8.       Principal Place of Business and Organization.  Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice.  Borrower shall not change the place of its organization as set forth in Section 4.1.27 without the consent of Lender, which consent shall not be unreasonably withheld.  Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.  Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change).

5.2.9.       Distributions to Affiliates.  Borrower shall not make any distributions to, or otherwise pay any dividends or make any payments to, any Restricted Party or Guarantor, either (a) during any month while any obligations under the Loan Documents remain outstanding unless and until the payments specified in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) of Section 2.6.4(a) with respect to such month (whether or not due or payable in the ordinary course of business during such month) have been made with sufficient funds on deposit in the Cash Management Account, or (b) during any Excess Cash Flow Sweep Period (except to the extent permitted under Section 2.6.4(a)(ix)). Notwithstanding the foregoing restrictions of this Section

5.2.9, Borrower shall be entitled to distribute Timeshare Project Proceeds subject to, and in accordance with, the conditions and requirements set forth in Section 7.6.

5.2.10.     Transfers.

(a)           Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents.  Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.

(b)           Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10 and Section 5.2.11, Borrower shall not, and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20.  For the purposes of this Section 5.2.10, any removal from the Property of memorabilia or other personal property provided to Borrower for use or display at the Property pursuant to the terms of the PH License Agreement (other than any replacement of the same in accordance with the terms hereof) shall be deemed to constitute a Transfer of a part of the Property and shall require the prior written consent of Lender in its reasonable discretion in each instance.

(c)           A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.23.

(d)           Notwithstanding the foregoing provisions of this Section 5.2.10, but subject to the satisfaction of all conditions set forth or referenced in this Section 5.2.10(d), Lender’s consent shall not be required in connection with any of the following Transfers (each a “Permitted Transfer”):

(i)            the Transfer, in one or a series of transactions, of not more than 49% in the aggregate of the indirect interests in either Borrower in the aggregate; provided that after giving effect to such Transfer and any other Transfers, no Change of Control shall occur;
(ii)           the Transfer, in one or a series of transactions, of any direct or indirect interests in any Restricted Party to any other Restricted Party, any Affiliate of a Restricted Party or to any direct or indirect member or partner of any Restricted Party provided that after giving effect to such Transfer and any other Transfers, no Change of Control shall occur;
(iii)          any Transfer by maintenance, devise or bequest or by operation of law upon the death of a natural person that was the holder of any direct or indirect interest in any Restricted Party to a member of the immediate family of such person or a trust established for the benefit of such immediate family member, provided that after giving effect to such Transfer and any other Transfers, no Change of Control shall occur;
(iv)          the granting of the MezzCo Warrants to the MezzCo Warrantholders pursuant to the MezzCo Warrant Documents, and any Transfer of up to 37.5% in the aggregate of the direct interests in MezzCo as a result of any exercise of the MezzCo Warrants, provided that after giving effect to such Transfer and any other Transfers, no Change of Control shall occur;
(v)           the granting of the EquityCo Warrants to the EquityCo Warrantholders pursuant to the EquityCo Warrant Documents, and any Transfer of up to 2.5% in the aggregate of the direct interests in EquityCo as a result of any exercise of the MezzCo Warrants, provided that after giving effect to such Transfer and any other Transfers, no Change of Control shall occur;
(vi)          the granting of the Executive Options to executive employees of OpBiz, and any Transfer of up to 10% in the aggregate of the direct interests in EquityCo as a result of any exercise of the Executive Options, provided that after giving effect to such Transfer and any other Transfers, no Change of Control shall occur;
(vii)         the Transfer, in one or a series of transactions, of any direct or indirect interests in any BH Guarantor provided that after giving effect to such Transfer and any other Transfers, no Change of Control shall occur; and

(viii)        any arm’s-length sale of Personal Property by Borrower to a third party in the ordinary course of business and any disposition of Equipment and FF&E which is being replaced in the ordinary course of business or is otherwise no longer necessary or is immaterial.

Notwithstanding the foregoing, each of the Permitted Transfers set forth in this Section 5.2.10(d) shall be subject to, and Lender’s agreement to permit the same without specific consent, shall be conditioned upon the satisfaction of the following conditions:

(A)          if such Transfer (either individually or in the aggregate with any prior Transfers) would result in a Change in Control of any Restricted Party, Lender shall receive not less than ten (10) Business Days prior written notice from Borrower of such Transfer;
(B)           if such Transfer is of a direct interest in any Restricted Party (other than any Guarantor), Lender shall receive not less than ten (10) Business Days prior written notice from Borrower of such Transfer;
(C)           if such Transfer (either individually or in the aggregate with any prior Transfers) would result in any Sponsor no longer holding any direct or indirect interest in any Restricted Party, Lender shall receive not less than ten (10) Business Days prior written notice from Borrower of such Transfer;
(D)          if neither of the circumstances set forth in clauses (A), (B) or (C) shall apply with respect to such Transfer, Lender shall receive written notice of such Transfer from Borrower within ten (10) Business Days following the effective date of such Transfer; provided that, no such notice shall be required with respect to any Transfer of a direct or indirect interest in any Guarantor or Starwood NH unless the same shall result, either individually or in the aggregate with any prior Transfers, in a change in Control with respect to such Guarantor or Starwood NH;
(E)           if after giving effect to any Permitted Transfer, more than forty-nine percent (49%) in the aggregate of the direct or indirect interests in a Restricted Party are owned by a Person and its Affiliates that owned less than forty-nine percent (49%) of the direct or indirect interests in such Restricted Party as of the Closing Date, a Rating Agency Confirmation shall have been obtained and, no less than thirty (30) days prior to the effective date of any such Transfer, Borrower shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Rating Agencies;
(F)           no Permitted Transfer (either individually or in the aggregate with any prior Transfers) shall cause or otherwise result in the termination, revocation and/or suspension of any Gaming License or otherwise have any material and adverse effect on the ability of OpBiz to operate the Casino Component in accordance with all applicable Gaming Laws;

(G)           no such Permitted Transfer of a direct interest in any Restricted Party or of an indirect interest in a Restricted Party that results in a Change of Control of such Restricted Party shall be to any Disqualified Transferee; and
(H)          no such Permitted Transfer shall result, directly or indirectly, either individually or in the aggregate, in any Disqualified Transferee being in Control of any Restricted Party or having a direct interest in a Restricted Party.

5.2.11.     Timeshare Project.

(a)           It is hereby acknowledged and agreed that, subject to the provisions set forth in this Section 5.2.11, each of Borrower, TSP Owner and any Affiliate of the foregoing (as applicable) shall have the right in its sole discretion to (i) sell the Timeshare Project Property to any Person that is not an Affiliate of Borrower (a “Timeshare Project Sale”) upon terms that do not contemplate any continuing involvement or obligations of Borrower or TSP Owner after the closing thereof (other than usual and customary indemnification obligations with respect to seller representations and prorations), (ii) enter into any Timeshare Project upon terms that are contemplated within the parameters described on Schedule X or such other terms that are more favorable to Borrower and TSP Owner with any Person that is not an Affiliate of Borrower (a “Schedule X Project”), or (iii) with the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), enter into any other Timeshare Project.

(b)           Notwithstanding anything to the contrary set forth herein, neither Borrower, TSP Owner nor any Affiliate of the foregoing (as applicable) shall commence, or cause or permit any other Person to commence, any aspect or component of any Timeshare Project or to execute, deliver, enter into or otherwise agree to be bound by any Timeshare Project Document, unless the following conditions are and remain satisfied (or waived by Lender in its sole discretion):

(i)            except with respect to a Timeshare Project Sale or a Schedule X Project, Lender shall have received a Timeshare Project Plan, together with a true, correct and complete copy of all Timeshare Project Documents as and when the same shall be available, together with any other information or documentation reasonably requested by Lender;
(ii)           the execution and delivery of each Timeshare Project Document and the consummation of the transactions contemplated thereby will not have a Material Adverse Effect or adversely effect the status of any SPE Entity as a Special Purpose Entity;
(iii)          (except with respect to a Timeshare project Sale or a Schedule X Project) all Timeshare Project Documents shall have been negotiated on an arms’-length basis and that the terms thereof are commercially reasonable;
(iv)          except with respect to a Timeshare Project Sale, the applicable Timeshare Project Documents shall provide that such Timeshare Project be constructed, operated, maintained and managed in accordance with standards of at least qualitatively equal to the Property in all material respects;

(v)           except with respect to a Timeshare Project Sale, the Timeshare Project shall not include any hotel, casino, entertainment or other component that would directly or indirectly compete with any material portion of the Property, or otherwise reasonably be expected to result in any decrease in expected revenues arising therefrom in any material respect, unless such competing component is operated by and for the benefit of Borrower and the proceeds and all revenues arising therefrom are payable to Borrower for its own account and are subject to a security interest in favor of Lender pursuant to the Loan Documents;
(vi)          except with respect to a Timeshare Project Sale, with respect to any material Timeshare Project Document to which Borrower, TSP Owner or any Affiliate thereof is a party or beneficiary or is otherwise directly or indirectly bound, Lender shall have received a written acknowledgment in form and substance reasonably acceptable to Lender or other evidence reasonably satisfactory to Lender from each counterparty to each such Timeshare Project Document (other than Borrower, TSP Owner or any Affiliate) confirming that: (I) such counterparty is aware of the existence of the Loan and the security interests and other rights of Lender under the Loan Documents, (II) any foreclosure or other similar action by Lender under any of the Loan Documents will not result in a breach of the terms of the Timeshare Project Document(s) applicable to such counterparty or otherwise entitle such counterparty to terminate the same or exercise any other remedies thereunder, and (III) in the event that Lender shall foreclose on all or any portion of the Collateral, such party shall recognize Lender as successor in interest to Borrower thereunder and shall accept performance by Lender thereunder;
(vii)         no Event of Default shall have occurred and then be continuing;
(viii)        Lender shall have the benefit of a fully enforceable first priority security interest in any Timeshare Project Document to which Borrower or TSP Owner is a party any and all Timeshare Project Proceeds;
(ix)           except with respect to a Timeshare Project Sale or Schedule X Project, Lender shall have received such other approvals, opinions, documents and information in connection with the applicable Timeshare Project and Timeshare Project Documents as may be requested by the Rating Agencies if the Loan is part off Securitization, or if any portion of the Loan is not part of a Securitization, as reasonably requested by the holder of such portion applying the requirements of Lender; and
(x)            Borrower shall have paid or reimbursed Lender for all out-of-pocket costs and expenses actually incurred by Lender (including, without limitation, reasonable fees and disbursements of outside counsel) in connection with the foregoing and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith; and

(c)           Except with respect to a Timeshare Project Sale, Lender’s prior approval shall be required in connection with the execution and delivery by Borrower, TSP Owner or any Affiliate thereof of any material Timeshare Project Document (or any renewal, waiver, amendment, modification or termination thereof) other than usual and customary contracts, agreements and arrangements entered into with third parties that, when taken as a whole with all other agreements relating to the Timeshare Project, are entered into on an arm’s-length basis in the ordinary course of business; provided however, that in all instances, Lender’s prior approval shall be required in connection with the following:

(i)            any Timeshare Project Document between Borrower, TSP Owner or any Affiliate thereof and one or more Affiliates of Borrower, TSP Owner or an Affiliate thereof;
(ii)           other than to the effect expressly contemplated by Schedule X, the terms and provisions of any Timeshare Project Document between any Person and any Affiliate of Borrower, other than an agreement on terms that are fair and commercially reasonable in all material respects and are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(iii)          any Timeshare Project Document that, by its terms or as a result of the consummation of any of the transactions contemplated thereby would reasonably estimation be expected to have a Material Adverse Effect;
(iv)          any Timeshare Project Document that imposes a material obligation or liability on Borrower or TSP Owner, including, without limitation, any Timeshare Project Document that (I) creates an easement that burdens the Property or any portion thereof, (II) provides any Person with access to, through, on, over, across, under or above the Property or any portion thereof, (III) creates a restrictive covenant with respect to the Property or a portion thereof or (IV) establishes any arrangement pursuant to which Borrower or TSP Owner is intended to provide material management or operational services (Lender hereby acknowledging that the specific terms set forth on Schedule X are acceptable to Lender); and
(v)           any Timeshare Project Document that by its terms or as a result of the consummation of any of the transactions contemplated thereby would reasonably be expected to have a material adverse effect on (i) the business, profits, operations or financial condition of either the Casino Component or the Hotel Component, (iv) the enforceability or validity of any security interest or the perfection or priority of any Lien created under any Loan Document with respect to any Timeshare Project Proceeds or other rights and interests of Borrower or any of its Affiliates relating to the Timeshare Project, or (v) the rights, interests and remedies of Lender under the Loan Documents with respect to any Timeshare Project Proceeds or other rights and interests of Lender relating to the Timeshare Project taken as a whole.

Any request for an approval by Lender required pursuant to the terms of this Section 5.2.11(c) shall be delivered to Lender in writing and shall include a copy of the proposed Timeshare Project Document or renewal, waiver, amendment, modification or termination and Lender shall so advise whether such approval is granted or denied within ten (10) Business Days after receipt of such written request.  Provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL WITH

RESPECT TO A TIMESHARE PROJECT DOCUMENT.  IF LENDER FAILS TO RESPOND WITHIN 10 BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, THE REQUESTED ACTION WITH RESPECT TO THE TIMESHARE PROJECT DOCUMENT WILL BE DEEMED APPROVED”, if Lender shall not so advise of its determination within such ten (10) Business Day period (notice by facsimile on the same day being acceptable for this purpose), the proposed Timeshare Project Document or renewal, waiver, amendment, modification or termination thereof shall be deemed approved by Lender.  If Lender shall deny any such request for approval, Lender shall specify the reasons for its refusal to grant approval.  By its execution of this Agreement, Lender hereby acknowledges and agrees that it has approved all Timeshare Project Documents in effect as of the Closing Date in the form delivered to Lender on or prior to the Closing Date.

(d)           Borrower hereby represents and warrants to Lender that, on or prior to the date hereof, Borrower has caused to be delivered to Lender a true, correct and complete copy of all Timeshare Project Documents in effect on the date hereof.  As of the date hereof, no events or circumstances exist which, with or without the giving of notice, the passage of time or both, would be reasonably likely to constitute a default of any covenant or obligation on the part of any party under any Timeshare Project Documents which could reasonably be expected to have a Material Adverse Effect.

(e)           From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

(i)            In the event that Borrower, TSP Owner and/or any Affiliate of the foregoing (as applicable) shall determine to proceed with any Timeshare Project, Borrower shall consult with Lender and, from time to time at Lender’s request, shall keep Lender informed as to the progress and status of all negotiations with any other Persons as to the terms of the Timeshare Project and any other material matters relating thereto;
(ii)           Borrower shall and shall cause TSP Owner and any Affiliates of Borrower or TSP Owner to, in a commercially reasonable manner, observe and perform its obligations under the Timeshare Project Documents;
(iii)          Borrower shall and shall cause TSP Owner and any Affiliates of Borrower or TSP Owner to permit agents, representatives and employees of Lender to inspect the Timeshare Project Land or any part thereof at reasonable hours upon reasonable advance notice; provided that such inspections do not materially interfere with any Timeshare Project;
(iv)          Promptly after learning of same, Borrower shall and shall cause TSP Owner and any Affiliates of Borrower or TSP Owner to notify Lender of the occurrence of any and all the following: (I) any material default under a Timeshare Project Document, (II) any litigation or proceeding affecting a Timeshare Project that is not fully covered by insurance, or any proceeding in which injunctive or similar material relief is sought, (III) any material change in a Timeshare Project, (IV) any major event or occurrence affecting a Timeshare Project including, but not limited to any Casualty, Loss or actual or threatened Condemnation;
(v)           Borrower shall and shall cause TSP Owner and any Affiliates of Borrower or TSP Owner to cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings;
(vi)          If Borrower, TSP Owner or an Affiliate of Borrower or TSP Owner shall be in default under any Timeshare Project Document which if uncured could reasonably be expected to result in a Material Adverse Effect or otherwise contravene the provisions of this Section 5.2.11, then, subject to the terms of such Timeshare Project Document, Borrower or such Affiliate (as applicable) shall (subject to any applicable Legal Requirements) grant Lender the right (but not the obligation), to cause the default or defaults under such Timeshare Project Document to be remedied and otherwise exercise any and all rights of Borrower or such Affiliate (as applicable) under such Timeshare Project Document, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default.  The actions or payments of Lender to cure any default by Borrower or its Affiliates under any Timeshare Project Document shall not remove or waive, as between Borrower and Lender, any default that occurred under this Agreement by virtue of such default by Borrower or its Affiliate under such Timeshare Project Document.  All sums expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender.  All such indebtedness shall be deemed to be secured by the Security Instrument;
(vii)         Borrower shall and shall cause TSP Owner and any Affiliates of Borrower or TSP Owner to (subject to any applicable Legal Requirements) promptly execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any default under any Timeshare Project Document or permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve any security interest of Lender under the Loan Documents.  Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Borrower or its Affiliates under or with respect to any Timeshare Project Document, including, without limitation, the right to effectuate any extension or renewal of any Timeshare Project Document, or to preserve any rights of Borrower of its Affiliates whatsoever in respect of any part of any Timeshare Project Document (and the above powers granted to Lender are coupled with an interest and shall be irrevocable); and

(viii)        With respect to any Timeshare Project Document, Borrower and shall cause TSP Owner and any Affiliates of Borrower or TSP Owner to, from time to time (but not more often than four (4) times in any twelve (12) month period unless an Event of Default then exists in which case such limit shall not apply), upon ten (10) Business Days’ prior written request from Lender, execute, acknowledge and deliver to Lender, a statement containing the following:  (A) a statement that such Timeshare Project Document is unmodified and in full force and effect or, if there have been modifications, that the Timeshare Project Document is in full force and effect as modified and setting forth such modifications, (B) a statement that it is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to its knowledge, each party thereto is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to the Timeshare Project Document as Lender shall reasonably request.

(f)            Subject to the terms of this Section 5.2.11(f), in connection with the consummation of a Timeshare Project permitted hereunder, Borrower shall have the right, without the prior consent of Lender and without violating the Loan Documents, to Transfer the Timeshare Project Property (excluding Timeshare Project Proceeds) to any Person (other than an Affiliate of Borrower) in accordance with the terms and provisions of one or more Timeshare Project Documents permitted hereunder and, in connection therewith, Borrower shall be entitled to obtain a release of the Timeshare Project Land from the Lien of the Loan Documents, provided that the following conditions shall be satisfied (or waived by Lender in its sole discretion) with respect thereto:

(i)            Borrower shall submit to Lender a written notice requesting the release of the Timeshare Project Property at least thirty (30) days prior to the anticipated closing date of such Transfer; provided, however, that Borrower shall have the right to revoke any such request or extend the anticipated closing date of such Transfer as stated therein, in each case upon giving at least five (5) Business Days’ prior written notice to Lender of such revocation or extension;
(ii)           Borrower shall provide to Lender a release of Lien with respect to the Timeshare Project Land for execution by Lender, in form and substance appropriate in the relevant jurisdiction, together with such other documentation, certificates and instruments reasonably required by Lender in connection therewith, in each case in form and substance acceptable to Lender in its reasonable discretion;
(iii)          Lender shall receive evidence reasonably satisfactory to Lender that all material documentation to be executed and delivered in connection with such Transfer of the Timeshare Project Land, including (without limitation) all such release and other documentation required to be executed and delivered by Lender (A) is in compliance with all Legal Requirements in all material respects, (B) will effect such release in accordance with the terms of this Agreement, and (C) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released in any material respect;
(iv)          Lender shall receive a title policy endorsement or other evidence reasonably satisfactory to Lender that there are no new or additional subordinate Liens on the remaining Property other than Permitted Encumbrances, dating down the effective date of the Title Insurance Policy to the date on which the Timeshare Project Land is released and confirming that the remaining Property is a separate tax lot;
(v)           Borrower shall deliver to Lender any other information, approvals and documents relating to the release of the Timeshare Project Land that would be reasonably required by a prudent lender originating commercial loans for Securitization;
(vi)          Each applicable Governmental Authority exercising jurisdiction over the Timeshare Project Land shall, to the extent required by applicable Legal Requirements, have approved a lot-split ordinance or other applicable action under local law subdividing the Timeshare Project Land from the remainder of the Property and, following the conveyance of the Timeshare Project Land, the Timeshare Project Land shall be a separate tax identification number from that of the balance of the Property;
(vii)         Borrower shall deliver to Lender any necessary cross-easements or reciprocal easement agreements that may be necessary after the release to provide to the Property and the Timeshare Project Land all necessary utility and other services for the use, occupancy and operation of the Property and the Timeshare Project Land and adequate parking and adequate, free, unimpeded and unencumbered access for pedestrian and vehicular ingress and egress onto adjacent public roads, and as may be necessary to ensure that the release does not violate Borrower’s obligations under any agreement relating to the occupancy of any portion of the Property, including (without limitation) any and all amendments or other modifications to the REA and other Material Operating Agreements, all of the foregoing to be in form and substance reasonably acceptable to Lender;
(viii)        All requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements and environmental requirements) applicable to the Property necessary to accomplish the Transfer of the Timeshare Project Land shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the Property is located and shall be approved by Lender in its reasonable discretion;
(ix)           As a result of such Transfer of the Timeshare Project Land, the remaining Property with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any applicable Legal Requirements (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements and environmental requirements) and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the Property is located and shall be approved by Lender in its reasonable discretion;
(x)            Borrower shall deliver an Officer’s Certificate to the effect that the conditions set forth herein have been satisfied and that no Event of Default shall have occurred and then be continuing on the effective date of such release; and
(xi)           Borrower shall pay all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title insurance premiums and recording fees and charges) actually incurred by Lender in connection with the Transfer of the Timeshare Project Land.

(g)           With respect to any proposed Transfer of the Timeshare Project Property, on or prior to the scheduled closing of such Transfer, if all of the conditions set forth in Section 5.2.11(f) with respect to such Transfer have been satisfied, Lender, at the sole cost and expense of Borrower, shall execute and deliver to Borrower the releases, satisfactions, discharges and/or assignments, as applicable and as reasonably requested by Borrower, of the applicable Loan Documents relating to the Timeshare Project Property.  Upon the closing of the Transfer to Timeshare Project Developer or any other Person of the Timeshare Project Property as contemplated herein, all references in this Agreement and any of the other Loan Documents to the “Property” shall be deemed to exclude the Timeshare Project Property.

5.2.12.     Status of Borrower.  All covenants made by Borrower in this Agreement shall, (i) with respect to OpBiz be construed as a covenant made by OpBiz solely with respect to itself in its capacity as a Borrower hereunder and shall not be construed as a covenant made by OpBiz with respect to Fee Owner, and (ii) with respect to Fee Owner, be construed as a covenant made by Fee Owner solely with respect to itself in its capacity as a Borrower hereunder and shall not be construed as a covenant made by Fee Owner with respect to OpBiz; provided, however, that nothing contained in the foregoing provisions of this Section 5.2.12 shall be deemed or construed to effect the joint and several nature of the obligations and covenants of each Borrower hereunder and under any of the other Loan Agreements to which each Borrower is a party.

5.2.13.     ERISA.

(a)           Borrower shall not, and shall cause its ERISA Affiliates to not, directly or indirectly:

(i)            engage in any transaction in connection with which Borrower or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code;

(ii)           terminate any Pension Plan in a “distress termination: under Section 4041 of ERISA, or take any other action which could result in a material liability of Borrower or any ERISA Affiliate to the PBGC or (y) withdraw from a Multiemployer Plan where the amount of withdrawal liability incurred in connection therewith could reasonably be expected to be material;

(iii)          fail to make payment when due of all amounts which, under the provisions of any Plan or Multiemployer Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or, with respect to any Pension Plan, permit to exist any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect thereto; or

(iv)          adopt an amendment to any Pension Plan requiring the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.

(b)           Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Notes, this Agreement or the other Loan Documents) to be a non exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.  Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) to Borrower’s knowledge, Borrower is not in violation of any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)          Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

(B)           Less than twenty five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(C)           Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

ARTICLE VI.
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 6.1.            Insurance.

(a)           Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)            comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation,

(B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $250,000 for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses.  In addition, Borrower shall obtain:  (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance satisfactory to Lender in the event the Property is located in an area with a high degree of seismic activity and (z) windstorm insurance in amounts and in form and substance satisfactory to Lender in the event that the same is excluded from the all risk insurance policy, provided that the insurance pursuant to clauses (x), (y) and (z) shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 6.1(a)(i);
(ii)           commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; (5) contractual liability covering the indemnities contained in Section 9.3 of this Agreement to the extent the same is available and (b) owner’s and contractor’s protective liability;
(iii)          business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i); (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the Property for a period of eighteen (18) months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period.  The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of debt service, continuing expenses, necessary payroll and a fifty percent (50%) contingency factor for the succeeding eighteen (18) month period.

Notwithstanding anything to the contrary in Section 2.6, all proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under this Agreement or (II) Operating Expenses approved by Lender in its sole discretion; provided, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
(iv)          at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Section 6.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(v)           worker’s compensation insurance with respect to any employees of Borrower, as required by any Governmental Authority or Legal Requirement, employment practices liability insurance in an amount not less than $30,000,000 with a deductible not to exceed $250,000 per claim;
(vi)          comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Section 6.1(a)(i);
(vii)         umbrella liability insurance in an amount not less than $176,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a)(ii);
(viii)        motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of $177,000,000;
(ix)           if the Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition and rebuilding of the undamaged portion of the Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;
(x)            the commercial property, business income, general liability and umbrella, insurance required under Sections 6.1(a)(i), (ii), (iii) and (iv) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property, business income, general liability and umbrella insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i), (ii), (iii) and (iv) above at all times during the term of the Loan; and
(xi)           crime coverage in an amount not less than $30,000,000 to protect against employee dishonesty and related incidents; and
(xii)          upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b)           All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds.  The Policies shall be issued by financially sound and responsible insurance companies authorized by applicable Governmental Authorities to do business and having a claims paying ability rating of “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency; provided, however, that if the insurance required to be provided pursuant to this Section 6.1 shall be obtained from a syndicate of five (5) or more insurers, then the foregoing requirement shall not be violated if (A) the primary layer of such insurance is provided by insurers rated “A” or better (and the equivalent thereof), and (B) at least sixty percent (60%) of the total insured amounts are provided by insurers rated “A” or better by S&P, but in no event shall the rating or any insurer in such syndicate be less than “BBB” by S&P, and a rating of “A X” or better in the current AM Best’s Key Rating Guide.  Notwithstanding the foregoing, Borrower may secure the final $30,000,000 coverage layer, which represents less than 2.5% of the total insured value, through Insurance Company of the West an insurer admitted in the state of Nevada, so long as the same remains backed by the Nevada insurance guaranty association.  The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee.  Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c)           Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a).

(d)           All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Borrower as the insured and Lender as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:

(i)            no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
(ii)           the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;
(iii)          the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and
(iv)          Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)            If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate.  All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Security Instrument and shall bear interest at the Default Rate.

Section 6.2.            Casualty.  If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4.  Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance.  Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.  In addition, Lender may participate in any settlement discussions with any insurance companies (and shall approve any final settlement) with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than $2,500,000 and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3.            Condemnation.  Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings.  Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation.  Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings.

Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt.  Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note.  If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4.  If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4.            Restoration.  The following provisions shall apply in connection with the Restoration:

(a)           If the Net Proceeds shall be less than $2,500,000 and the costs of completing the Restoration shall be less than $2,500,000, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)           If the Net Proceeds are equal to or greater than $2,500,000 or the cost of completing the Restoration is equal to or greater than $2,500,000, the Net Proceeds will be held by Lender and Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4.  The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1 (a)(i), (iv), (vi), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)            The Net Proceeds shall be made available to Borrower for Restoration provided that the following conditions are met:

(A)          no Event of Default shall have occurred and be continuing;

(B)           (1) in the event the Net Proceeds are Insurance Proceeds, less than twenty-five percent (25%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)           Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;

(D)          Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;

(E)           Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Material Operating Agreement (unless it is reasonably determined that such Operating Agreement can be replaced with another on equivalent or better terms), (3) such time as may be required under applicable Legal Requirements or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);

(F)           the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

(G)           the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(H)          such Casualty or Condemnation, as applicable, does not result in the material loss of access to the Property or the related Improvements;

(I)            the Debt Service Coverage Ratio for the affected Property, after giving effect to the Restoration, is reasonably expected to be equal to or greater than 1.1 to 1.0;

(J)            the Loan to Value Ratio, after giving effect to the Restoration, is reasonably expected to be equal to or less than eighty percent (80%);

(K)          Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be reasonably acceptable to Lender; and

(L)           the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable discretion to cover the cost of the Restoration.

(ii)           The Net Proceeds shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents.  The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded and discharged of record or in the alternative fully insured by the title company issuing the Title Insurance Policy.
(iii)          All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender in its reasonable discretion and by an independent consulting engineer selected by Lender (the “Casualty Consultant”).  Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration.  The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender in  its reasonable discretion and the Casualty Consultant.  All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
(iv)          In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage.  The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until 50% of the applicable trade with respect to the Restoration has been completed and 5% thereafter.  The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration.  The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed or 50% completed, as applicable, in accordance with the provisions of this Section 6.4(b) and, with respect to the last 5% retainage, that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Security Instrument and evidence of payment of any premium payable for such endorsement.  If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)           Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)          If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with Borrower and the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made.  The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
(vii)         The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing.

(c)           All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender in accordance with Section 2.4.2 toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d)           In the event of foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII.
RESERVE FUNDS

Section 7.1.            Required Repair and Remediation Account.

7.1.1.       Deposits. Borrower shall perform the repair and remediation work at the Property as more particularly set forth on Schedule IX hereto (such work, collectively, the “Required Repairs and Remediation”).  Borrower shall complete the Required Repairs and Remediation on or before the required deadline for each item as set forth on Schedule IX.  It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs and Remediation by the required deadline for each item as set forth on Schedule IX, or (b) Borrower does not satisfy each condition contained in Section 7.1.2.  Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair and Remediation Funds from the Required Repair and Remediation Account and Lender may apply such funds either to completion of the Required Repairs and Remediation or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion.  Lender’s right to withdraw and apply Required Repair and Remediation Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.  On the Closing Date, Borrower shall deposit with Lender the amount set forth on such Schedule IX hereto to perform the Required Repairs and Remediation multiplied by one hundred and five percent (105%).  Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5.  Amounts so deposited shall hereinafter be referred to as the “Required Repair and Remediation Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Required Repair and Remediation Account”.

7.1.2.       Release of Required Repair and Remediation Funds.  Lender shall disburse to Borrower the Required Repair and Remediation Funds from the Required Repair and Remediation Account from time to time, but not more frequently than once in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions:  (a) Borrower shall submit a written request for payment to Lender at least thirty (30) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs and Remediation to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs and Remediation to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such Officer’s Certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs and Remediation, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs and Remediation to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs and Remediation to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower.  So long as no

Event of Default shall then exist, upon final completion of all Required Repairs and Remediation in accordance with the terms hereof, Lender shall direct Cash Management Bank to release all remaining funds on deposit in the Required Repair and Remediation Account to Borrower for its own account.

Section 7.2.            Tax and Insurance Escrow Account.  On the Closing Date, a portion of the proceeds of the Base Loan in the amount of $2,368,500 Dollars shall be deposited with Lender and on each Payment Date thereafter beginning on the first (1st) Payment Date (a) one twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (b) one twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.  All such amounts so deposited shall hereinafter be referred to as the “Tax and Insurance Escrow Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Tax and Insurance Escrow Account.”  The Tax and Insurance Escrow Fund and the payment of the monthly Debt Service, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.  Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 and under the Security Instrument.  In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.  If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund.  Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property.  If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender reasonably estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

Section 7.3.            FF&E Reserve Account.

7.3.1.       FF&E Reserve Fund.  Borrower shall pay to Lender on each Payment Date an amount equal three percent (3%) of the amount of Gross Income from Operations for the Property from the second previous calendar month.  Amounts so deposited shall hereinafter be referred to as the “FF&E Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “FF&E Reserve Account”.

7.3.2.       Disbursements from FF&E Reserve Account. All disbursements from the FF&E Reserve Account shall be made solely for the purpose of reimbursing Borrower for its costs and expenses incurred, or for paying costs to be incurred, in connection with the repair, replacement and/or upgrade of FF&E at the Property.  Lender shall, within ten (10) days following request by Borrower, make disbursements from the FF&E Reserve Fund, no more frequently than once in any thirty (30) day period of no less than $10,000 per disbursement (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $50,000 for a single item, receipts and releases from all parties furnishing materials and/or services in connection with the requested payment.  Notwithstanding the foregoing, Borrower shall apply an amount  equal to 75% of each monthly deposit into the FF&E Reserve Account to renovate 1,000 rooms (the “Additional Rooms”) in addition to the 608 rooms to be renovated as part of the Renovation Project, provided that:

(a)           such Additional Rooms shall be renovated to a standard substantially equivalent to that of the room renovations contemplated by the Renovation Project;

(b)           Borrower shall not be required to undertake the renovation of more than sixty Additional Rooms for each calendar month during the term of the Loan; and

(c)           in the event that, in any month,  Borrower applies funds (“Other Funds”) other than funds from that month’s FF&E Reserve Fund deposit to pay the cost of renovating Additional Rooms, the amount of such month’s FF&E Reserve Fund deposit required to be applied to the renovation of Additional Rooms shall be reduced by the amount of Other Funds so applied.

7.3.3.       Balance in the FF&E Reserve Account.  The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.4.            Interest Reserve Account.

7.4.1.       Deposits of Interest Reserve Funds. On the Closing Date, a portion of the proceeds of the Base Loan in the amount of $11,000,000 shall be deposited with Lender for the purpose of establishing a reserve fund to pay Debt Service.  Amounts so deposited shall hereinafter be referred to as the “Interest Reserve Fund” and the account in which sums are held shall hereinafter be referred to as the “Interest Reserve Account”. Interest Reserve Funds shall be disbursed and applied by Lender from time to time in accordance with Section 7.4.3.  Borrower shall be entitled to deliver to Lender a Letter of Credit in lieu of cash for all or any portion of the Interest Reserve Fund.

7.4.2.       Minimum Interest Reserve Balance Requirement. Subject to the provisions of this Section 7.4.2, during the period commencing on the date hereof and ending on the Interest Release Trigger Date, Borrower shall be obligated to cause the amount of the Interest Reserve Fund maintained in the Interest Reserve Account to be at least $11,000,000 (the “Interest

Reserve Requirement”).  Notwithstanding the foregoing, in the event that, as a result of the application of any portion of the Interest Reserve Funds pursuant to Section 7.4.3, the amount of Interest Reserve Funds then on deposit at any time in the Interest Reserve Account shall be less than the Interest Reserve Requirement, it shall not be a default hereunder if, within fifteen (15) days thereof, Borrower shall cause additional funds to be deposited into the Interest Reserve Account (either from the proceeds of any Future Funding, a transfer of funds from the General Reserve Account pursuant to Section 7.9 or any other sources) in order to cause the balance of the Interest Reserve Fund to at least equal the Interest Reserve Requirement.  In the event that Borrower shall fail, within such fifteen (15) day period to cause additional funds to be deposited into the Interest Reserve Account in order to cause the balance of the Interest Reserve Fund to at least equal the Interest Reserve Requirement, Lender shall have the right (but not the obligation), in its sole and absolute discretion, to transfer funds from the General Reserve Account in order to satisfy such requirement.  The unavailability of any Future Funding or the insufficiency of funds on deposit in the General Reserve Account shall not relieve Borrower from the obligation to replenish the Interest Reserve Account pursuant to this Section 7.4.2.

7.4.3.       Application of Interest Reserve Funds.  So long as no Event of Default other than an Event of Default under Section 8.1(a)(i) shall have occurred and be continuing, and subject to Borrower’s obligations under Section 2.6.4(b) and Section 5.2.9, to the extent that the Cash Management Account and any Excess Cash Reserve Account do not contain sufficient funds to pay the monthly Debt Service payment in full on any Payment Date pursuant to Section 2.6.4(a)(ii) and the amount of Cash Expenses and other amounts to be paid for such month pursuant to Section 2.6.4(a)(iv), Lender will, upon receipt of written request from Borrower, disburse to Lender from the Interest Reserve Fund on such Payment Date the amount necessary to pay in full any monthly Debt Service payment due and payable on such Payment Date and the same shall be applied pursuant to the terms of this Agreement; provided, however, that (i) Borrower shall only be permitted to direct Lender to disburse such funds from the Interest Reserve Account to the extent that there are insufficient funds to pay the same, in the Excess Cash Reserve Account, (ii) upon any application of amounts in the Interest Reserve Account to the payment of monthly Debt Service, any remaining funds deposited into the Cash Management Account thereafter until the next Payment Date shall be made available to pay Cash Expenses and other amounts pursuant to Section 2.6.4(a)(iv).  Borrower agrees and acknowledges that, subject to the provisions of Section 2.6.5, neither the sufficiency or the insufficiency, nor the availability or unavailability, of the Interest Reserve Funds shall constitute a limitation on the obligation of Borrower to pay the monthly Debt Service under this Agreement.  Following the application of Lender of any portion of the Interest Reserve Funds to pay any monthly Debt Service payment, to the extent there were sufficient funds to make such payment in full, Borrower shall not be deemed to be in Default as a result of any such non-payment of Debt Service.  It is acknowledged and agreed that Borrower may have an obligation to replenish or make further deposits to the Interest Reserve Fund in connection with the exercise of any Extension Option as provided in Section 2.7.

7.4.4.       Release of Interest Reserve Funds. Notwithstanding Borrower’s obligation to deposit the Interest Reserve Fund with Lender pursuant to Section 7.4.1, any amounts in the Interest Reserve Account (and any Letter of Credit held by Lender in lieu thereof) shall be transferred to the General Reserve Account and held and applied in accordance with the terms of Section 7.9 on the date (the “Interest Release Trigger Date”) at such time that the Property has achieved a Debt Service Coverage Ratio (assuming for this determination that the full Loan Amount has been advanced hereunder, as the same may be reduced by any actual permitted prepayment or reduction of any unadvanced portion of the Future Funding pursuant to Section 2.1.5(c) or (d)) of at least 1.2:1.0 for two consecutive calendar quarters.

Section 7.5.            Renovation Project Reserve Account.

7.5.1.       Deposit of Renovation Project Reserve Funds.  On the Closing Date, a portion of the proceeds of the Base Loan in the amount of $117,045,200 (plus an additional $36,000 with respect to certain expected fees of Construction Consultant) with shall be deposited with Lender into an Eligible Account (which may be a sub-account of the Cash Management Account) established and maintained by and for the benefit of Lender in accordance with Section 2.6 (the “Renovation Project Reserve Account”) for the purpose of establishing a reserve fund to pay Project Costs with respect to the Renovation Project. Further, it is acknowledged that, subject to the requirements set forth in Section 2.1.5, unadvanced portions of the Future Funding Amount may be deposited into the Renovation Project Reserve Account from time to time after the date hereof.

7.5.2.       Release of Renovation Project Reserve Fund.  Amounts on deposit from time to time in the Renovation Project Reserve Account (such amounts, collectively, “Renovation Project Reserve Funds”) shall be invested in Permitted Investments, shall constitute a Reserve Fund for all purposes under this Agreement and shall be subject to the provisions of this Agreement regarding Reserve Funds. Borrower shall not be permitted to deliver a Letter of Credit in lieu of the Renovation Project Reserve Funds. Any Renovation Project Reserve Funds shall be disbursed by Lender to Borrower to pay Project Costs of the Renovation Project and shall be funded as Project Advances only upon compliance by Borrower with the provisions for disbursement of Project Advances under this Agreement. So long as no Event of Default shall then exist, upon Final Completion of the Renovation Project, Lender shall direct Cash Management Bank to transfer all Renovation Project Reserve Funds remaining on deposit in the Renovation Project Reserve Account to the General Reserve Account, whereupon such funds  shall be held and/or disbursed in accordance with the terms of Section 7.9.

Section 7.6.            Timeshare Project Proceeds Account.

7.6.1.       Deposit of Timeshare Project Proceeds.  Notwithstanding anything contained herein or in any other Loan Document to the contrary, during any Timeshare Project Proceeds Sweep Period, all Timeshare Project Proceeds received by, paid or payable to or for the account of Borrower or any of its Affiliates shall be deposited with Lender and held in an Eligible Account (which may be a sub-account of the Cash Management Account) established and maintained by and for the benefit of Lender in accordance with the terms hereof (the “Timeshare Project Proceeds Account”).  Timeshare Project Proceeds deposited into the Timeshare Project Proceeds Account shall be disbursed and applied by Lender from time to time in accordance with this Section 7.6. For the purposes hereof, a “Timeshare Proceeds Sweep Period” shall be deemed to exist if and for so long as any of the following shall apply:

(i)            an Event of Default shall have occurred and be continuing;

(ii)           any DSCR Sweep Period shall exist; or
(iii)          the Loan to Value Ratio on the date of determination, as reasonably determined by Lender, shall be equal to or greater than the following: (A) 80%, with respect to the First Loan Year, (B) 75%, with respect to the Second Loan Year, (C) 67.5%, with respect to the Third Loan Year (if any), (D) 65%, with respect to the Fourth Loan Year (if any), and (E) 62.5%, with respect to the Fifth Loan Year (if any).

7.6.2.       Release of Timeshare Project Proceeds. During any Timeshare Proceeds Sweep Period, (i) Borrower shall cause Timeshare Project Developer to deliver all Timeshare Project Proceeds received by, paid or payable to or for the account of Borrower or any of its Affiliates directly to the Timeshare Project Proceeds Account, (ii) Borrower shall deposit, and shall cause its Affiliates to deposit, any Timeshare Project Proceeds received by, paid or payable to or paid for the benefit of Borrower into the Timeshare Project Proceeds Account within one (1) Business Day after receipt, and (iii) Borrower shall diligently and continuously use all commercially reasonable efforts to cause any other Person to deposit all Timeshare Project Proceeds received by, paid or payable to or paid for the benefit of Borrower into the Timeshare Proceeds Account within one (1) Business Days after receipt.  At such time as no Timeshare Proceeds Sweep Period shall exist, any Timeshare Project Proceeds held in the Timeshare Project Proceeds Account shall be released to Borrower for its own account and may be distributed to Borrower’s owners.

Section 7.7.            Excess Cash Reserve Account.

7.7.1.       Deposit of Excess Cash Reserve Funds.  During the continuance of an Event of Default, any Excess Cash Flow Sweep Period or any Extension Term Sweep Period, any Excess Cash Flow shall be deposited with Lender and held in an Eligible Account.   Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Fund” and the account in which such sums are held shall hereinafter be referred to as the “Excess Cash Reserve Account”. The Excess Cash Reserve Funds shall be disbursed and applied by Lender from time to time in accordance with Section 7.7.2.

7.7.2.       Release of Excess Cash Reserve Funds.  Provided that no Event of Default is continuing, Lender shall retain any Excess Cash Reserve Funds as additional security for the Loan or, at Borrower’s election, shall apply all or any portion of such Excess Cash Reserve Funds to (i) make a deposit into the Interest Reserve Account in order to satisfy the Interest Reserve Requirement pursuant to Section 7.4.2, (ii) prepay the Loan, together with any Spread Maintenance payable hereunder in connection with such prepayment; provided that, if such prepayment occurs on a date other than a Payment Date, Borrower shall pay Lender all interest which would have accrued on the amount of the Loan through and including the Payment Date next occurring following the date of such prepayment, or (iii) so long as no Event of Default shall exist, if no Interest Reserve Fund is required to be maintained hereunder, make a deposit into the General Reserve Account.  At such time as no Event of Default and no Extension Term Sweep Period or Excess Cash Flow Sweep Period (as applicable) exists, all Excess Cash Reserve Funds shall be released to Borrower and, so long as no Event of Default shall then exist, may be distributed by Borrower to its members.

Section 7.8.            Future Project Reserve Account.

7.8.1.       Deposit of Future Project Reserve Funds.  From time to time pursuant to the provisions of Section 2.1.5 or Section 7.9, a portion of the Future Funding may be deposited with Lender into an Eligible Account (which may be a sub-account of the Cash Management Account) established and maintained by and for the benefit of Lender in accordance with Section 2.6 (the “Future Project Reserve Account”) for the purpose of establishing a reserve fund to pay Project Costs with respect to any Future Project. Further, it is acknowledged that, subject to the requirements set forth in Section 2.1.5, unadvanced portions of the Future Funding Amount may be deposited into the Future Project Reserve Account from time to time after the date hereof.

7.8.2.       Release of Future Project Reserve Fund.  Amounts on deposit from time to time in the Future Project Reserve Account (such amounts, collectively, “Future Project Reserve Funds”) shall be invested in Permitted Investments, shall constitute a Reserve Fund for all purposes under this Agreement and shall be subject to the provisions of this Agreement regarding Reserve Funds. Borrower shall not be permitted to deliver a Letter of Credit in lieu of the Future Project Reserve Funds. Any Future Project Reserve Funds shall be disbursed by Lender to Borrower to pay Project Costs of the relevant Future Project and shall be funded as Project Advances only upon compliance by Borrower with the provisions for disbursement of Project Advances under this Agreement. So long as no Event of Default shall then exist, upon Final Completion of any Future Project, Lender shall direct Cash Management Bank to transfer all Future Project Reserve Funds previously advanced into the Future Project Reserve Account with respect to such Future Project to the General Reserve Account, whereupon such funds shall be held and/or disbursed in accordance with the terms of Section 7.9.

Section 7.9.            General Reserve Account.

7.9.1.       Deposit of General Reserve Funds. From time to time pursuant to the provisions of this Agreement portions of the Future Funding and other amounts from time to time may be deposited with Lender into an Eligible Account (which may be a sub-account of the Cash Management Account) established and maintained by and for the benefit of Lender in accordance with Section 2.6 (the “General Reserve Account”) for the purpose of establishing a general reserve fund for the purposes described in this Section 7.9.  Amounts on deposit from time to time in the General Reserve Account (such amounts, collectively, “General Reserve Funds”) shall be invested in Permitted Investments, shall constitute a Reserve Fund for all purposes under this Agreement and shall be subject to the provisions of this Agreement regarding Reserve Funds. Borrower shall not be permitted to deliver a Letter of Credit in lieu of the General Reserve Funds.

7.9.2.       Application of General Reserve Funds.  Subject to the provisions of this Section 7.9.2, so long as no Event of Default shall then exist, Borrower shall have the right from time to time to request a disbursement of funds from the General Reserve Account for any of the following purposes:

(a)           for deposit into the Renovation Project Reserve Account in order to pay Project Costs with respect to the Renovation Project, such transferred funds to be held, disbursed and applied in accordance with the provisions of Section 7.5;

(b)           for deposit into the Future Project Reserve Account in order to pay Project Costs with respect to any Future Project, such transferred funds to be held, disbursed and applied in accordance with the provisions of Section 7.8;

(c)           for deposit into the Interest Reserve Account in order to satisfy the minimum reserve balance requirements set forth in Section 7.4, such transferred funds to be held, disbursed and applied in accordance with the provisions of Section 7.4;

(d)           for deposit into the FF&E Reserve Account in order to reimburse Borrower for its costs incurred, or to pay costs to be incurred, in connection with the repair, replacement and/or upgrade of FF&E, such transferred funds to be held, disbursed and applied in accordance with the provisions of Section 7.3;

(e)           for deposit into the Borrower Disbursement Account in order to pay Approved Capital Expenditures to be paid by Borrower with respect to the Property (other than the Timeshare Project);

(f)            for deposit into the Borrower Disbursement Account in order to pay Approved Operating Expenses to be paid by Borrower with respect to the Property (other than the Timeshare Project);

(g)           for deposit into the Borrower Disbursement Account in order to pay Extraordinary Expenses reasonably approved by Lender and to be paid by Borrower with respect to the Property (other than the Timeshare Project);

(h)           for disbursement to Lender in order to pay monthly Debt Service and any other amounts then due and payable under the Loan Documents; or

(i)            from and after the Lockout Release Date, for disbursement to Lender in order to prepay the Loan, together with any Spread Maintenance payable hereunder in connection with such prepayment; provided that, if such prepayment occurs on a date other than a Payment Date, Borrower shall pay Lender all interest which would have accrued on the amount of the Loan through and excluding the Payment Date next occurring following the date of such prepayment.

7.9.3.       General Reserve Fund Requests.  All Requests for disbursement or transfer of General Reserve Funds pursuant to this Section 7.9 shall be made no more frequently than twice in any thirty (30) day period by delivery of at least ten (10) Business Days (or at least fifteen (15) Business Days with respect to any request relating to Capital Expenditures) prior written notice to Lender and Cash Management Bank specifying the amount and purpose of the required disbursement or transfer and, with respect to any request for disbursement of funds to pay Approved Operating Expenses, Approved Capital Expenditures or Extraordinary Expenses, specifying the individual Operating Expenses, Approved Capital Expenditures or Extraordinary Expenses requested and attaching appropriate supporting information reasonably acceptable to Lender.

7.9.4.       Approved Capital Expenditure Requests.

(a)           With respect to any request for disbursement of funds hereunder to pay Approved Capital Expenditures, Lender shall disburse to Borrower the relevant General Reserve Funds  upon satisfaction by Borrower of each of the following conditions:

(i)            Lender shall have received an Officers’ Certificate (A) stating that all Approved Capital Expenditures at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all Legal Requirements and Environmental Laws in all material respects, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Approved Capital Expenditures, (B) identifying each Person that supplied materials or labor in connection with the Approved Capital Expenditures performed at the Property with respect to the reimbursement to be funded by the requested disbursement, (C) stating that each such Person has been paid or will be paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, and (D) certifying that all funds previously disbursed from the General Reserve Account with respect to Approved Capital Expenditures have been applied by Borrower toward the expenses for which they were disbursed and the funds being requested will be applied to pay or reimburse for materials or work permitted hereunder and done in accordance herewith;
upon Lender’s reasonable request, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender; and
(ii)           Lender has received evidence reasonably satisfactory to Lender that the materials for which the request is made are on-site at the Property and are properly secured or have been installed in the Property.

(b)           Lender may, in its reasonable discretion, inspect the Property at Borrower’s expense prior to making a disbursement of General Reserve Funds with respect to Approved Capital Expenditures in order to verify completion of the Approved Capital Expenditures for which reimbursement is sought.  Lender may require that such inspection be conducted by an appropriate independent qualified professional reasonably selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional reasonably acceptable to Lender prior to the disbursement of the request General Reserve Funds.  Borrower shall pay the actual out-of-pocket reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.  Lender’s disbursement of any General Reserve Funds or other acknowledgment of completion of any Approved Capital Expenditures in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Approved Capital Expenditures have been completed in accordance with Legal Requirements.  The insufficiency of any balance in the General Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 7.10.          Accrual Adjustment Reserve Account.

On each Payment Date, Borrower shall deliver to Lender an Officer’s Certificate indicating (i) the dollar amount (the “Accrual Adjustment Deposit Amount”) of any funds received in the Collection Account since the prior Payment Date that, in accordance with the Accrual Method, were not recorded as revenue for such period and (ii) the dollar amount of funds then on deposit in the Accrual Accounting Adjustment Account that are to be recorded as revenue for such period under the Accrual Method (the “Accrual Adjustment Withdrawal Funds”).  On each Payment Date, (i) prior to making any payments under Section 2.6.4(a), Lender shall deposit funds equal to the Accrual Accounting Deposit Amount into an Eligible Account (which may be a sub-account of the Cash Management Account) established and maintained by and for the benefit of Lender in accordance with Section 2.6 (the “Accrual Adjustment Reserve Account”) and (ii) shall apply any Accrual Accounting Withdrawal Funds in accordance with Section 2.6.4(a).  Amounts on deposit from time to time in the Accrual Adjustment Reserve Account are referred to herein as the “Accrual Adjustment Reserve Funds.”

Section 7.11.          Letter of Credit.

(a)           If Borrower elects to deliver a Letter of Credit pursuant to the terms and provisions of Section 7.4.1, Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith, including, without limitation, any costs or expenses incurred in drawing down on such Letter of Credit.  Borrower shall not be entitled to draw from any such Letter of Credit.  Upon five (5) days notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the Interest Reserve Fund and/or a replacement Letter of Credit in such amounts such that the balance on deposit in the Interest Reserve Fund and the amount of any such replacement Letter of Credit is not less than the amount then required to be deposited therein in accordance with the terms and provisions of Section 7.4.1.

(b)           Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

(c)           Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt.  Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.

(d)           In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit:  (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and within ten (10) Business Days after Lender notifies Borrower in writing of such circumstance, Borrower shall fail to deliver to Lender a substitute Letter of Credit issued by an Eligible Institution.  Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

Section 7.12.          Reserve Funds Generally.

(a)           The Reserve Funds shall be held in one or more sub-accounts of the Cash Management Account and shall bear interest at a money market rate selected by Lender.  All interest or other earnings on a Reserve Fund (other than the Tax and Insurance Escrow Fund) shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing.  Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (other than the Tax and Insurance Escrow Fund).  No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.12.  Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments.  Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender.  Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(b)           Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established.  Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE VIII.
DEFAULTS

Section 8.1.            Event of Default.

(a)           Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)            if any portion of the Debt is not paid when due;
(ii)           if any of the Taxes or Other Charges are not paid when the same are due and payable;
(iii)          if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender promptly upon request;
(iv)          any Transfer occurs in violation of the provisions of this Agreement or the other Loan Documents;
(v)           any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by or on behalf of any Borrower Party to Lender shall have been false in any material respect as of the date the representation or warranty was made; provided that if (A) such misrepresentation was not intentional, and (B) the condition causing the representation or warranty to be false is susceptible of being cured, the same shall be an Event of Default hereunder only if the same is not cured within thirty (30) days after written notice of such misrepresentation from Lender to Borrower; and provided further that if the condition causing the representation or warranty to be false is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such condition within such thirty (30) day period and thereafter diligently proceeds to cure the same, then such thirty (30) day period shall be extended for an additional period of time as is reasonably necessary for Borrower in the exercise of due diligence to cure such condition, such additional period not to exceed one hundred and twenty (120) days;
(vi)          Borrower or any other Borrower Party shall make an assignment for the benefit of creditors;
(vii)         a receiver, liquidator or trustee shall be appointed for Borrower or any other Borrower Party, or if Borrower or any other Borrower Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any other Borrower Party, or if any proceeding for the dissolution or liquidation of Borrower or any other Borrower Party shall be instituted; provided, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any other Borrower Party, upon the same not being discharged, stayed or dismissed within sixty (60) days;
(viii)        Borrower or any other Borrower Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)           Borrower or any other Borrower Party breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.29 or Section 5.1.11; provided that a breach of any such covenant shall not constitute an Event of Default if (A) such breach is inadvertent and non-recurring, (B) Borrower shall cure such breach within fifteen (15) Business Days after written notice of such breach from Lender to Borrower, or (C) with respect to a breach of any covenant contained in Section 4.1.29, within fifteen (15) Business Days after the request of Lender, Borrower delivers to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification shall be in form and substance acceptable to Lender in its reasonable discretion;
(x)            with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, Borrower or any other Borrower Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xi)           any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
(xii)          a material default has occurred and continues beyond any applicable cure period under any Material Operating Agreement if such default permits any other party thereunder to terminate or cancel such Material Operating Agreement or otherwise could reasonably be expected to have a Material Adverse Effect;
(xiii)         Borrower ceases to operate and conduct its hotel and casino business at the Property or terminates such business for any reason whatsoever (other than as a result of Excusable Delay or a temporary cessation in connection with any continuous and diligent renovation or restoration of the Property following a Casualty or Condemnation);
(xiv)        Substantial Completion of the Renovation Project has not occurred by the Renovation Project Substantial Completion Deadline, subject to Excusable Delays;
(xv)         any Gaming License shall be modified, refused, suspended, revoked or canceled or allowed to lapse or if a notice of a material violation is issued under any Gaming License by the issuing agency or other Governmental Authority having jurisdiction, or any proceeding is commenced by any Governmental Authority for the purpose of modifying in any materially adverse respect, suspending, revoking or canceling any Gaming License in any materially adverse respect, or any Governmental Authority shall have appointed a conservator, supervisor or trustee to the Casino Component and, in each case of the foregoing, such action could reasonably be expected to (A) have a Material Adverse Effect, (B) materially and adversely effect the continued operation of the Casino Component in the usual course of business and in substantially the same manner and to at least the same standard as was maintained prior to such action, or (C) result in any material decrease in the then expected cash flow and revenues to be derived from the Casino Component;

(xvi)        Borrower or any other Borrower Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any of the other Loan Documents not specified in clauses (i) through (xiii) above, for ten (10) days after notice to Borrower or such other Borrower Party from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred and twenty (120) days;
(xvii)       (A) a Reportable Event shall have occurred with respect to a Pension Plan, (B) the filing by the Borrower, any ERISA Affiliate, or an administrator of any Plan of a notice of intent to terminate such a Plan in a “distress termination” under the provisions of Section 4041 of ERISA, (C) the receipt of notice by the Borrower, any ERISA Affiliate, or an administrator of a Plan that the PBGC has instituted proceedings to terminate (or appoint a trustee to administer) such a Pension Plan, (D) any other event or condition exists which might, in the opinion of the Agent, constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any Pension Plan by the PBGC, (E) a Pension Plan shall fail to maintain the minimum funding standard required by Section 412 of the Code or any plan year or a waiver of such standard is sought or granted under the provisions of Section 4129d) of the Code, (F) the Borrower or any ERISA Affiliate has incurred, or is likely to incur, a liability under the provisions of Section 4062, 4063, 4064 or 4201 of ERISA, (G) the Borrower or any ERISA Affiliate fails to pay the full amount of an installment required under Section 412(m) of the Code, (H) the occurrence of any other event or condition with respect to any Plan which would constitute an event of default under any other agreement entered into by the Borrower or any ERISA Affiliate, and in each case in clauses (A) through (I), such event or condition, together with all other such events or conditions, if any, could subject the Borrower or any ERISA Affiliate to any taxes, penalties or other liabilities which would reasonably be expected to have a Material Adverse Effect;
(xviii)      Borrower or any ERISA Affiliate (A) shall have been notified by the sponsor of a Multiemployer Plan that it has incurred any material withdrawal liability to such Multiemployer Plan, and (B) does not have reasonable grounds for contesting such withdrawal liability and is not in fact contesting such withdrawal liability in a timely and appropriate manner which would reasonably be expected to have a Material Adverse Effect; or
(xix)         there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower, any other Borrower Party or the Property, or if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b)           Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2.            Remedies.

(a)           Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents.  Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.  Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)           Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder.  Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender.  Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, that Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.  Borrower shall be obligated to pay all costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents.  The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.  Unless an Event of Default shall exist, all reasonable third party costs and expenses incurred by Borrower in connection with the foregoing shall be paid by Lender.

(c)           The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise.  Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient.  A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(d)           In addition to any other rights and remedies which Lender may have pursuant to this Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, (i) so long as an Event of Default shall exist, Lender may decline to make all or any portion of such further Advances as Lender may elect and/or (ii) so long as an Event of Default shall exist, any or all obligations of Lender under this Agreement, at the option of Lender, shall cease and terminate; provided, however, Lender may make all or any portion of any Advance so long as any such Event of Default shall exist without thereby becoming obligated to make all or a portion of any other or further Advance or waiving Lender’s right to exercise any of Lender’s rights and remedies pursuant to any one or more of the Loan Documents or as may be available at law or equity.

(e)           In addition to any other rights and remedies which Lender may have under this Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, after the occurrence of any Event of Default and upon acceleration of the Loan, Lender may enter upon the Property and into possession of the Property and any other Property (and exclude Borrower and any other persons therefrom) and cause completion of the construction of the Project Improvements substantially in accordance with the Plans and Specifications, with such changes therein as Lender may from time to time deem appropriate, all at the sole risk, cost and expense of Borrower.  Lender shall have the right, at any and all times, in its sole discretion to discontinue any work commenced by Lender with respect to the construction of the Project Improvements or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise.  Upon acceleration of the Loan, Lender shall have the right and power (but shall not be obligated) to assume all or any portion of the obligations of Borrower under any or all Project Documents as Lender may elect and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower, whether or not previously incorporated into the Property.  In connection with any portion of the construction of the Project Improvements undertaken by Lender pursuant to the provisions of this Section 8.2, Lender may do any or all of the following as Lender, in its sole discretion, may elect:

(i)            engage builders, general contractors, general and trade contractors, suppliers, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, equipment and fixtures in connection with the construction of the Project Improvements;

(ii)           amend, modify or terminate any then existing contracts between Borrower and any of the persons described in the preceding clause (i);

(iii)          pay, settle or compromise all bills or claims which may become Liens against the Property, or which have been or may be incurred in any manner in connection with the construction of the Project Improvements or for the discharge of liens, encumbrances or defects in the title of the Property; and

(iv)          take such other action (including the employment of watchmen and the taking of other measures to protect the Property) or refrain from acting under this Agreement as Lender may in its sole and absolute discretion from time to time determine without any limitation whatsoever.

(f)            Borrower shall be liable to Lender for all sums paid or incurred for the construction of the Project Improvements whether the same shall be paid or incurred pursuant to the provisions of this Section 8.2 or otherwise, and all other payments made or liabilities incurred by Lender under this Agreement of any kind whatsoever (except to the extent it is determined by a court of competent jurisdiction, beyond right of appeal, that such liabilities arose solely and directly out of the gross negligence or willful misconduct of Lender), all of which shall be paid by Borrower to Lender upon demand with interest at the Default Rate to the date of payment to Lender, and all of the foregoing sums, including such interest at the Default Rate, shall be deemed and shall constitute advances under this Agreement and be evidenced by the Note and secured by the Loan Documents.

ARTICLE IX.

SPECIAL PROVISIONS

Section 9.1.            Sale of Note and Securitization; Mezzanine Loans.

9.1.1.       Sale of Note and Securitization.  Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”).  At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a)           provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(b)           assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower and its Affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(c)           deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Borrower and its Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(d)           if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(e)           make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower and its Affiliates and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(f)            execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate and amortization of the Loan), and modify the cash management provisions contained in Section 2.6 of this Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan; provided that nothing contained in this Section 9.1(f) shall result in any economic or other material adverse change in the transaction contemplated by this Agreement or the other Loan Documents (unless Borrower is made whole by the holder of the Notes) or result in any operational changes that are unduly burdensome to the Collateral or any Borrower Party.  Notwithstanding anything to the contrary contained herein, Borrower shall not be required to modify any Loan Document or organizational document of any Borrower Party in a manner that would materially increase such Borrower Party’s obligations or have any materially adverse effect whatsoever on Borrower.

(g)           if requested by Lender, review any information regarding the Property, Borrower, Principal, Manager and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and

(h)           supply to Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws.

All reasonable third party costs and expenses incurred by Borrower, Guarantor or any Affiliate thereof in connection with complying with requests made under this Section 9.1.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender.

9.1.2.       Mezzanine Loans.

(a)           Notwithstanding anything contained in Section 9.1.1 to the contrary, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the principal balances of each of the Loan and any New Mezzanine Loan between each other and to require the payment of the Loan and each New Mezzanine Loan in such order of priority as may be designated by Lender; provided, that (i) in no event shall the weighted average interest rate of the Loan and any New Mezzanine Loan(s) following any such reallocation or modification change from the weighted average interest rate for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s), and (ii) such New Mezzanine Loan(s) will not materially increase Borrower’s obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents (other than, in each case, administratively or in a de minimis respect).

(b)           Notwithstanding anything contained in Section 9.1.1 to the contrary, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Loan, the Mezzanine Loan and any New Mezzanine Loan(s) amongst each other and to reallocate the interest rate among the Loan, the Mezzanine Loan and any new Mezzanine Loan(s) and to require the payment of the Loan, the Mezzanine Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) in no event shall the weighted average interest rate of the Loan and any New Mezzanine Loan(s) following any such reallocation or modification change from the weighted average interest rate for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s), and (ii) such New Mezzanine Loan(s) will not materially increase Borrower’s obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents (other than, in each case, administratively or in a de minimis respect).  Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.3, all in form and substance reasonably satisfactory to Borrower, Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents and the documents relating to any other New Mezzanine Loans as are necessary in connection with the creation of such New Mezzanine Loan all of which shall be on substantially the same terms and conditions as the Loan Documents.  In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable organizational documents of Borrower and the borrower under any other New Mezzanine Loan shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower.  Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel, in substantially the same form as were delivered in connection with the Loan, with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents and the documents relating to any other New Mezzanine Loan, as amended and an Additional Insolvency Opinion for the Loan and each New Mezzanine Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender, prospective investors and/or the Rating Agencies.  All reasonable third party costs actually incurred by Borrower, any Borrower Party, or any New Mezzanine Borrower in connection with complying with requests made under this Section 9.1.2 shall be paid by Lender. Notwithstanding the foregoing, Borrower shall not be required to take any action under this Section 9.1.2 that would result in any breach of its representations, warranties or covenants contained in Section 5.1.10.

9.1.3.       Re-Dating.  In connection with a Securitization or other sale of all or a portion of the Loan, Lender shall have the right to modify all operative dates (excluding the Maturity Date but including payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days (such action and all related action is a “Re-Dating”).  Borrower shall cooperate with Lender, at Lender’s expense, to implement any Re-Dating.  If Borrower fails to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as Borrower’s attorney in fact to execute any and all documents necessary to accomplish the Re-Dating.

Section 9.2.            Securitization Indemnification.

(a)           Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.  In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note (at such holder’s expense) in updating the

Disclosure Document by providing all current information necessary to keep the Provided Information contained therein accurate and complete in all material respects.

(b)           Borrower agrees to provide, in connection with the Securitization, an indemnification agreement (i) certifying that (A) the Indemnifying Persons have carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and (B) such sections and such other information in the Disclosure Documents (in each case only to the extent such information relates to or includes any Provided Information) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender, Credit Suisse (whether or not it is Lender), any Affiliate of Credit Suisse that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Credit Suisse that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities.  This indemnity agreement will be in addition to any liability which Borrower may otherwise have.  Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c)           In connection with Exchange Act Filings, Borrower agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d)           Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2.  If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person.  After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, that if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons.  The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person.  No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e)           Without the prior consent of Credit Suisse (which consent shall not be unreasonably withheld), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Credit Suisse reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings.  As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of Borrower (which consent shall not be unreasonably withheld).

(f)            Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient:  (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations.  Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g)           Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings.  Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h)           The liabilities and obligations of the Indemnified Persons and Borrower under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i)            Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3.            Real Property Indemnifications.

(a)           Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties (hereinafter defined) from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, punitive damages, foreseeable damages, of whatever kind or nature (including, but not limited, to reasonable attorneys’ fees and other costs of defense) (collectively, the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties and arising out of or in any way relating to any one or more of the following (except in each case to the extent such Losses were caused as a result of the gross negligence or willful misconduct or breach of any Loan Document by of any Indemnified Party):

(i)            ownership of the Security Instrument, the Property or any interest therein or receipt of any Rents;

(ii)           any amendment to, or restructuring of, the Debt, the Note, the Loan Agreement, the Security Instrument, or any other Loan Documents;
(iii)          any and all lawful action that may be taken by Lender in connection with the enforcement of the provisions of the Security Instrument, the Loan Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, any guarantor or indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;
(iv)          any accident, injury to, or death of, persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;
(v)           any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;
(vi)          any failure on the part of Borrower to perform or be in compliance with any of the terms of the Security Instrument, the Note, the Loan Agreement or any of the other Loan Documents;
(vii)         performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof;
(viii)        any failure of the Property to be in compliance with any Legal Requirements;
(ix)           the enforcement by any Indemnified Party of the provisions of this Section 9.3;
(x)            any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Leases;
(xi)           the payment of any commission, charge or brokerage fee to anyone claiming through Borrower which may be payable in connection with the funding of the Loan; or
(xii)          any misrepresentation made by Borrower in the Security Instrument or any other Loan Document.

(b)           Any amounts payable to Lender by reason of the application of this Section 9.3 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender until paid.  For purposes of this Section 9.3, the term “Indemnified Parties” means Lender, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

(c)           Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents, but excluding any income, franchise or other similar taxes.

(d)           Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under any of the provisions of Section 5.1.19.

(e)           Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties.  Notwithstanding the foregoing, if the defendants in any such claim or proceeding include both Borrower and any Indemnified Party and Borrower and such Indemnified Party shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to Borrower, such Indemnified Party shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party, provided that no compromise or settlement shall be entered without Borrower’s consent, which consent shall not be unreasonably withheld.  Upon demand, Borrower shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

Section 9.4.            Exculpation.

(a)           Subject to the further qualifications of this Section 9.4, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Security Instrument or the other Loan Documents.  The provisions of this Section 9.4(a) shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property.

(b)           The provisions of Section 9.4(a) shall not constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)            fraud or material misrepresentation by Borrower, Guarantor or any of their respective Affiliates;
(ii)           any willful act of material waste of the Property or any damage to the Property arising from the intentional misconduct or gross negligence of Borrower, Guarantor or any of their respective principals or any removal of the Property in violation of the Loan Documents;
(iii)          the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity Agreement or in the Security Instrument concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto in either document;
(iv)          the removal or disposal of any portion of the Property after an Event of Default;
(v)           the misappropriation, intentional misapplication or conversion by Borrower or any of its Affiliates of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents following an Event of Default and not applied to Debt Service, Operating Expenses or otherwise paid to Lender, or (D) any Rents paid more than one (1) month in advance;

(vi)          failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Property to the extent funds are available for such purpose (it being understood that there shall be no recourse if Lender is obligated to apply such funds held in any applicable Reserve Account to pay the foregoing and fails to do so);
(vii)         failure by OpBiz to continue to operate the Casino Component and maintain the Gaming Licenses at any time in accordance with the requirements of Section 5.1.26(e);
(viii)        any security deposits, advance deposits or any other deposits collected with respect to the Property which are not delivered to Lender upon a foreclosure of the Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
(ix)           any distribution, dividend or other payment made in contravention of the provisions of Section 5.2.9.

(c)           Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (i) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Security Instrument or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (ii) the Debt shall be fully recourse to Borrower (A) in the event of: (I) Borrower filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (II) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower, Principal or Guarantor or any of their respective Affiliates, agents or employees colludes with or otherwise assists such other Person, or Borrower, Principal or Guarantor or any of their respective Affiliates, agents or employees soliciting, or causing to be solicited, petitioning creditors for an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (III) Borrower filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (IV) Borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property; (V) Borrower making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (B) if any SPE Entity fails to maintain its status as a Special Purpose Entity as required by, and in accordance with, the terms and provisions of this Agreement or the Security Instrument and by reason thereof any of the assets of such SPE Entity are consolidated into the bankruptcy estate of any other Person; (C) if Borrower fails to obtain Lender’s prior consent to any Indebtedness or voluntary Lien encumbering the Property as required by this Agreement or the Security Instrument; or (D) if Borrower fails to obtain Lender’s prior consent to any Transfer as required by this Agreement or the Security Instrument.

Section 9.5.            Servicer.  At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer.  Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement; provided, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement. At no time shall Borrower be required to deal with more than three Servicers or agents with respect to the Loan.

ARTICLE X.
MISCELLANEOUS

Section 10.1.          Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party.  All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2.          Lender’s Discretion.  Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.  Whenever this Agreement expressly provides that Lender may not withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.  Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

Section 10.3.          GOVERNING LAW.

(A)          THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT,

THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER.  TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.  BORROWER DOES HEREBY DESIGNATE AND APPOINT:

NATIONAL REGISTERED AGENTS, INC.
875 AVENUE OF THE AMERICAS
SUITE 501
NEW YORK, NEW YORK 10001

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.  BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED

AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4.          Modification, Waiver in Writing.  No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.  Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5.          Delay Not a Waiver.  Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.  In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6.          Notices.  All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by facsimile (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Attention: Michael May - Director
Facsimile No.: (212) 352-8106

with a copy to:	Column Financial, Inc.
One Madison Avenue
New York, New York 10010
Legal and Compliance Department
Attention: Casey McCutcheon, Esq.
Facsimile No.: (917) 326-8433

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jonathan L. Mechanic, Esq.
Facsimile No.: (212) 859-4000

If to Borrower:	c/o OpBiz, L.L.C.
3667 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Mark Helm, Esq.
Facsimile No.: (702) 785-5936

With a copy to:	Greenberg Traurig LLP
200 Park Avenue
New York, New York 10166
Attention: Joseph F. Kishel, Esq.
Facsimile No.: (212) 801-6400

A notice shall be deemed to have been given:  in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7.          TRIAL BY JURY.  BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8.          Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9.          Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10.        Preferences.  Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder.  To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11.        Waiver of Notice.  Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12.        Remedies of Borrower.  In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment.  The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment and injunctive relief as appropriate.

Section 10.13.        Expenses and Indemnity.

(a)           Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender and required to be provided by Borrower pursuant to the Loan Documents as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement and the other Loan Documents; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or the breach by Lender of this Agreement or any other Loan Documents.

(b)           Borrower shall indemnify, defend and hold harmless Lender, Lender’s Affiliates and their respective officers, directors, agents, employees (and the successors and assigns of the foregoing) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of the making or holding or enforcement of the Loan, including, but not limited to (i) any breach by Borrower of its obligations under, or any misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, that Borrower shall not have any obligation to Lender hereunder to the extent such Indemnified Liabilities arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.  To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c)           Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document by reason of a Borrower request and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14.        Schedules Incorporated.  The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15.        Offsets, Counterclaims and Defenses.  Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16.        No Joint Venture or Partnership.  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender.  Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

Section 10.17.        No Third Party Beneficiaries.  This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein.  All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.18.        Publicity.  All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Credit Suisse, or any of their Affiliates shall be subject to the prior approval of Lender (excluding any such disclosure which Borrower or any of its Affiliates is required to make by applicable law to the extent so required thereunder).

Section 10.19.        Waiver of Marshalling of Assets.  To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Security Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.20.        Waiver of Counterclaim.  Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.21.        Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same.  Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender.  Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies.  Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.22.        Brokers and Financial Advisors.

(a)           Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or its Affiliates in connection with the transactions contemplated herein.  The provisions of this Section 10.22 shall survive the expiration and termination of this Agreement and the payment of the Debt.

(b)           Lender hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement.  Lender hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Lender in connection with the transactions contemplated herein.  The provisions of this Section 10.22 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.23.        Prior Agreements.  This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.24.        Certain Additional Rights of Lender (VCOC).  Notwithstanding anything to the contrary contained in this Agreement, Lender shall have: (a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower (provided that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances), which consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice; (b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice; (c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and (d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than personal property required for the day to day operation of the Property).  The rights described above in this Section 10.24 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.25.        Future Funding and Assignment.  Borrower hereby acknowledges that Lender intends to transfer the Note and the other Loan Documents to one or more special purpose entities in one or more transactions (collectively, with their respective successors, assigns and beneficiaries, the “Trust”) in connection with the issuance of securities.  In connection with such transfer, it is intended that a participation agreement will be executed and delivered pursuant to which (i) senior participation interests will be created representing a portion of the principal amount of the Note previously advanced, and (ii) junior participation interests (the “Junior Participations”) representing both funded portions of the Note and all future funding obligations under the Note.  The Junior Participations will transferred to third parties (in such capacity, the “Junior Holders”). The documentation associated with the Note obligates Lender to make future advances of funds to Borrower with respect to the Property (such obligation, the “Future Funding Obligations”).  Lender will not transfer the Future Funding Obligations to the Trust, but instead to the Junior Holders.  By its execution and delivery of this Agreement and its acceptance of the Loan on the date hereof in accordance with the terms hereof, Borrower hereby acknowledges, confirms and agrees that; (i) the Note will be transferred to the Trust; (ii) Junior Participations will be transferred to the Junior Holders; (iii) from and after the date of transfer to the Junior Holders, the Future Funding Obligations will be solely the obligation of the applicable Junior Holders, on the same terms and conditions specified in the Note and the related Loan Documents; and (iv) Borrower will not have any right of offset or other claim against any Trust (or its assigns or beneficiaries) as holder of the Note or any interest therein in connection with the Future Funding Obligations or against any Junior Holder, other than with respect to the Future Funding Obligations associated with its Junior Participation.

Section 10.26.        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

OPBIZ:

OPBIZ, L.L.C., a Nevada limited liability company

By:
Name:
Title:

FEE OWNER:

PH FEE OWNER LLC, a Delaware limited liability company

By:
Name:
Title:

LENDER:

COLUMN FINANCIAL, INC.,
a Delaware corporation

By:
Name:
Title: